Exhibit 10.15

Execution Version

BRIDGE LOAN AGREEMENT

dated as of July 2, 2021,

among

CANO HEALTH, LLC,

as the Borrower,

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC,

as Holdings,

THE LENDERS PARTY HERETO

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent,

CREDIT SUISSE LOAN FUNDING LLC,

as Sole Lead Arranger and Sole Bookrunner,

(i)

(ii)

(iii)

Page

SCHEDULES:

Schedule 1.01	–	Certain Real Estate Assets
Schedule 2.01	–	Commitments
Schedule 3.05	–	Material Real Estate Assets
Schedule 3.13	–	Subsidiaries
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.05	–	Existing Investments

EXHIBITS:

Exhibit A-1	–	Form of Assignment and Assumption
Exhibit A-2	–	Form of Affiliated Lender Assignment and Assumption
Exhibit B	–	Form of Borrowing Request
Exhibit C	–	Form of Compliance Certificate
Exhibit D	–	Form of Interest Election Request
Exhibit E	–	Form of Joinder Agreement
Exhibit F	–	[Reserved]
Exhibit G	–	[Reserved]
Exhibit H	–	Form of Promissory Note
Exhibit I	–	[Reserved]
Exhibit J	–	[Reserved]
Exhibit K-1	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K-2	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K-3	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K-4	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L	–	Form of Solvency Certificate

(iv)

BRIDGE LOAN AGREEMENT, dated as of July 2, 2021 (this “Agreement”), by and among CANO HEALTH, LLC, a Florida limited liability company (the “Borrower”), PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), the LENDERS from time to time party hereto and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (“Credit Suisse”), as administrative agent for the Lenders.

RECITALS

WHEREAS, pursuant to an Asset Purchase Agreement entered into on the date hereof (and together with the exhibits, annexes, disclosure schedules and ancillary agreements relating thereto as of the date hereof, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “DMG Acquisition Agreement”), with, the Seller (as defined therein), the Owners Representative (as defined therein, the “DMG Seller”), the Borrower intends to directly or indirectly acquire all or substantially all of the Purchased Assets and Assumed Liabilities (as each such term is defined therein) (the “DMG Acquisition”).

In connection with the foregoing, the Borrower has requested that the Lenders extend credit in the form of (a) Initial Bridge Loans on the Closing Date in an original aggregate principal amount equal to $250,000,000 (TWO HUNDRED FIFTY MILLION DOLLARS) and (b) Delayed Draw Bridge Commitments in an aggregate principal amount equal to $0 (ZERO DOLLARS).

The Borrower shall use the proceeds of the Initial Bridge Loans funded on the Closing Date to fund, directly or indirectly, (i) a portion of the cash consideration payable under the DMG Acquisition Agreement, (ii) the repayment in full of (and, to the extent applicable, termination of all commitments under and guarantees and security interests related thereto) all outstanding material indebtedness for borrowed money owing by the DMG Seller and its Subsidiaries other than any such indebtedness permitted to remain outstanding under the DMG Acquisition Agreement and under this Agreement (the “DMG Refinancing”) and (iii) fees, costs and expenses incurred in connection with the foregoing transactions.

The Parent or one or more of its Subsidiaries intends to issue up to $250,000,000 in aggregate principal amount or gross proceeds sufficient to refinance the Bridge Loans or Term Loans, as the case may be, of securities (the “Take-out Securities”) pursuant to a registration statement to be filed with the SEC or pursuant to Rule 144A and Regulation S under the Securities Act or other similar private placement (the “Take-out Securities Offering”).

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

ACCORDINGLY, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2020 Senior Secured Credit Agreement” means (a) that certain Credit Agreement dated as of November 23, 2020 (as may be amended, restated, amended and restated, modified, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refunded, refinanced and/or supplemented from time to time), among Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, the Borrower, Holdings and each lender and issuing bank party thereto from time to time and (b) any other credit agreement, loan agreement, promissory note or other agreement or instrument evidencing or governing the terms of any Refinancing Indebtedness with respect to Indebtedness and other obligations outstanding under the 2020 Senior Secured Credit Agreement or any subsequent 2020 Senior Secured Credit Agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not a 2020 Senior Secured Credit Agreement hereunder.

“2020 Senior Secured Credit Facilities” means the revolving facilities and term loan facilities under the 2020 Senior Secured Credit Agreement.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition Transaction” has the meaning assigned to such term in the definition of “Acquisition Transaction Costs”.

“Acquisition Transaction Costs” means (without duplication of any Transaction Costs) fees, premiums, expenses and other transaction costs (including original issue discount, upfront fees and any indemnified costs, fees and expenses pursuant to any Specified Transactions consummated on or prior to the Closing Date (each an “Acquisition Transaction”) payable or otherwise borne by Holdings and/or its subsidiaries in connection with such acquisitions and the transactions contemplated thereby.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Credit Suisse AG, Cayman Islands Branch, in its capacity as administrative agent hereunder and under the other Loan Documents, or any successor thereto appointed in accordance with Article 8.

“Administrative Questionnaire” means a customary administrative questionnaire in the form provided by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. No Person shall be an “Affiliate” solely because it is an unrelated portfolio company of the Sponsor, and none of the Administrative Agent, the Arranger, any Lender (other than any Affiliated Lender or any Debt Fund Affiliate) or any of their respective Affiliates shall be considered an Affiliate of Holdings or any subsidiary thereof.

“Affiliated Lender” means (a) any Non-Debt Fund Affiliate and (b) Holdings, the Borrower and/or any of its Restricted Subsidiaries.

“Affiliated Lender Cap” has the meaning assigned to such term in Section 9.05(g)(iii).

“Affiliated Practice Group” means a professional corporation, professional association, professional organization, limited liability company, professional limited liability company or other legal entity that is owned by one or more licensed physicians or other licensed health care professionals that provides professional health care services and has entered into any Affiliated Practice Group Agreement.

“Affiliated Practice Group Agreements” means, collectively, any of the following agreements then in effect: (a) any Management Services Agreement, and any other similar administrative services agreements, business services agreement or management services agreements entered into between the Borrower or any subsidiary of the Borrower that is a Loan Party, as applicable, and an Affiliated Practice Group, (b) any deficit funding loan agreement entered into between the Borrower or any subsidiary of the Borrower that is a Loan Party, as applicable, and an Affiliated Practice Group, (c) operating agreements and member agreements entered into between the Borrower or any subsidiary of the Borrower that is a Loan Party, as applicable, and an owner of an Affiliated Practice Group, (d) any agreement or filing, granting or perfecting, as applicable, a Lien on the assets of an Affiliated Practice Group for the benefit of the Borrower or any subsidiary of the Borrower that is a Loan Party, (e) any Stock Option Arrangement or other restriction agreement, and any share purchase agreements between the Borrower or any subsidiary of the Borrower that is a Loan Party, as applicable, and owner(s) of an Affiliated Practice Group granting stock purchase rights to the Borrower or such subsidiary of the Borrower, as applicable, with respect to the Capital Stock of the Affiliated Practice Group, (f) subject to applicable law, any transfer restriction agreement or similar interest repurchase agreement between the Borrower or any subsidiary of the Borrower that is a Loan Party, as applicable, and an Affiliated Practice or (g) any other similar agreement entered into between the Borrower or any subsidiary of the Borrower that is a Loan Party, as applicable, and an Affiliated Practice Group or an owner of an Affiliated Practice Group for the purposes of managing such Affiliated Practice Group.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00%, and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. For purposes of clause (c) above, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate at approximately 11:00 a.m., London time, on such day for deposits in Dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13(b), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Notwithstanding the foregoing, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Anti-Corruption Laws” means all laws concerning or relating to bribery or corruption, including the FCPA and all other similar laws in any applicable jurisdiction.

“Applicable Percentage” means, at any time, with respect to any Lender of any Class, (i) when used in reference to payments and other matters relating to the Loans of such Class, a percentage equal to a fraction the numerator of which is the aggregate Outstanding Amount of the Loans of such Class of such Lender at such time and the denominator of which is the aggregate Outstanding Amount of the Loans of all Lenders of such Class at such time and (ii) when used in reference to matters relating to the Bridge Loan Commitments of such Class, a percentage equal to a fraction the numerator of which is the aggregate amount of the Bridge Loan Commitments of such Lender of such Class at such time and the denominator of which is the aggregate amount of the Bridge Loan Commitments of all Lenders of such Class at such time.

“Applicable Rate” means 5.50% per annum in the case of ABR Loans and (b) 6.50% per annum in the case of Eurodollar Loans; provided that on the date occurring 90 days after the Closing Date and on each date occurring 90 days thereafter, the Applicable Rate shall increase by 0.25% per annum until the Bridge Loan Conversion Date; provided that the Applicable Rate shall be capped such that the applicable interest rate shall not exceed the Senior Fixed Rate.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender.

“Arranger” means Credit Suisse Loan Funding LLC, as sole lead arranger and sole bookrunner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent, which shall be in the form of (a) other than in the case of an assignment to an Affiliated Lender, Exhibit A-1 and (b) in the case of an assignment to an Affiliated Lender, Exhibit A-2, in each case, with such modifications to such form as may be approved by the Administrative Agent and the Borrower.

“Auction Agent” means (a) the Administrative Agent or any of its Affiliates or (b) any other financial institution or advisor engaged by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Dutch Auction; provided, that the Borrower shall not designate the Administrative Agent as the Auction Agent without the prior written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither Holdings nor any of its subsidiaries may act as the Auction Agent.

“Available Amount” means, at any time, an amount (which shall not be less than zero) equal to, without duplication:

(a) the sum of:

(i) the greater of $10,000,000 and 10% of Consolidated Adjusted EBITDA for the most recently ended Test Period; plus

(ii) an amount equal to Retained ECF Amount; plus

(iii) from and after the Bridge Loan Conversion Date, (A) the aggregate amount of any capital contribution in respect of Qualified Capital Stock and the aggregate proceeds of any issuance of Qualified Capital Stock, in each case, received in Cash by the Borrower or any of its Restricted Subsidiaries plus (B) the aggregate amount of the fair market value (as reasonably determined by the Borrower) of Cash Equivalents, marketable securities or other property received by the Borrower or any Restricted Subsidiary as a capital contribution in respect of Qualified Capital Stock or in return for any issuance of Qualified Capital Stock, in each case, during the period from and including the day immediately following the Closing Date through and including such time (and, in each case, other than any Excluded Equity Contribution Amounts, amounts that increase available capacity under Section 6.03(a)(vii) or 6.05(z) and amounts that were applied to prepay Bridge Loans pursuant to Section 2.10(b)(iv)); plus

(iv) from and after the Bridge Loan Conversion Date, (A) the aggregate principal amount of any Indebtedness (including Disqualified Capital Stock) of the Borrower or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness or such Disqualified Capital Stock issued to the Borrower or any Restricted Subsidiary) that has been converted into or exchanged for Qualified Capital Stock of any Parent Company, plus (B) the aggregate amount of any Cash and the fair market value (as reasonably determined by the Borrower) of any Cash Equivalents, marketable securities or other property received by the Borrower or such Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such time (and, in each case, other than amounts that were applied to prepay Bridge Loans pursuant to Section 2.10(b)(iv)); plus

(v) the aggregate amount of any net Cash proceeds and the aggregate fair market value (as reasonably determined by the Borrower) of any net proceeds constituting Cash Equivalents, marketable securities and other property, in each case, received by the Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with the Disposition to any Person (other than the Borrower or any Restricted Subsidiary) of any Investment made after the Closing Date pursuant to Section 6.05(r); provided that in no case shall such amount exceed the amount of such Investment made using the Available Amount pursuant to Section 6.05(r); plus

(vi) to the extent not already reflected as a return of or on capital with respect to such Investment for purposes of determining the amount of such Investment pursuant to the definition of “Investment”, the aggregate amount of Cash and Cash Equivalents received by the Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time as returns of or on any Investment made after the Closing Date pursuant to Section 6.05(r) (whether as a distribution, dividend, redemption, sale, repayment or principal or payment of interest); provided that in no case shall such amount exceed the amount of such Investment made using the Available Amount pursuant to Section 6.05(r); plus

(vii) an amount equal to the sum of (A) the amount of any Investments by the Borrower or any Restricted Subsidiary made after the Closing Date pursuant to Section 6.05(r) in any Unrestricted Subsidiary (in an amount not to exceed the original amount of such Investment) that has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Borrower or any Restricted Subsidiary and (B) the fair market value (as reasonably determined by the Borrower) of the assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed (in an amount not to exceed the original amount of the Investment in such Unrestricted Subsidiary made in reliance on Section 6.05(r)) to the Borrower or any Restricted Subsidiary, in each case, during the period from and including the day immediately following the Closing Date through and including such time; provided, that with respect to clauses (i)- (vii) above, no amounts in respect of any Fiscal Quarter prior to the Fiscal Quarter in which the Closing Date occurs may be included in such calculation; plus

(viii) the amount of any Declined Proceeds; minus

(b) an amount equal to the sum of (i) the aggregate principal amount of Indebtedness outstanding at such time in reliance on Section 6.01(r) plus (ii) the sum of (A) Restricted Payments made pursuant to Section 6.03(a)(iii) under the 2020 Senior Secured Credit Agreement, (B) Restricted Debt Payments made pursuant to Section 6.03(b)(vi), and (C) Investments made pursuant to Section 6.05(r), in each case, after the Closing Date and prior to such time or contemporaneously therewith.

“Available Equity Contribution Amount” means, at any time, the amount referred to in clause (a)(iii) of the definition of “Available Amount”.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means any of the following services: services with respect to commercial credit cards, stored value cards and purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, automated clearing house transfer transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and deposit accounts.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Bankruptcy Event” means, with respect to any Person, that such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it (including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity), or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided, that a Bankruptcy Event shall not result solely by virtue of (a) any Undisclosed Administration or (b) any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, LIBO Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.13(b), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor:

(1)	For purposes of Section 2.13(b)(i), the first alternative set forth below that can be determined by the Administrative Agent:

(a)

the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, or

(b)

the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of Adjusted LIBO Rate with a SOFR-based rate having approximately the same length as the interest payment period specified in Section 2.13(b)(i); and

(2)

For purposes of Section 2.13(b)(ii), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time.

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than zero, the Benchmark Replacement will be deemed to be the zero for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than LIBO Rate, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Borrower” means (a) Cano Health, LLC, a Florida limited liability company, and (b) any Successor Borrower (including any Successor Borrower in respect of any Person referred to in this clause (b)).

“Borrower Materials” has the meaning set forth in Section 5.01.

“Borrowing” means any Loans of the same Type and Class made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B, with such modifications to such form as may be approved by the Administrative Agent and the Borrower.

“Bridge Facility” means the Bridge Loans provided to or for the benefit of the Borrower pursuant to the terms of this Agreement.

“Bridge Loan Commitment” means, collectively, the (i) Initial Bridge Loan Commitment and (ii) Delayed Draw Bridge Commitment. The aggregate amount of the Lenders’ Bridge Loan Commitments on the Effective Date is $250,000,000 (TWO HUNDRED FIFTY MILLION DOLLARS).

“Bridge Loan Conversion Date” means the first anniversary of the Closing Date, or if such date is not a Business Day, the next succeeding Business Day.

“Bridge Loans” means (i) the Initial Bridge Loans made by the Lenders to the Borrower pursuant to Section 2.01(a) on the Closing Date (including, for the avoidance of doubt, any Delayed Draw Bridge Loans that are converted into Initial Bridge Loans pursuant to Section 2.01(b)) and (ii) any Delayed Draw Bridge Loans that are made by the Delayed Draw Bridge Lenders to the Borrower pursuant to Section 2.01(b) on each Delayed Draw Funding Date.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that when used in connection with a Eurodollar Borrowing, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to the Borrower and its Restricted Subsidiaries for any period, the aggregate amount, without duplication, of (a) all expenditures (whether paid or accrued as liabilities) that would, in accordance with GAAP, be included as additions to property, plant and equipment, on the Borrower’s consolidated statement of cash flows for such period and (b) other capital expenditures of such Person for such period (whether paid or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases).

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in accordance with GAAP and, subject to Section 1.04(a), is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“Captive Insurance Subsidiary” means any Restricted Subsidiary that is subject to regulation as an insurance company (or any subsidiary thereof).

“Cash” means money, currency or a credit balance in any deposit account, in each case, determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S. government or (ii) issued by any agency or instrumentality of the U.S. the obligations of which are backed by the full faith and credit of the U.S., in each case, maturing within one year after such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (b) readily marketable direct obligations issued by any state of the U.S. or the District of Columbia or any political subdivision or public instrumentality thereof or by any foreign government, in each case, maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the U.S., any state thereof or the District of Columbia or any political subdivision thereof and that has capital and surplus of not less than $100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $100,000,000; (f) shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (e) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s; and (g) solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

In the case of any Foreign Subsidiary, “Cash Equivalents” shall also include (x) Investments of the type and maturity described in clauses (a) through (g) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments analogous to the Investments described in clauses (a) through (g) and in this paragraph.

“Casualty/Condemnation Event” means any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Borrower or any Restricted Subsidiary.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means any direct or indirect Domestic Subsidiary substantially all of the assets of which consist of the Capital Stock (or Capital Stock and Indebtedness) of one or more Foreign Subsidiaries that are CFCs or other CFC Holdcos.

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date). For purposes of this definition and Section 2.14, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or U.S. or foreign regulatory authorities, in each case, pursuant to Basel III, shall, in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the earliest to occur of:

(a) [reserved];

(b) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding (i) any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor or (ii) any underwriter in connection with any Qualifying IPO), other than one or more Permitted Holders, of Capital Stock representing more than the greater of (x) 35.0% of the total voting power of all of the outstanding Voting Capital Stock of Holdings and (y) the percentage of the total voting power of all of the outstanding Voting Capital Stock of Holdings owned, directly or indirectly, beneficially by the Permitted Holders; and

(c) the Borrower ceasing to be a direct or indirect Wholly-Owned Subsidiary of Holdings.

“Charge” means any loss, charge, fee, expense, cost, accrual or reserve of any kind.

“Charged Amounts” has the meaning assigned to such term in Section 9.19.

“Class”, when used with respect to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Bridge Loans, Delayed Draw Bridge Loans, or Term Loans, (b) any Commitment, refers to whether such Commitment is an Initial Bridge Loan Commitment or Delayed Draw Bridge Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“Clinic-Level EBITDA” means, with respect to any Ramping Clinic for any period, an amount equal to the sum of (a) the net revenue of such clinic for such period, minus (b) operating costs and expenses (excluding interest, Taxes, depreciation and amortization expense and any clinic-level management fee paid, accrued or retained by the Borrower or the applicable Restricted Subsidiary, if any, that owns such clinic) attributable to such clinic for such period.

“Closing Date” means the date on which the conditions specified in Section 4.01 and Section 4.02 are satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning assigned to such term in the 2020 Senior Secured Credit Agreement.

“Commitment” means, with respect to each Lender at any time, such Lender’s Initial Bridge Loan Commitment or Delayed Draw Bridge Commitment, as applicable, in effect at such time.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C, with such modifications to such form as may be approved by the Administrative Agent and the Borrower.

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Consolidated Adjusted EBITDA” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis for any period, the sum (without duplication) of:

(a) Consolidated Net Income for such period; plus

(b) the amount of any business interruption insurance policy proceeds expected to be received by the Borrower or its Restricted Subsidiaries with respect to earnings for the applicable period that such proceeds are intended to replace, provided that, with respect to any amount added back under this clause (b), the Borrower in good faith expects that such proceeds will be received by the Borrower or its Restricted Subsidiaries during the next four Fiscal Quarters (it being understood that (i) any proceeds added back pursuant to this clause (b) shall be without duplication of any expected proceeds previously added back pursuant to this clause (b) or any corresponding proceeds included in the determination of Consolidated Net Income for such period (and, to the extent any corresponding proceeds included in the determination of Consolidated Net Income for such period or any subsequent period are duplicative of any expected proceeds previously added back pursuant to this clause (b), such corresponding proceeds shall be deducted for purposes of determining Consolidated Adjusted EBITDA for such period) and (ii) to the extent such proceeds are not actually received by the Borrower or its Restricted Subsidiaries during such Fiscal Quarters, such proceeds shall be deducted in calculating Consolidated Adjusted EBITDA for such Fiscal Quarters); plus

(c) without duplication, those amounts which, in the determination of Consolidated Net Income for such period, have been deducted for (and only to the extent not added back pursuant to the definition of Consolidated Net Income):

(i) Consolidated Interest Expense;

(ii) Taxes paid and any provision for Taxes, including income, capital, state, local, franchise and similar Taxes, property Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (including penalties and interest related to any such Tax or arising from any Tax examination and any such Tax pursuant to any Tax sharing arrangement or as a result of any distribution pursuant to Section 6.03(a)(viii)) paid or accrued during such period and any payments to a Parent Company in respect of such Taxes permitted to be made hereunder;

(iii) depreciation and amortization;

(iv) any non-cash Charge or write-down, including any equity-based compensation or equity-based incentive plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, purchase accounting adjustments under ASC 805, ASC No. 480-10 and deferred revenue which would have been included in determining Consolidated Net Income, but for the application of purchase accounting rules) and any contractual rent increases that have not then actually been enacted and the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purposes, provided, that to the extent that any such non-cash Charge represents an accrual of or reserve for one or more potential cash items in any future period, (A) the Borrower may determine, in its sole discretion, not to add back such non-cash Charge in the then-current period and (B) to the extent the Borrower elects to add back such non-cash Charge, the cash payment in respect thereof in such future period shall be deducted in calculating Consolidated Adjusted EBITDA for such future period;

(v) (x) any cash expenses associated with cash payments to holders of stock options, appreciation rights and similar equity and equity based interests (including any profits interests) in connection with any Restricted Payment and (y) any Charge pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Capital Stock of such Person (other than Disqualified Capital Stock);

(vi) (A) SPAC Transaction Costs, Acquisition Transaction Costs and Transaction Costs, (B) Charges incurred in connection with or attributable to the Tax Receivable Agreement, (C) Charges incurred in connection with (1) any transaction (whether or not consummated), whether or not permitted under this Agreement, including any issuance or offering of Capital Stock, any Investment, any Permitted Acquisition or other accquisition, any Disposition, any Restricted Payment, any casualty event, any recapitalization, any merger, consolidation, restruturing or amalgamation, any option buyout or any incurrence, repayment, refinancing, amendment or modification, restatement, waiver, forbearance or other transaction cost related to Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties and including fees and expenses paid to or for the benefit of Moody’s or S&P in connection with obtaining or maintaining ratings required under this Agreement or the 2020 Senior Secured Credit Agreement) or any similar transaction, including (w) purchase price adjustments, (x) non-operating or non-recurring professional fees, costs and expenses related thereto, (y) deferred commission or similar payments, and (z) any breakage costs incurred in connection with the termination of any hedging agreement as a result of the prepayment of Indebtedness, and/or (2) any Qualifying IPO (whether or not consummated), in each case, incurred prior to on or after the Closing Date and (D) the Public Company Costs;

(vii) the amount of any Charge that is reimbursed or reimbursable by any Person (other than the Borrower or its Restricted Subsidiaries) pursuant to indemnification or reimbursement provisions or similar agreements (including expenses covered by indemnification provisions in connection with any acquisition or similar Investment or any Disposition permitted by this Agreement or the 2020 Senior Secured Credit Agreement) or any insurance policy, provided, that in respect of any amount added back in reliance on this clause (c)(vii), the Borrower in good faith expects that such amount will be received by the Borrower or its Restricted Subsidiaries during the next four Fiscal Quarters (it being understood that (A) any amount added back pursuant to this clause (c)(vii) shall be without duplication of any expected amount previously added back pursuant to this clause (c)(vii) or any corresponding amount included in the determination of Consolidated Net Income for such period (and, to the extent any corresponding amount included in the determination of Consolidated Net Income for such period or any subsequent period are duplicative of any expected amount previously added back pursuant to this clause (c)(vii), such corresponding amount shall be deducted for purposes of determining Consolidated Adjusted EBITDA for such period) and (B) to the extent such amount is not actually received by the Borrower or its Restricted Subsidiaries during such Fiscal Quarters, such amount shall be deducted in calculating Consolidated Adjusted EBITDA for such Fiscal Quarters);

(viii) the amount of any Charge or deduction that is associated with any Restricted Subsidiary that is a non-wholly owned Subsidiary or a joint venture and attributable to any non-controlling interest and/or minority interest of any third party;

(ix) the amount of (I)(A) management, monitoring, consulting, transaction (including termination or exit fees) and advisory fees paid or accrued pursuant to any sponsor management agreement, (B) payments made or accrued to the Sponsor (and/or its Affiliates or management companies) for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, (C) payments made or accrued to directors (or Persons performing equivalent functions) of any Parent Company, the Borrower or any of its subsidiaries, in each case, in their capacity as such, (D) any indemnities and expenses paid or accrued to the Sponsor (and/or its Affiliates or management companies) or any such director (or Persons performing equivalent functions) of any Parent Company, the Borrower or any of its subsidiaries and (E) fees and expenses paid or accrued in connection with services provided by industry experts and consultants (other than those acting in an executive capacity) for any Parent Company, the Borrower or its subsidiaries, in each case of clauses (A) through (E), to the extent permitted under this Agreement or the 2020 Senior Secured Credit Agreement, (II) fees and expenses paid to outside directors of any Parent Company, the Borrower and its Restricted Subsidiaries (in each case, in their capacities as such) to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income and (III) general administrative costs and expenses (including corporate overhead, legal or similar costs and expenses) and franchise Taxes, and similar fees, Taxes and expenses, required to maintain the organizational existence of any Parent Company, in each case, which are reasonable and customary and incurred in the ordinary course of business;

(x) any Charge attributable to the undertaking and/or implementation of cost savings initiatives, cost rationalization programs, operating expense reductions and/or synergies and/or similar initiatives and/or programs (including in connection with any integration, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any facility opening and/or pre-opening, including unused warehouse space costs), any business optimization or other restructuring and integration Charges (including, without limitation, inventory optimization programs, Charges related to any Tax restructuring, software development costs, Charges relating to the opening, closure or consolidation of any facility (including, but not limited to, severance, rent termination costs, moving costs and legal costs), Charges related to curtailments, systems implementation Charges, any Charge relating to entry into a new market, any Charge relating to any strategic initiative or contract, any non-recurring consulting Charge, implementation of operational and reporting systems and technology initiatives, any signing Charge, any retention or completion bonus, recruiting Charges, transition Charges, any expansion and/or relocation Charge, severance payments, relocation costs, any Charge associated with any modification to any pension and post-retirement employee benefit plan (including any settlement of pension liabilities), any Charge associated with new systems design, any implementation Charge, any project startup Charge, Charges in connection with new operations and/or new contracts, including, without limitation, any one-time expense relating to enhanced accounting function or other transaction costs, including those associated with becoming a standalone entity or a public company;

(xi) (i) Charges in connection with the preparation, negotiation, execution and syndication of this Agreement and any amendments, waivers or other modifications to any of the foregoing and (ii) charges in connection with the preparation, negotiation, execution and syndication of the 2020 Senior Secured Credit Agreement and any amendments, waivers or other modifications to any of the foregoing;

(xii) Charges incurred or accrued in connection with any single or one-time event, including, in connection with (i) the SPAC Acquisition, any Acquisition Transaction, the DMG Acquisition and/or any other acquisition or similar Investment (including legal, accounting and other professional fees and expenses incurred in connection therewith) consummated prior to, on or after the Closing Date, (ii) the consolidation, closing or reconfiguration of any facility during such period, (iii) one-time consulting costs and (iv) any Charge related to startup costs and pre-opening losses incurred in connection with opening new facilities;

(xiii) (x) payments to employees, directors or officers of Holdings (or other Parent Company) and its Restricted Subsidiaries paid in connection with Restricted Payments that are otherwise permitted hereunder to the extent such payments are not made in lieu of, or as a substitution for, ordinary salary or ordinary payroll payments and (y) losses, charges and expenses attributable to repurchases or redemptions of any Capital Stock of Holdings (or other Parent Company) from existing or former directors, officers or employees of Holdings (or a direct or indirect parent company thereof), the Borrower or any Restricted Subsidiary, their estates, beneficiaries under their estates, transferees, spouses or former spouses; provided that, in the case of this clause (y), to the extent any such loss, charge or expense is paid in Cash, such loss, charge or expense shall have been funded with net proceeds contributed to the relevant Person as a capital contribution or as a result of the sale of issuance of Qualified Capital Stock of the relevant Person;

(xiv) (x) all losses on sales of assets outside the ordinary course of business and (y) any net loss from disposed, abandoned, transferred, closed or discontinued operations (but if such operations are classified as discontinued due to the fact that they are being held for sale or are subject to an agreement to dispose of such operations, if elected by the Borrower in its sole discretion, only when and to the extent such operations are actually disposed of);

(xv) losses resulting from changes in earn-out and other similar reserves and expenses and charges in connection with the granting or payment of earn-outs, including any cash charges resulting from the application of ASC 805 with respect to earn-outs and other deferred payments;

(xvi) currency translation losses and performance losses relating to foreign currency transactions and currency fluctuations (including, for the avoidance of doubt, any currency translation losses and foreign exchange losses resulting from intercompany loans and other permitted intercompany Investments);

(xvii) any costs of cash pooling services and other cash management arrangements;

(xviii) Charges incurred in connection with the implementation of Accounting Standards Codification Topic No. 606 (or any comparable regulation) and Accounting Standards Codification Topic No. 842 (or any comparable regulation) and any non-cash losses or charges resulting from the application of Accounting Standards Codification Topic No. 606 (or any comparable regulation) and Accounting Standards Codification Topic No. 842 (or any comparable regulation);

(xix) any net loss included in the Consolidated Net Income attributable to non-controlling interests in any Restricted Subsidiary pursuant to the application of Accounting Standards Codification Topic 810-10-45;

(xx) to the extent deducted (and not added back) in computing Consolidated Net Income, any charge, expense, cost, accrual, reserve or loss attributable to, and payments of, legal settlements, fines, judgments and orders; and

(xxi) fees, costs, accruals, payments, expenses or charges relating to the purchase of and/or subscription to an enterprise resource planning (ERP) system and/or niche financial solution(s) to unify accounting applications into a single platform, support multinational accounting and reporting requirements, and comply with the application of current and future Accounting Standards Codification; plus

(d) to the extent not otherwise included in the determination of Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period so long as the non-cash income or gain relating to the relevant cash receipt or netting arrangement was deducted in the calculation of Consolidated Adjusted EBITDA (including pursuant to any component definition thereof) for any prior period and not added back; plus

(e) (x) the amount of any pro forma “run rate” cost savings, operating expense reductions and synergies related to the SPAC Transactions, Acquisition Transactions or the Transactions that are reasonably identifiable (and reasonably anticipated to be realized), factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower (or, to the extent identified in the Quality of Earnings Reports)) and net of actual amounts realized; and (y) the amount of any pro forma “run rate” cost savings and operating expense reductions related to operational efficiencies (including the entry into or renegotiation of any material contract), strategic initiatives or purchasing improvements and other cost savings, improvements or synergies related to acquisitions, dispositions, and other specified transactions (including, for the avoidance of doubt, acquisitions occurring prior to the Closing Date), all sales, transfers and other dispositions or discontinuance of any subsidiary, line of business or division, restructurings, cost savings initiatives, business optimization initiatives, and other initiatives, actions or events, including new customer contracts, optimization actions, operating improvements and other revenue enhancements (each, a “Specified Transaction”) that are reasonably identifiable (and reasonably anticipated to be realized) and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) after such Specified Transaction and net of actual amounts realized; plus

(f) add-backs and adjustments (including pro forma adjustments) (i) of the type reflected in any quality of earnings report obtained for any transaction (including any Specified Transaction or Acquisition Transaction) from an independent registered public accounting firm of recognized national standing or that is otherwise reasonably acceptable to the Administrative Agent in its sole discretion (it being understood and agreed that any “Big 4” accounting firm, FTI Consulting and Alvarez & Marsal are reasonably acceptable to the Administrative Agent) (and delivered to the Administrative Agent), without regard to time and amounts, and (ii) consistent with Article 11 of Regulation S-X of the Exchange Act (“Regulation S-X”); plus

(g) add-backs, exclusions and adjustments of the type identified in the Sponsor Model and the Quality of Earnings Reports; plus

(h) with respect to de novo clinics, losses incurred by de novo clinics within the twelve month period ending on the applicable date of determination, in an aggregate amount not to exceed $15,000,000 in any such period, which losses may be calculated on a Pro Forma Basis as though such losses had been realized on the first day of such period; provided, that amounts added back pursuant to this clause (h) shall not include corporate costs and/or other centralized costs; provided, further, that with respect to any New Center (as defined in the Humana Expansion Agreement (as defined below)) or other de novo clinic (the “Humana De Novos”) opened pursuant to that certain Expansion Agreement, dated as of March 17, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Humana Expansion Agreement”), between the Borrower and Humana Inc., the losses incurred by de novo clinics added back pursuant to this clause (h) shall be calculated taking into account any “care coordination fee” (each, a “HAP Coordination Fee”) received by the Loan Parties or any of their respective Restricted Subsidiaries from Humana Inc. related to such Humana De Novos during such period, and recognizing any revenue in respect of such HAP Coordination Fee over a 12 month period, without regard to how it is recognized for net income; provided, further, that, the total accrual in respect of any HAP Coordination Fee shall in no event exceed the actual cash payment received by any Loan Party or any of their respective Restricted Subsidiaries during such period (it is understood and agreed that to the extent revenue in respect of a HAP Coordination Fee is recognized in one period (whether by including such HAP Coordination Fee in Consolidated Net Income, pursuant to the adjustment set forth in this clause (h) or otherwise) it shall not be recognized (whether by including such HAP Coordination Fee in Consolidated Net Income, pursuant to the adjustment set forth in this clause (h) or otherwise) in a future period); plus

(i) for the Fiscal Quarters ended March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020, Consolidated Adjusted EBITDA attributable to health insurance tax under the Affordable Care Act paid or accrued during such period; plus

(j) the Ramping Qualifying Clinic Mature EBITDA Amount; plus

(k) (x) administrative, overhead, staffing and related costs and expenses arising as a result of start-up and/or the expansion of operations, including, but not limited the expansion of new and/or existing service offerings into one or more new markets and establishing operations in one or more new states and/or jurisdictions and (y) corporate costs and/or other centralized costs related to de novo clinics, in an aggregate amount of items (x) and (y) not to exceed $1,000,000 in any such period; plus

(l) the amount of any add backs and adjustments described in clauses (b) through (k) above as such add-backs and adjustments pertain to equity investment income or income relating to joint ventures which the Borrower does not consolidate for purposes of GAAP; plus

(m) extraordinary, unusual or non-recurring Charges (in each case, as determined in good faith by the Borrower and including, for the avoidance of doubt, including SPAC Transaction Costs, Acquisition Transaction Costs and Transaction Costs), and Charges with respect to legal settlements, fines, judgments or orders; plus

(n) any non-cash Charge that is established, adjusted and/or incurred, as applicable, (i) within 12 months after the Original Closing Date that is required to be established, adjusted or incurred, as applicable, as a result of the SPAC Transactions in accordance with GAAP, (ii) within 12 months after the closing date of any Acquisition Transaction that is required to be established, adjusted or incurred, as applicable, as a result of such Acquistion Transactions in accordance with GAAP, (iii) within 12 months after the Closing Date that is required to be established, adjusted or incurred, as applicable, as a result of the Transactions in accordance with GAAP or (iv) within 12 months after the closing of any acquisition or similar Investment that is required to be established, adjusted or incurred, as applicable, as a result of such acquisition or Investment in accordance with GAAP; minus

(o) to the extent included in the determination of Consolidated Net Income for such period, any non-cash income or non-cash gain, as determined in accordance with GAAP, provided, that if any such non-cash income or non-cash gain represents an accrual or deferred income in respect of potential cash items in any future period, the Borrower may determine not to deduct the relevant non-cash gain or non-cash income in the then current period; minus

(p) the amount of any cash payment made during such period in respect of any noncash accrual, reserve or other non-cash Charge that was added to Consolidated Net Income to determine Consolidated Adjusted EBITDA for any prior period and which does not otherwise reduce Consolidated Net Income for the current period.

“Consolidated First Lien Debt” means, on any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on any Collateral that is pari passu with the Liens on such Collateral securing the 2020 Senior Secured Credit Facilities.

“Consolidated Interest Expense” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis for any period, the sum (without duplication) of: (a) consolidated total interest expense of the Borrower and its Restricted Subsidiaries for such period, determined in accordance with GAAP, whether paid or accrued and whether or not capitalized, and in any event including, without duplication, (i) amortization, accretion or accrual of original issue discount, discounted liabilities, deferred financing fees and debt issuance costs and commissions, (ii) any fees and expenses relating to Indebtedness, including commitment, bridge, structuring and administrative or trustee fees and charges with respect to the credit facilities established hereunder or with respect to other Indebtedness,

(iii) any costs associated with surety, performance or similar bonds or instruments, (iv) any interest capitalized during construction, (v) any non-cash interest Charges, (vi) the interest component of any deferred payment obligation, (vii) the interest component of any payment under any Capital Lease (regardless of whether accounted for as interest expense under GAAP), (viii) any commission, discount and/or other fee or charge owed with respect to any letter of credit and/or bankers’ acceptance, (ix) any costs associated with obtaining, or breakage costs in respect of, or any payment obligation arising under, any Hedge Agreement or any other derivative instrument and any non-cash interest expense attributable to any movement in the mark to market valuation of any obligation under any Hedge Agreement or any other derivative instrument (in each case, other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness), (x) any “additional interest” or “liquidated damages” for failure to timely comply with registration rights obligations and (xi) any payments with respect to make-whole, prepayment or repayment premiums or other breakage costs of any Indebtedness, in each case, paid, incurred or amortized by the Borrower or its Restricted Subsidiaries during such period, plus (b) any cash Restricted Payment paid or payable in respect of Disqualified Capital Stock during such period, other than to the Borrower or any of its Restricted Subsidiaries, plus (c) any Charges during such period arising from any Hedge Agreement and/or other derivative financial instrument entered into by the Borrower or any of its Restricted Subsidiaries for the purpose of hedging interest rate risk and not for speculative purposes (net of any realized or unrealized gain in respect of any such Hedge Agreement and/or other derivative financial instrument). For purposes of this definition, interest in respect of any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Lease in accordance with GAAP.

“Consolidated Net Income” means, for any period, an amount equal to the net income (or loss) of the Borrower on a consolidated basis, determined in accordance with GAAP, for such period, but excluding (without duplication):

(a) (i) the income of any Person that is not the Borrower or a Restricted Subsidiary, provided that the amount of dividends, distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in Cash or Cash Equivalents (or to the extent converted into Cash or Cash Equivalents) to the Borrower or any of its Restricted Subsidiaries by such Person during such period shall be included in Consolidated Net Income, or (ii) the loss of any Person that is not the Borrower or a Restricted Subsidiary;

(b) any gain or Charge with respect to (i) any Disposed, abandoned, closed, divested and/or discontinued asset, property or operation (other than, at the option of the Borrower, any asset, property or operation pending the completion of the Disposition, abandonment, closure, divestiture and/or discontinuation of the operation thereof), including Charges with respect to consummating or effecting such Disposition, abandonment, closure, divestiture or discontinuation, and/or (ii) any Disposition (including asset retirement costs) outside the ordinary course of business;

(c) any gain or Charge attributable to the early extinguishment of Indebtedness and/or early termination of any Hedge Agreement, including any Charge with respect to any write-off or amortization of any deferred financing cost and/or premium paid;

(d) (i) any non-cash Charge arising from any employee benefit or management compensation plan, other non-cash compensation or the grant of stock, stock options, stock appreciation rights or other equity and equity based interests (including any profits interests), including any repricing, amendment, modification, substitution or change of any such stock, stock option, stock appreciation right or other equity and equity based interest or the vesting thereof), (ii) any Charge incurred pursuant to any management equity plan, long term incentive plan, profits, interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan, any stock subscription or shareholder agreement and/or any other equity plan or agreement and (iii) any Charge incurred in connection with the rollover, acceleration or payout of Capital Stock held by management of Holdings (or any other Parent Company), the Borrower and/or any Restricted Subsidiary, provided, in the case of clauses (ii) and (iii), that to the extent any such Charge is paid in Cash, such Charge shall have been funded with net proceeds contributed to the relevant Person as a capital contribution or as a result of the sale or issuance of Qualified Capital Stock of the relevant Person;

(e) (i) any non-cash gain, excluding any such gain in respect of which Cash was received in a prior period or will be received in a future period, or (ii) without limiting any addback pursuant to any other clause of this definition, any non-cash Charge (including any impairment Charge, any write-off and/or write-down of assets and any non-cash Charges arising from revaluation of inventory (including any impact of changes to inventory valuation policy methods), but excluding any such Charge to the extent it represents an accrual of or a reserve for Cash expenditures in any future period);

(f) any non-cash Charge that is established, adjusted and/or incurred, as applicable, (i) within 12 months after the Original Closing Date that is required to be established, adjusted or incurred, as applicable, as a result of the SPAC Transactions in accordance with GAAP, (ii) within 12 months after the closing date of any Acquisition Transaction that is required to be established, adjusted or incurred, as applicable, as a result of such Acquisition Transaction in accordance with GAAP, (iii) within 12 months after the Closing Date that is required to be established, adjusted or incurred, as applicable, as a result of the Transactions in accordance with GAAP or (iv) within 12 months after the closing of any acquisition or similar Investment that is required to be established, adjusted or incurred, as applicable, as a result of such acquisition or Investment in accordance with GAAP;

(g) (i) the effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its subsidiaries) in component amounts required or permitted by GAAP (including in the inventory, property and equipment, leases, rights fee arrangements, software, goodwill, intangible assets, in-process research and development, deferred revenue, advanced billing and debt line items thereof) resulting from the application of purchase accounting in relation to the SPAC Transactions, any Acquisition Transaction or the Transactions or any consummated acquisition or similar Investment or recapitalization accounting or the amortization or write-off of any amounts thereof and (ii) the cumulative effect of changes (effected through cumulative effect adjustment or retroactive application) in, or the adoption or modification of, accounting principles or policies made during such period in accordance with GAAP which affect Consolidated Net Income;

(h) (i) any gain or Charge with respect to any extraordinary, nonrecurring or unusual item (as determined in good faith by the Borrower) or with respect to any single or “one-time” event (as determined in good faith by the Borrower), including in connection with (A) the SPAC Acquisition, any Acquisition Transaction or the DMG Acquisition and/or any other acquisition or similar Investment (including legal, accounting and other professional fees and expenses incurred in connection therewith), (B) the closing, consolidation or reconfiguration of any facility, (C) “one-time” consulting costs, (D) “one-time” pension settlements or severance costs, (E) regulatory compliance project costs, and/or (E) any Charge related to startup costs and pre-opening losses incurred in connection with opening new facilities, and/or (ii) any Charge with respect to and/or payment of any actual or prospective legal settlement, fine, judgment or order;

(i) any Charge attributable to contingent or deferred payments in connection with the SPAC Acquisition, any Acquisition Transaction or the DMG Acquisition or any other acquisition or similar Investment permitted hereunder (including earn-outs, non-compete payments, purchase price adjustments and similar obligations), and any adjustments with respect thereto;

(j) any deferred Tax expense associated with any tax deduction or net operating loss arising as a result of the SPAC Transactions, any Acquisition Transaction or the Transactions, or the release of any valuation allowance related to any such item;

(k) solely for purposes of calculating Excess Cash Flow, the income or loss of any Person accrued prior to the date on which such Person becomes a Restricted Subsidiary or is merged, consolidated or amalgamated with or into the Borrower or any of its Restricted Subsidiaries or the date that such Person’s assets are acquired by the Borrower or any of its Restricted Subsidiaries;

(l) (i) any realized or unrealized gain or Charge in respect of (x) any obligation under any Hedge Agreement as determined in accordance with GAAP and/or (y) any other derivative instrument pursuant to, in the case of this clause (y), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging and (ii) any unrealized or realized net foreign currency translation or transaction gains or Charges (including any currency re-measurement of Indebtedness, any net gain or Charges resulting from Hedge Agreements for currency exchange risk associated with the above or any other currency related risk and any gain or loss resulting from intercompany Indebtedness);

(m) gains or Charges attributable to (i) returned surplus assets under any pension plan and/or (ii) postretirement benefits as a result of the application of Financial Accounting Standards Board’s Accounting Standards Codification No. 715; and

(n) the amount of any Charge that is actually reimbursed by any Person (other than the Borrower or its Restricted Subsidiaries) pursuant to indemnification or reimbursement provisions or similar agreements (including expenses covered by indemnification provisions in connection with any acquisition or similar Investment or any Disposition permitted by this Agreement or the 2020 Senior Secured Credit Agreement) or any insurance policy;

provided that, to the extent not otherwise included in the determination of Consolidated Net Income for such period, the amount of any proceeds of any business interruption insurance policy received during such period by the Borrower and the Restricted Subsidiaries shall be included in the calculation of Consolidated Net Income.

For the avoidance of doubt, the proceeds of the PIPE Equity Contribution and/or the SPAC Equity Contribution shall not increase Consolidated Net Income. In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall exclude, solely for the purpose of determining the Available Amount (and any corresponding definition thereof), any net income (loss) of any Restricted Subsidiary (other than the Loan Parties) if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to any Loan Party by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (x) restrictions that have been waived or otherwise released and (y) restrictions pursuant to this Agreement, the 2020 Senior Secured Credit Agreement or any agreement evidencing Incremental Equivalent Debt or Refinancing Indebtedness of any of the foregoing), except that the Borrower’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of Cash or Cash Equivalents actually distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this paragraph).

“Consolidated Secured Debt” means, on any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on the Collateral.

“Consolidated Subsidiary” means, at any date, any subsidiary or other Person the accounts of which would be consolidated under GAAP with those of Holdings (or any other Person, as the context may require hereunder) in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Consolidated Total Assets” means, at any date, all amounts that would, in accordance with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.

“Consolidated Total Debt” means, on any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting solely of Indebtedness in the form of (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a consolidated balance sheet (excluding the footnotes thereto) of the Borrower prepared in accordance with GAAP (excluding any undrawn letters of credit, surety bonds, performance bonds and similar instruments and any obligations in respect of cash management arrangements), (c) purchase money Indebtedness (other than accrued expenses and trade accounts payable in the ordinary course of business), (d) obligations with respect to Capital Leases to the extent recorded as a liability on a consolidated balance sheet (excluding the footnotes thereto) of the Borrower prepared in accordance with GAAP, (e) drawings under letters of credit that have not been reimbursed within two Business Days (excluding all other drawings under letters of credit and any undrawn letters of credit) and (f) to the extent fixed and not contingent, payable and past due by more than 30 days, earn-outs and other similar deferred acquisition consideration.

“Consolidated Working Capital” means, as at any date of determination, the excess of Current Assets over Current Liabilities.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by such Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which such Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright” means (a) all copyrights, rights and interests in copyrights, works protectable by copyright whether published or unpublished, copyright registrations and copyright applications, (b) all renewals of any of the foregoing and (c) all rights corresponding to any of the foregoing.

“Credit Suisse” has the meaning assigned to such term in the preamble.

“Cure Amount” has the meaning assigned to such term in the 2020 Senior Secured Credit Agreement.

“Cure Right” has the meaning assigned to such term in the 2020 Senior Secured Credit Agreement.

“Current Assets” means, at any date, all assets of the Borrower and its Restricted Subsidiaries which under GAAP would be classified as current assets, other than (a) Cash and Cash Equivalents, (b) loans and advances made to Persons other than the Borrower or any Restricted Subsidiary and permitted under Section 6.05, (c) deferred bank fees and derivative financial instruments related to Indebtedness, (d) the current portion of deferred Taxes and (e) management fees receivables.

“Current Liabilities” means, at any date, all liabilities of the Borrower and its Restricted Subsidiaries which under GAAP would be classified as current liabilities, other than (a) the current portion of long-term Indebtedness, (b) outstanding revolving loans and letter of credit exposure, (c) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (d) obligations in respect of derivative financial instruments related to Indebtedness, (e) the current portion of deferred Taxes, (f) liabilities in respect of unpaid earnouts or unpaid acquisition, disposition or refinancing related expenses and deferred purchase price holdbacks, (g) accruals relating to restructuring reserves, (h) liabilities in respect of funds of third parties on deposit with the Borrower and/or any Restricted Subsidiary, (i) management fees payables and (j) the current portion of any Capital Lease Obligation.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt Fund Affiliate” means any Affiliate of the Sponsor (other than a natural person) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business and for which no personnel making investment decisions in respect of any equity fund that has a direct or indirect equity investment in Holdings, the Borrower or its Restricted Subsidiaries has the right to make any investment decisions.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning assigned to such term in Section 2.10(b)(v).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both, unless cured or waived, would become an Event of Default.

“Defaulting Lender” means, subject to Section 2.20, any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund all or any portion of its Loans or (ii) pay over to any Loan Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied, (b) has notified the Borrower, any other Loan Party or the Administrative Agent, in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or a Loan Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement; provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s and such Loan Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, or (d) has, or has a Lender Parent that has, (i) become the subject of a Bankruptcy Event or (ii) become the subject of a Bail-In Action. The Administrative Agent shall not be required to ascertain or inquire as to the existence of any Defaulting Lender.

“Delayed Draw Bridge Commitment” means, with respect to each Delayed Draw Bridge Lender, its commitment to make Delayed Draw Bridge Loans to the Borrower pursuant to Section 2.01(b) during the Delayed Draw Commitment Period in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “Delayed Draw Bridge Commitment”, as the same may be (a) reduced from time to time pursuant to Section 2.01(b), 2.08 or 2.18(b) or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05. The aggregate amount of the Lenders’ Delayed Draw Bridge Commitments on the Closing Date is $0 (ZERO DOLLARS).

“Delayed Draw Bridge Facility” means the Delayed Draw Bridge Loans provided to or for the benefit of the Borrower pursuant to the terms of this Agreement.

“Delayed Draw Bridge Lender” means any Lender with a Delayed Draw Bridge Commitment or an outstanding Delayed Draw Bridge Loan.

“Delayed Draw Bridge Loan” means the term loans made by the Delayed Draw Bridge Lenders to the Borrower pursuant to Section 2.01(b) (excluding, for the avoidance of doubt, any such Delayed Draw Bridge Loans that are converted into Initial Bridge Loans pursuant to Section 2.01(b)).

“Delayed Draw Commitment Period” means the period from the Closing Date to the earlier of (a) the date on which the Delayed Draw Bridge Facility is fully funded and (b) the Delayed Draw Termination Date.

“Delayed Draw Funding Date” means one or more dates, as specified in the applicable Borrowing Request requesting Delayed Draw Bridge Loans, during the Delayed Draw Commitment Period on which (a) all of the conditions precedent set forth in Section 4.03 are satisfied or waived in accordance with the terms hereof and (b) such Delayed Draw Bridge Loans are incurred in accordance with the terms hereof.

“Delayed Draw Termination Date” means the earliest to occur of (a) the last Delayed Draw Funding Date on which the Delayed Draw Bridge Commitments are permanently reduced to zero in accordance with Section 2.01(b)(y), (b) the date on which the Borrower voluntarily terminates in full the Delayed Draw Bridge Commitments pursuant to Section 2.08(b), (c) the date on which the Delayed Draw Bridge Commitments are terminated pursuant to Section 7.01, (d) December 31, 2021 and (e) the date on which a “Securities Demand” (as defined in the Fee Letter) is made.

“Demand Failure Event” shall have the meaning assigned to “Demand Failure Event” in the Fee Letter.

“Derivative Transaction” means (a) any interest-rate transaction, including any interest rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided, that no phantom stock or similar plan providing for payments only on account of services provided by any Employee Related Person of any Parent Company, the Borrower or its subsidiaries shall be a Derivative Transaction.

“Designated Non-Cash Consideration” means the fair market value (as reasonably determined by the Borrower) of non-Cash consideration received by the Borrower or any Restricted Subsidiary in connection with any Disposition pursuant to Section 6.06(h) and/or Section 6.07 that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the amount of Cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to Cash or Cash Equivalents).

“Disposition” or “Dispose” means the sale, lease, sublease, or other disposition of any property of any Person, and shall include, with respect to any Affiliated Practice Group, the termination or unwinding of all applicable Affiliated Practice Group Agreements with respect thereto).

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, in each case, prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to 91 days following such Latest Maturity Date shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case, at any time prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to 91 days following such Latest Maturity Date shall constitute Disqualified Capital Stock) or (d) provides for the scheduled payments of dividends in Cash prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued; provided, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change of control, Qualifying IPO or any Disposition occurring prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the Termination Date.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of, or by any such plan to, any Employee Related Person of any Parent Company, the Borrower or any of its subsidiaries, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by any Employee Related Person of any Parent Company, the Borrower or any of its subsidiaries shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means (a) (i) any bank, financial institution or other Person separately identified in writing by the Borrower, Holdings or the Sponsor to the Arranger prior to the date of this Agreement, (ii) any affiliate or related or managed fund of any Person described in clause (a)(i) above that is identified in writing by the Borrower, Holdings or the Sponsor to the Administrative Agent from time to time on or after the Closing Date and (iii) any Affiliate or related or managed fund of any Person described in clause (a)(i) or (a)(ii) above that is reasonably identifiable as an Affiliate or related or managed fund of such person on the basis of such Affiliate’s name, (b) (i) any Person that is or becomes a competitor of Holdings, the Borrower or its subsidiaries and that is separately identified in writing by Holdings, the Borrower or the Sponsor to the Arranger from time to time prior to the Closing Date or to the Administrative Agent from time to time on or after the Closing Date, (ii) any Affiliate of any Person described in clause (b)(i) above that is identified in writing by the Borrower, Holdings or the Sponsor to the Administrative Agent from time to time on or after the Closing Date (it being agreed that no bona fide debt fund that purchases commercial loans or debt securities in the ordinary course of business, other than (for the avoidance of doubt) such debt funds excluded pursuant to clause (a) of this definition may be identified pursuant to this clause (b)(ii)) and (iii) any Affiliate of any Person described in clause (b)(i) or (b)(ii) above (other than any affiliate that is a bona fide debt fund that purchases commercial loans or debt securities in the ordinary course of business, other than (for the avoidance of doubt) such debt funds excluded pursuant to clause (a) of this definition) that is reasonably identifiable as an Affiliate of such Person on the basis of such Affiliate’s name and (c) any affiliates of the Arranger that are engaged as principals primarily in private equity, mezzanine financing or venture capital.

“Disqualified Person” has the meaning assigned to such term in Section 9.05(f)(ii).

“DMG” has the meaning assigned to such term in the recitals to this Agreement.

“DMG Acquisition Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“DMG Financial Statements” means (i) the unaudited consolidated balance sheet of the DMG Seller as of March 31, 2021 and the related unaudited consolidated statements of operations, securityholders’ equity and cash flows for the three month period ended March 31, 2021 and (ii) the unaudited consolidated balance sheet of the DMG Seller as of December 31, 2019 and December 31, 2020 and related unaudited statements of operations, securityholders’ equity and cash flows for the twelve month period ended December 31, 2019 and December 31, 2020, respectively, together with accompanying notes.

“DMG Refinancing” has the meaning assigned to such term in the recitals to this Agreement.

“DMG Seller” has the meaning assigned to such term in the recitals to this Agreement.

“Dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means any subsidiary of the Borrower incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia.

“Dutch Auction” means an auction (an “Auction”) conducted by any Affiliated Lender or any Debt Fund Affiliate (any such Person, the “Auction Party”) in order to purchase Loans, in accordance with the following procedures; provided that no Auction Party shall initiate any Auction unless (I) at least five Business Days have passed since the consummation of the most recent purchase of Loans pursuant to an Auction conducted hereunder; or (II) at least three Business Days have passed since the date of the last Failed Auction which was withdrawn pursuant to clause (c)(i) below:

(a) Notice Procedures. In connection with any Auction, the Auction Party will provide notification to the Auction Agent (for distribution to the relevant Lenders) of the Class or Classes of the Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Auction Agent and shall (i) specify the maximum aggregate principal amount of the Loans subject to the Auction, in a minimum amount of $10,000,000 and whole increments of $1,000,000 in excess thereof (or, in any case, such lesser amount of the Loans of the applicable Class or Classes then outstanding or which is otherwise reasonably acceptable to the Auction Agent and the Administrative Agent (if different from the Auction Agent)) (the “Auction Amount”), (ii) specify the discount to par (which may be a range (the “Discount Range”) of percentages of the par principal amount of the Loans of the applicable Class or Classes subject to such Auction) that represents the range of purchase prices that the Auction Party would be willing to accept in the Auction, (iii) be extended, at the sole discretion of the Auction Party, to each Lender of the applicable Class or Classes and (iv) remain outstanding through the Auction Response Date. The Auction Agent will promptly provide each Lender of the applicable Class or Classes with a copy of the Auction Notice and a form of the Return Bid to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the date specified in the Auction Notice (or such later date as the Auction Party may agree with the reasonable consent of the Auction Agent) (the “Auction Response Date”).

(b) Reply Procedures. In connection with any Auction, each Lender holding the relevant Loans subject to such Auction may, in its sole discretion, participate in such Auction and may provide the Auction Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Auction Agent, and shall specify (i) a discount to par (that must be expressed as a price at which it is willing to sell all or any portion of such Loans) (the “Reply Price”), which (when expressed as a percentage of the par principal amount of such Loans) must be within the Discount Range, and (ii) a principal amount of such Loans, which must be in whole increments of $1,000,000 (or, in any case, such lesser amount of such Loans of such Lender then outstanding or which is otherwise reasonably acceptable to the Auction Agent) (the “Reply Amount”). Lenders may only submit one Return Bid per Auction, but each Return Bid may contain up to three bids only one of which may result in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Auction Agent, an Assignment and Assumption with the dollar amount of the Loans to be assigned to be left in blank, which amount shall be completed by the Auction Agent (but in no such event shall the amount be in excess of the principal amount of Loans such Lender has indicated it is willing to sell) in accordance with the final determination of such Lender’s Qualifying Bid pursuant to clause (c) below. Any Lender whose Return Bid is not received by the Auction Agent by the Auction Response Date shall be deemed to have declined to participate in the relevant Auction with respect to all of its Loans.

(c) Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Agent prior to the applicable Auction Response Date, the Auction Agent, in consultation with the Auction Party, will determine the applicable price (the “Applicable Price”) for the Auction, which will be the lowest Reply Price for which the Auction Party can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Auction Party to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Auction Party shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Price equal to the highest Reply Price. The Auction Party shall purchase the relevant Loans (or the respective portions thereof) from each Lender with a Reply Price that is equal to or lower than the Applicable Price (“Qualifying Bids”) at the Applicable Price; provided that if the aggregate proceeds required to purchase all Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Auction Party shall purchase such Loans at the Applicable Price ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Auction Agent in its discretion). If a Lender has submitted a Return Bid containing multiple bids at different Reply Prices, only the bid with the lowest Reply Price that is equal to or less than the Applicable Price will be deemed to be the Qualifying Bid of such Lender (e.g., a Reply Price of $100 with a discount to par of 2.0%, when compared to an Applicable Price of $100 with a 1.0% discount to par, will not be deemed to be a Qualifying Bid, while, however, a Reply Price of $100 with a discount to par of 2.50% would be deemed to be a Qualifying Bid). The Auction Agent shall promptly, and in any case within five Business Days following the Auction Response Date with respect to an Auction, notify (I) the Borrower of the respective Lenders’ responses to such solicitation, the effective date of the purchase of Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount of the Loans and the tranches thereof to be purchased pursuant to such Auction, (II) each participating Lender of the effective date of the purchase of Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount and the tranches of Loans to be purchased at the Applicable Price on such date, (III) each participating Lender of the aggregate principal amount and the tranches of the Loans of such Lender to be purchased at the Applicable Price on such date and (IV) if applicable, each participating Lender of any rounding and/or proration pursuant to the second preceding sentence. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.

(d) Additional Procedures.

(i) Once initiated by an Auction Notice, the Auction Party may not withdraw an Auction other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Price.

(ii) To the extent not expressly provided for herein, each purchase of Loans pursuant to an Auction shall be consummated pursuant to procedures consistent with the provisions in this definition, established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(iii) In connection with any Auction, the Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Auction, the payment of customary fees and expenses by the Auction Party in connection therewith as agreed between the Auction Party and the Auction Agent.

(iv) Notwithstanding anything in any Loan Document to the contrary, for purposes of this definition, each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon the Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(v) The Borrower and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this definition by itself or through any Affiliate of the Auction Agent and expressly consent to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any purchase of Loans provided for in this definition as well as activities of the Auction Agent.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election” means the occurrence of each of the following:

(1) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto, that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means July 2, 2021, which is the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electing Subsidiary” has the meaning assigned to such term in Section 5.12(a).

“Electronic System” means any electronic system, including e-mail, e-fax, any Platform and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Assignee” means (a) any Lender, (b) any commercial bank, insurance company, finance company, financial institution, any fund that invests in loans or any “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of any Lender, (d) any Approved Fund of any Lender and (e) to the extent permitted under Section 9.05(g), any Affiliated Lender or any Debt Fund Affiliate; provided, that in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Disqualified Institution or (iii) except as permitted under Section 9.05(g), the Borrower or any of its Affiliates.

“Employee Related Persons” means, with respect to any Person, any current or former officers, directors, employees, members of management, managers or consultants of such Person, or any Affiliate or Immediate Family Member of any of the foregoing.

“Environment” means the indoor or outdoor environment, including ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (b) in connection with any requirements or obligations under Environmental Law relating to Hazardous Material or any actual or alleged Hazardous Materials Activity, or (c) in connection with any actual or alleged damage, injury, threat or harm to the Environment.

“Environmental Laws” means any and all foreign or domestic, federal, state, provincial or territorial (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, decrees, or any other applicable requirements of Governmental Authorities and the common law relating to (a) any Hazardous Materials Activity, pollution or protection of the Environment or human health and safety (as it relates to exposure to hazardous or toxic materials or wastes), or (b) the generation, use, storage, transportation or disposal of or exposure to hazardous or toxic materials or wastes, in each case, in any manner applicable to the Borrower or any of its Restricted Subsidiaries or any Facility.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Restricted Subsidiary, is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations at any facility of the Borrower or any Restricted Subsidiary or any ERISA Affiliate as described in Section 4062(e) of ERISA, in each case, resulting in liability pursuant to Section 4063 of ERISA; (c) a complete or partial withdrawal by the Borrower or any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan resulting in the imposition of Withdrawal Liability on the Borrower or any Restricted Subsidiary, notification of the Borrower or any Restricted Subsidiary or any ERISA Affiliate concerning the imposition of Withdrawal Liability or notification of the Borrower or any Restricted Subsidiary or any ERISA Affiliate that a Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA, or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) the filing of a notice with the PBGC of intent to terminate a Pension Plan under Section 4041(c) of ERISA, the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA, the commencement of proceedings by the PBGC to terminate a Pension Plan or the receipt by the Borrower or any Restricted Subsidiary or any ERISA Affiliate of notice of the treatment of a Multiemployer Plan amendment as a termination under Section 4041A of ERISA or of notice of the commencement of proceedings by the PBGC to terminate a Multiemployer Plan; (e) the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any Restricted Subsidiary or ERISA Affiliates, with respect to the termination of any Pension Plan; (g) the conditions for imposition of a Lien under Section 303(k) of ERISA have been met with respect to any Pension Plan; (h) the existence with respect to any Plan of a non-exempt “prohibited transaction” (as defined in Section 406 of ERISA and Section 4975(c) of the Code); (i) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (j) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); or (k) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any Excess Cash Flow Period, an amount (if positive) equal to (without duplication):

(a) the Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such Excess Cash Flow Period, adjusted to exclude therefrom (i) net income of any consolidated Restricted Subsidiary that is not a Wholly Owned Subsidiary to the extent such income is attributable to the non-controlling interest in such consolidated Restricted Subsidiary, (ii) the amounts included pursuant to clause (a)(i) of the definition of Consolidated Net Income in respect of any Person that is not the Borrower or a Restricted Subsidiary and (iii) the amounts included pursuant to clause (n) or pursuant to the final proviso of the definition of Consolidated Net Income; plus

(b) the aggregate amount of all non-Cash Charges deducted (and not already added back pursuant to the definition of Consolidated Net Income) in arriving at such Consolidated Net Income, but excluding any non-cash Charges representing an accrual or reserve for potential Cash items in any future period and excluding amortization of all prepaid Cash items that were paid (or required to have been paid) in a prior period, minus

(c) the sum, without duplication, of (i) the aggregate amount of all Cash Charges excluded in arriving at such Consolidated Net Income and (ii) the aggregate amount of all non Cash gains, credits and items of income included or added back in arriving at such Consolidated Net Income; plus

(d) the decrease, if any, in Consolidated Working Capital from the first day to the last day of such Excess Cash Flow Period, but excluding any such decrease in Consolidated Working Capital arising from (i) the acquisition or Disposition of any Person by the Borrower or any Restricted Subsidiary, (ii) the reclassification during such period of current assets to long term assets and current liabilities to long term liabilities, (iii) the application of purchase and/or recapitalization accounting and/or (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedge Agreement; minus

(e) the increase, if any, in Consolidated Working Capital from the first day to the last day of such Excess Cash Flow Period, but excluding any such increase in Consolidated Working Capital arising from (i) the acquisition or Disposition of any Person by the Borrower and/or any Restricted Subsidiary, (ii) the reclassification during such period of current assets to long term assets and current liabilities to long term liabilities, (iii) the application of purchase and/or recapitalization accounting and/or (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedge Agreement; minus

(f) the amount, if any, which, in the determination of such Consolidated Net Income for such Excess Cash Flow Period, has been included in respect of income or gain from any Disposition outside of the ordinary course of business or any Casualty/Condemnation Event; minus

(g) to the extent not deducted in arriving at such Consolidated Net Income, Taxes (inclusive of, without duplication, Taxes paid or payable under tax sharing agreements or arrangements, in connection with any distribution pursuant to Section 6.03(a)(viii)) (or, for any portion of such Excess Cash Flow Period occurring prior to the Closing Date, pursuant to Section 6.03(a)(viii) of the 2020 Senior Secured Credit Agreement) paid or payable in Cash or tax reserves set aside by the Borrower and/or any Restricted Subsidiary during such Excess Cash Flow Period; minus

(h) to the extent not deducted in arriving at such Consolidated Net Income, and without duplication of clause (g) above, the amount of any Taxes (inclusive of, without duplication, Taxes paid or payable under tax sharing agreements or arrangements and/or in connection with any distribution pursuant to Section 6.03(a)(viii)) (or, for any portion of such Excess Cash Flow Period occurring prior to the Closing Date, pursuant to Section 6.03(a)(viii) of the 2020 Senior Secured Credit Agreement) that is estimated in good faith by the Borrower as payable in Cash (but not currently due and payable in such Excess Cash Flow Period) by the Borrower and/or any Restricted Subsidiary as a result of the repatriation of any dividend or similar distribution of net income of any Foreign Subsidiary to the Borrower and/or any Restricted Subsidiary; minus

(i) to the extent not deducted in arriving at such Consolidated Net Income, Consolidated Interest Expense actually paid or payable in Cash by the Borrower and/or any Restricted Subsidiary during such Excess Cash Flow Period; minus

(j) the sum, without duplication, of:

(i) any acquisition or Investment permitted by Section 6.05 (or, for any portion of such Excess Cash Flow Period occurring prior to the Closing Date, pursuant to Section 6.05 of the 2020 Senior Secured Credit Agreement) (other than (x) Investments in Cash or Cash Equivalents, (y) Investments in the Borrower or any Restricted Subsidiary or (z) acquisitions or Investments made pursuant to Section 6.05(r) (or, for any portion of such Excess Cach Flow Period occurring prior to the Closing Date, purusant to Section 6.05(r) of the 2020 Senior Secured Credit Agreement) (but only to the extent made in reliance on the Retained ECF Amount)), earn-out or similar payments and/or any Restricted Payment permitted by Section 6.03(a) (or, for any portion of such Excess Cach Flow Period occurring prior to the Closing Date, purusant to Section 6.03(a) of the 2020 Senior Secured Credit Agreement) (other than pursuant to Sections 6.03(a)(iii) (or, for any portion of such Excess Cach Flow Period occurring prior to the Closing Date, purusant to Section 6.03(a)(iii) of the 2020 Senior Secured Credit Agreement) (but only to the extent made in reliance on Retained ECF Amount)) and actually made by the Borrower and/or any Restricted Subsidiary in Cash during such Excess Cash Flow Period or, at the option of the Borrower, made prior to the date the Borrower is required to make a payment of Excess Cash Flow in respect of such Excess Cash Flow Period, (A) except to the extent the relevant acquisition, Investment, earn-out or similar payment and/or Restricted Payment is financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) and (B) without duplication of any amounts deducted from Excess Cash Flow for a prior Excess Cash Flow Period; plus

(ii) Capital Expenditures actually made by the Borrower and/or any Restricted Subsidiary in Cash during such Excess Cash Flow Period or, at the option of the Borrower, made prior to the date the Borrower is required to make a payment of Excess Cash Flow in respect of such Excess Cash Flow Period, (A) except to the extent financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) and (B) without duplication of any amount deducted from Excess Cash Flow for a prior Excess Cash Flow Period; plus

(iii) the aggregate amount of Cash payments made by the Borrower and/or any Restricted Subsidiary during such Excess Cash Flow Period in respect of long-term liabilities (other than Indebtedness) of the Borrower and the Restricted Subsidiaries, except to the extent financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness); plus

(iv) the aggregate amount of expenditures actually made by the Borrower and/or any Restricted Subsidiary in Cash during such Excess Cash Flow Period (including any expenditure for the payment of financing fees) to the extent that such expenditures are not deducted in arriving at such Consolidated Net Income, except to the extent financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness); minus

(k) the aggregate principal amount of (i) all optional prepayments, repurchases, redemptions or other retirements of Indebtedness permitted under this Agreement (or, for any portion of such Excess Cash Flow Period occurring prior to the Closing Date, permitted pursuant to the 2020 Senior Secured Credit Agreement) and made by the Borrower and/or any Restricted Subsidiary during such Excess Cash Flow Period (other than (A) any prepayments, repurchases, redemptions or other retirements of the Loans under (and as defined in) the 2020 Senior Secured Credit Agreement, or Other First Lien Indebtedness, in each case, to the extent deducted in calculating the amount of any Excess Cash Flow payment in accordance with Section 2.10(b)(i) under the 2020 Senior Secured Credit Agreement or (B) any optional prepayment of revolving Indebtedness except to the extent any related commitment is permanently reduced in connection with such repayment), (ii) all mandatory and scheduled repayments, repurchases, redemptions or other retirements of Indebtedness made by the Borrower and/or any Restricted Subsidiary during such Excess Cash Flow Period (in the case of any such mandatory prepayment on account of any Net Proceeds received in respect of any Prepayment Asset Sale or any Casualty/Condemnation Event, only to the extent such Net Proceeds increased the Consolidated Net Income for such Excess Cash Flow Period) and (iii) the aggregate amount of any premium, make-whole or penalty payment actually paid in Cash by the Borrower and/or any Restricted Subsidiary during such Excess Cash Flow Period in connection with any prepayment, repayment, repurchase, redemption or other retirement of Indebtedness, in each case, except to the extent financed with long-term Indebtedness (other than revolving Indebtedness); minus

(l) without duplication of amounts deducted from Excess Cash Flow in respect of any prior Excess Cash Flow Period, at the option of the Borrower, (i) the aggregate consideration required to be paid in Cash by the Borrower and/or any Restricted Subsidiary pursuant to binding contracts or letters of intent entered into prior to or during such Excess Cash Flow Period or, at the option of the Borrower, prior to the date the Borrower is required to make a payment of Excess Cash Flow in respect of such Excess Cash Flow Period pursuant to the 2020 Senior Secured Credit Agreement (without duplication of any amount deducted for Excess Cash Flow for a prior Excess Cash Flow Period), relating to Capital Expenditures, acquisitions or Investments (including with respect to earn-out or similar payments), Restricted Payments described in clause (j)(i) above and/or (ii) the aggregate amount otherwise committed or budgeted to be paid in Cash by the Borrower and/or any Restricted Subsidiary in connection with Capital Expenditures, acquisitions or Investments and/or Restricted Payments described in clause (j)(i) above (clauses (i) and (ii), the “Scheduled Consideration”), in each case, to be consummated or made during the period of four consecutive Fiscal Quarters of the Borrower following the end of such Excess Cash Flow Period (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness)); provided that to the extent the aggregate amount actually utilized to finance such Capital Expenditures, acquisitions or Investments or Restricted Payments during such subsequent period of four consecutive Fiscal Quarters is less than the Scheduled Consideration, the amount of the resulting shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive Fiscal Quarters; minus

(m) payments (other than in respect of Taxes) made in Cash by the Borrower and/or any Restricted Subsidiary during such Excess Cash Flow Period in respect of any liability the accrual of which in a prior Excess Cash Flow Period resulted in an increase in Excess Cash Flow for such prior Excess Cash Flow Period, except to the extent financed with long-term Indebtedness (other than revolving Indebtedness); minus

(n) payments made in Cash by the Borrower and/or any Restricted Subsidiary during such Excess Cash Flow Period in respect of any Hedge Agreement to the extent (i) not deducted in arriving at such Consolidated Net Income and (ii) not financed with long-term Indebtedness (other than revolving Indebtedness); minus

(o) amounts paid in Cash by the Borrower and/or any Restricted Subsidiary (except to the extent financed with long-term Indebtedness (other than revolving Indebtedness)) during such Excess Cash Flow Period on account of (i) items that were accounted for as non-Cash Charges deducted in arriving at Consolidated Net Income in any prior Excess Cash Flow Period and (ii) reserves or amounts established in purchase accounting to the extent such reserves or amounts were added back to, or not deducted from, in arriving at Consolidated Net Income in any prior Excess Cash Flow Period; minus

(p) the aggregate amount paid by the Borrower and the Restricted Subsidiaries during such period in respect of the SPAC Transaction Costs, Acquisition Transaction Costs and the Transaction Costs to the extent that such payments are not deducted in calculating Consolidated Net Income.

“Excess Cash Flow Period” means each Fiscal Year of the Borrower, commencing with the Fiscal Year of the Borrower ending on December 31, 2021.

“Exchange” has the meaning assigned to such term in Section 2.21(b).

“Exchange Date” has the meaning assigned to such term in Section 2.21(b).

“Exchange Notice” has the meaning assigned to such term in Section 2.21(b).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Equity Contribution Amounts” means any amount (a) constituting a Cure Amount, (b) received from the proceeds of any loan or advance made pursuant to Section 6.05(h)(ii), (c) received from the proceeds of the PIPE Equity Contribution or (d) received from the proceeds of the SPAC Equity Contribution.

“Excluded Subsidiary” means:

(a) (i) any Restricted Subsidiary that is a joint venture with a third party that is not an Affiliate of Holdings or any of its Restricted Subsidiaries or (ii) any Person that is not a Wholly-Owned Subsidiary,

(b) any Immaterial Subsidiary,

(c) any Restricted Subsidiary that (i) is prohibited or restricted by (A) any applicable law or (B) any Contractual Obligation that, in the case of this clause (B), exists on the Closing Date or, in the case of any Person that becomes a subsidiary of the Borrower after the Closing Date, at the time such Restricted Subsidiary becomes a subsidiary of the Borrower (and which Contractual Obligation was not entered into in contemplation of the requirements of the Loan Documents) from providing a Guaranty or (ii) would require a consent, approval, license or authorization of or from any Governmental Authority in order to provide a Loan Guaranty, unless such consent, approval, license or authorization has been obtained (it being agreed that, notwithstanding anything to the contrary in the Loan Documents, none of Holdings, the Borrower or any of its subsidiaries shall have any obligation under the Loan Documents to seek any such consent, approval, license or authorization),

(d) any not-for-profit subsidiary,

(e) any Captive Insurance Subsidiary,

(f) any Receivables Subsidiary used for any permitted Receivables Facility,

(g) any Foreign Subsidiary,

(h) (i) any CFC Holdco and/or (ii) any Domestic Subsidiary that is a direct or indirect subsidiary of any Foreign Subsidiary or any CFC Holdco,

(i) any Restricted Subsidiary the provision of a Loan Guaranty by which would result in a material adverse tax consequence to the Borrower or any of its subsidiaries (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction), as reasonably determined by the Borrower in consultation with the Administrative Agent,

(j) any Unrestricted Subsidiary,

(k) any Restricted Subsidiary acquired by the Borrower that, at the time of the relevant acquisition, is an obligor in respect of assumed Indebtedness permitted by Section 6.01 to the extent (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such Restricted Subsidiary from providing a Loan Guaranty, and

(l) any other Restricted Subsidiary with respect to which the Administrative Agent and the Borrower have reasonably determined that the cost, burden, difficulty or consequence (including any adverse tax consequences to the Borrower or any of its direct or indirect parent companies or subsidiaries) of providing a Loan Guaranty outweighs, or would be excessive in relation to, the practical benefits afforded thereby to the Lenders, which determination is evidenced in writing.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) Taxes imposed on (or measured by net income (however denominated), franchise Taxes, and branch profit Taxes, in each case, (i) imposed as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, the taxing jurisdiction (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender pursuant to applicable law in effect on the date on which such Lender acquires an interest in a Loan or Commitment (or designates a new lending office), except (i) in the case of a Lender that became a Lender pursuant to an assignment under Section 2.18 or a Lender that designates a new lending office under Section 2.18 and (ii) to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding Tax pursuant to Section 2.16, (c) any Tax imposed as a result of a failure by such Lender to comply with Section 2.16(f) and (d) any withholding Tax imposed under FATCA.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or prior hereto owned, leased, operated or used by the Borrower or any of its Restricted Subsidiaries or any of their respective predecessors or Affiliates.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements implementing any of the foregoing and related legislation or official administrative rules or practices with respect thereto.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided, further that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain Fee Letter, dated as of July 2, 2021 by and among the Borrower, the Arranger and the Administrative Agent.

“Final Maturity Date” means the seventh anniversary of the Closing Date.

“First Lien Net Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated First Lien Debt, net of Unrestricted Cash, as of the last day of the Test Period then most recently ended to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended, in each case, of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower.

“Fixed Amounts” has the meaning assigned to such term in Section 1.10(c).

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Plan” means each employee pension benefit plan (within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by the Borrower or any Restricted Subsidiary, or with respect to which the Borrower or any Restricted Subsidiary has any liability or obligation (whether actual or contingent), other than a plan maintained by a Governmental Authority.

“Foreign Subsidiary” means any subsidiary of the Borrower that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the U.S. in effect and applicable to the accounting period in respect of which reference to GAAP is made.

“Governmental Authority” means any federal, state, provincial, territorial, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court or central bank or supra-national authorities, in each case, whether associated with the U.S., a foreign government or any political subdivision thereof.

“Granting Lender” has the meaning assigned to such term in Section 9.05(e).

“Group Companies” means, collectively, Holdings and its subsidiaries and its Affiliated Practice Groups.

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of the Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by the Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantee Agreement” means the Guarantee Agreement, dated as of the Closing Date, among the Loan Parties and the Administrative Agent, for the benefit of the Lenders, as supplemented by each Joinder Agreement.

“Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document and (y) the time periods (and extensions thereof) set forth in Section 5.12, the requirement that the Administrative Agent shall have received with respect to each Restricted Subsidiary that is required to become a Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), a Joinder Agreement.

“Hazardous Materials” means any pollutant, contaminant or substance, and any chemical, material, substance or waste, or any constituent thereof, which is prohibited, limited or regulated as “hazardous” or “toxic” or words of similar import under any Environmental Law, including petroleum, petroleum products, asbestos, asbestos-containing materials and polychlorinated biphenyls.

“Hazardous Materials Activity” means any activity, event or occurrence involving the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Healthcare Laws” means all applicable statutes, laws, ordinances, rules and regulations of any Governmental Authority regulating healthcare facilities, healthcare providers and the provision of healthcare services (including without limitation Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and the Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as “Stark Statute”), and 31 U.S.C. Section 3279 et seq. (the False Claims Act), HIPAA as well as statutes, Laws, ordinances, rules and regulations under the U.S. Food and Drug Administration (FDA) and the U.S. Drug Enforcement Agency (DEA) and the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. Section 301 et seq., and the Controlled Substances Act, 21 U.S.C. Section 801 et seq.

“Healthcare Permits” means any permit, license, approval, consent, certificate of need, provider number, registration or other authorization required by or from a Governmental Authority under any applicable Healthcare Law.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between Holdings, the Borrower or any Restricted Subsidiary and any other Person.

“HHS” means the United States Deparatment of Health and Human Services, and any successor thereto.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (Pub. L. NO. 104-191) and the regulations promulgated thereunder.

“Holdings” means (a) Primary Care (ITC)) Intermediate Holdings, LLC, a Delaware limited liability company, and (b) any Successor Holdings (including any Successor Holdings in respect of any Person referred to in this clause (b)).

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time (subject to the provisions of Section 1.04), to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary of the Borrower (a) the total assets of which do not exceed 5.0% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries and (b) the contribution to Consolidated Adjusted EBITDA of which does not exceed 5.0% of the Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries, in each case, as of the last day of or for the most recently ended Test Period; provided, that if as of the last day of or for such Test Period the combined total assets or contribution to Consolidated Adjusted EBITDA of all Restricted Subsidiaries that under clauses (a) and (b) above would constitute Immaterial Subsidiaries shall have exceeded 10.0% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries or 10.0% of the Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries, then one or more of such Restricted Subsidiaries shall for all purposes of this Agreement be deemed not to be an Immaterial Subsidiary in descending order (or such other order as the Borrower shall have selected in its discretion) based on their respective amounts of total assets or such contribution, as the case may be, until such excess shall have been eliminated. At all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or 5.01(b), determinations under this definition shall be made based on the consolidated financial statements of the Business delivered pursuant to Section 4.02(f)(a).

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Equivalent Debt” has the meaning assigned to such term in the 2020 Senior Secured Credit Agreement (as in effect on the date hereof).

“Incremental Facilities” has the meaning assigned to such term in the 2020 Senior Secured Credit Agreement (as in effect on the date hereof).

“Incurred Acquisition Debt” means Indebtedness incurred pursuant to Section 6.01(q).

“Incurrence-Based Amounts” has the meaning assigned to such term in Section 1.10(c).

“Indebtedness” as applied to any Person means, without duplication:

(a) all indebtedness for borrowed money of such Person (it being understood that obligations in respect of Banking Services do not constitute indebtedness for borrowed money);

(b) obligations with respect to Capital Leases to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP (having regard to Section 1.04(a));

(c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding (i) any earn-out, holdback or similar obligation or purchase price adjustment until such obligation (A) becomes fixed and determined and (B) has not been paid within 30 days after becoming due and payable, (ii) any such obligations representing deferred compensation or incurred under ERISA, (iii) accrued expenses and trade accounts payable in the ordinary course of business (including, but not limited to, on an inter-company basis) and (iv) liabilities associated with customer prepayments and deposits), which purchase price is (A) due more than six months from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instrument;

(e) all Indebtedness of others secured by any Lien on any asset owned by such Person regardless of whether the Indebtedness secured thereby has been assumed by such Person or is non-recourse to the credit of such Person;

(f) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;

(g) the Guarantee by such Person of the Indebtedness of another;

(h) all obligations of such Person in respect of any Disqualified Capital Stock (excluding accrued dividends to the extent not increasing liquidation preference); and

(i) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes;

provided, that (i) in no event shall obligations under any Derivative Transaction be deemed “Indebtedness” for any calculation of the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio or any other financial ratio under this Agreement, (ii) the amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby (as reasonably determined by the Borrower). Notwithstanding the foregoing, in no event shall the following constitute Indebtedness:

(i) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset,

(ii) trade accounts payable, deferred revenues, liabilities associated with customer prepayments and deposits and other accrued obligations (including transfer pricing and accruals for payroll and other operating expenses accrued in the ordinary course of business), in each case incurred in the ordinary course of business,

(iii) operating leases,

(iv) customary obligations under employment agreements and deferred employee compensation, and

(v) prepaid or deferred revenue and deferred tax liabilities.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venture) to the extent such Person would be liable therefor under applicable law or any agreement or instrument by virtue of such Person’s ownership interest in such other Person, (A) except to the extent the terms of such Indebtedness provide that such Person is not liable therefor and (B) only to the extent the relevant Indebtedness is of the type that would be included in the calculation of Consolidated Total Debt; provided, that notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder).

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Initial Bridge Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Initial Bridge Loans hereunder on the Closing Date in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “Initial Bridge Loan Commitment”, as the same may be (a) reduced from time to time pursuant to Section 2.08 or 2.18(b) or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05. The aggregate amount of the Lenders’ Initial Bridge Loan Commitments on the Closing Date is $250,000,000 (TWO HUNDRED FIFTY MILLION DOLLARS).

“Initial Bridge Loans” means the Bridge Loans made by the Lenders to the Borrower pursuant to Section 2.01(a) on the Closing Date.

“Intercreditor Agreement” means an intercreditor or subordination agreement (which may, if applicable, consist of a payment waterfall) that is reasonably satisfactory to the Administrative Agent.

“Interest Coverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Adjusted EBITDA for the Test Period then most recently ended to (b) Ratio Interest Expense for such Test Period, in each case, of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07 and substantially in the form of Exhibit D hereto, with such modifications to such form as may be approved by the Administrative Agent and the Borrower.

“Interest Payment Date” means (a) with respect to any ABR Loan and any Term Loan, the last Business Day of each March, June, September and December and the Maturity Date applicable to such Loan and (b) with respect to any Eurodollar Borrowing, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months (or, to the extent consented to by all relevant affected Lenders, one week, twelve months or another period requested by the Borrower) thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless (other than in the case of an Interest Period of one week) such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period (other than an Interest Period of one week) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period shall extend beyond the scheduled Maturity Date applicable to such Borrowing. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means (a) any purchase or other acquisition by the Borrower or any of its Restricted Subsidiaries of any of the Securities of any other Person, (b) the purchase or other acquisition (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or substantially all of the assets of, or of a division, line of business or other business unit of, any other Person and (c) any loan, advance or capital contribution to, or Guarantee of Indebtedness of, or purchase or other acquisition of any Indebtedness of, any other Person by the Borrower or any of its Restricted Subsidiaries. The amount of any Investment shall be the original cost of such Investment, plus the original cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal or payment of interest in the case of any Investment in the form of a loan, advance or purchase or other acquisition of Indebtedness and any return of or on capital in the case of any other Investment (whether as a distribution, dividend, redemption or sale, but not in excess of the amount of the relevant initial Investment).

“Investors” means (a) the Sponsor, (b) the Management Investors and (c) the Parent.

“IP Rights” has the meaning assigned to such term in Section 3.05(c).

“IRS” means the U.S. Internal Revenue Service.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit E, with such modifications to such form as may be approved by the Administrative Agent and the Borrower.

“Junior Indebtedness” means any Indebtedness of the type described in clause (a) or (c) of the definition of “Indebtedness” of the Borrower or any of its Restricted Subsidiaries (other than Indebtedness among Holdings, Borrower and/or its subsidiaries) that is expressly subordinated in right of payment to the Obligations provided that, with respect to any single class, tranche or issue of such Indebtedness, the aggregate principal amount thereof exceeds the Threshold Amount.

“Latest Maturity Date” has the meaning assigned to such term in the 2020 Senior Secured Credit Agreement.

“Legal Reservations” means the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender” means any Lender with (i) an Initial Bridge Loan Commitment or an outstanding Initial Bridge Loan, (ii) a Delayed Draw Bridge Commitment or an outstanding Delayed Draw Bridge Loan or (iii) an outstanding Term Loan.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“LIBO Screen Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period or with respect to the determination of the Alternate Base Rate pursuant to clause (c) of the definition thereof, the London interbank offered rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to the applicable Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01 or LIBOR02) (or, in the event such rate does not appear on a Reuters screen page, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); provided that, in each case, if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided, that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Limited Condition Acquisition” has the meaning assigned to such term in Section 1.10(a).

“Loan” means any Initial Bridge Loan, Delayed Draw Bridge Loan or Term Loan made (including by way of conversion pursuant to Section 2.21(a)) by the Lenders to the Borrower pursuant to this Agreement.

“Loan Documents” means this Agreement, any Promissory Note, the Guarantee Agreement, the Fee Letter, each Joinder Agreement, and any other document or instrument designated by the Borrower and the Administrative Agent as a “Loan Document.” Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Guarantor” means Holdings and any Subsidiary Guarantor.

“Loan Guaranty” means any Guarantee of the Obligations created under the Guarantee Agreement.

“Loan Parties” means Holdings, the Borrower and each Subsidiary Guarantor. For the avoidance of doubt, for purposes of this Agreement, the term “Loan Party” shall not include any Excluded Subsidiary or any Affiliated Practice Group.

“Management Investors” means the officers, directors, managers, employees and members of management of the Borrower, any Parent Company and/or any subsidiary of the Borrower and any successor, heir or assign of the foregoing and any trust established by or for the benefit of any of the foregoing.

“Management Services Agreement” means each agreement between the Borrower or a subsidiary of the Borrower that is a Loan Party, on the one hand, and an Affiliated Practice Group, on the other hand, pursuant to which, among other things, the Borrower or such subsidiary agrees to provide management, administrative and/or business services to such Affiliated Practice Group.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (i) the business, financial condition or results of operations of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the rights and remedies, taken as a whole, of the Administrative Agent and the Lenders under the applicable Loan Documents or (iii) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the applicable Loan Documents.

“Material Real Estate Asset” means (a) each Real Estate Asset owned in fee simple by any Loan Party and set forth on Schedule 1.01 and (b) any other Real Estate Asset owned in fee simple by any Loan Party, provided that, in the case of this clause (b), such Real Estate Asset has a fair market value (as reasonably determined by the Borrower after taking into account any liabilities with respect thereto that impact such fair market value) in excess of $5,000,000, determined (i) in the case of any such Real Estate Asset owned by any Loan Party on the Closing Date, as of the Closing Date, (ii) in the case of any such Real Estate Asset owned by any Restricted Subsidiary that becomes a Loan Party after the Closing Date, as of the date such Restricted Subsidiary becomes a Loan Party or (iii) in the case of any such Real Estate Asset acquired by any Loan Party after the Closing Date or, in the case of any Loan Party referred to in clause (b), after it becomes a Loan Party, as of the date of acquisition thereof.

“Maturity Date” means (a) prior to the conversion of the Bridge Loans into Term Loans, the Bridge Loan Conversion Date and (b) from and after the Bridge Loans have been converted into Term Loans pursuant to Section 2.21(a), the Final Maturity Date.

“Maximum Rate” has the meaning assigned to such term in Section 9.19.

“Medicaid” means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, authoritative manuals, orders, authoritative guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§1395 et seq.) and any statutes succeeding thereto, and all laws, rules regulations, authoritative manuals, orders or authoritative guidelines (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means any “employee benefit plan” as defined in Section (3)(3) of ERISA which is a “multiemployer plan” as defined in Section 3(37) of ERISA that is subject to the provisions of Title IV of ERISA, and in respect of which the Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability, contingent or otherwise.

“Narrative Report” means, with respect to the financial statements with respect to which it is delivered, a management discussion and narrative report describing the operations of the Borrower and its subsidiaries for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of the period to which the relevant financial statements relate, it being understood that such report may be in the form prepared for presentation to senior management of the Borrower and need not comply with the requirements of Regulation S-K under the Securities Act (“Regulation S-K”).

“Net Proceeds” means (a) with respect to any Disposition or any Casualty/Condemnation Event, (i) the Cash proceeds received by the Borrower or any Restricted Subsidiary in respect thereof (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-Cash consideration initially received and, in the case of any Casualty/Condemnation Event, any insurance proceeds, but excluding any business interruption insurance policy proceeds), minus (ii) the sum, without duplication, of (A) any out-of-pocket costs and expenses incurred by the Borrower or any Restricted Subsidiary in connection with such Disposition or Casualty/Condemnation Event or, in the case of a Casualty/Condemnation Event, in connection with the adjustment, settlement or collection of any claims in respect thereof (including, in each case, reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums and related search and recording charges, transfer and similar Taxes, deed or mortgage recording Taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and the Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or any distribution pursuant to Section 6.03(a)(viii))), (B) the amount of all payments reasonably estimated to be required to be made by the Borrower and the Restricted Subsidiaries in respect of purchase price adjustment, indemnification and similar contingent liabilities that are attributable to such Disposition or Casualty/Condemnation Event or in respect of any other retained liabilities associated therewith (including pension and other post-employment benefit liabilities and environmental liabilities), (C) the aggregate amount of the principal, interest, premium or penalty, if any, and other amounts of or in respect of any Indebtedness (other than the Loans and any Indebtedness that is secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing the 2020 Senior Secured Credit Facilities or that is expressly subordinated in right of payment to the 2020 Senior Secured Credit Facilities) that is secured by the assets subject to such Disposition or Casualty/Condemnation Event and that is required to be repaid or otherwise comes due, or would be in default, as a result of such Disposition or Casualty/Condemnation Event and that is, or will be, repaid by the Borrower or its Restricted Subsidiaries, (D) Cash escrows (until released from escrow to the Borrower or any of its Restricted Subsidiaries) from the sale price for such Disposition and (E) in the case of any Disposition or Casualty/Condemnation Event of or in respect of the assets of any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the pro rata portion thereof (calculated without regard to this clause (E)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Restricted Subsidiary that is a Wholly-Owned Subsidiary as a result thereof; and (b) with respect to any issuance or incurrence of Indebtedness or Capital Stock, the Cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred by the Borrower or any Restricted Subsidiary in connection therewith.

“New Affiliated Practice Group” means an Affiliated Practice Group that was not previously an Affiliated Practice Group a party to a Management Services Agreement.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.18(b)(v).

“Non-Debt Fund Affiliate” means any Investor (which is an Affiliate of the Borrower) and any Affiliate of any such Investor, other than (a) any Debt Fund Affiliate, (b) Holdings, the Borrower or any of its Restricted Subsidiaries or (c) a natural person.

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all accrued and unpaid fees (including fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and all expenses, reimbursements, indemnities and other liabilities and obligations of any Loan Party to any Lender, the Administrative Agent, or any indemnified party arising under the Loan Documents, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Lists” means the List of Specially Designated Nationals and Blocked persons maintained by OFAC, as amended from time to time, or any similar lists maintained or issued by OFAC.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation and its operating agreement, and (e) with respect to any other form of entity, such other organizational documents required by local law or customary under such jurisdiction to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Original Closing Date” means November 23, 2020.

“Other Connection Taxes” means, with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other First Lien Indebtedness” means any Incremental Equivalent Debt and any Indebtedness incurred under Section 6.01(q), 6.01(w) or, if in respect of any of the foregoing, 6.01(p), in each case, only if such Indebtedness is secured by Liens on any Collateral on a pari passu basis with the Liens securing the 2020 Senior Secured Credit Facilities.

“Other Taxes” means all present or future stamp, court or documentary Taxes or any intangible, recording, filing or other excise or property Taxes arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)).

“Outstanding Amount” means with respect to any Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loan, as the case may be, occurring on such date.

“Parent” means Cano Health, Inc., a Delaware corporation.

“Parent Company” means (a) Holdings, (b) the Parent, (c) Primary Care (ITC) Holdings, LLC, a Delaware limited liaiblity company and (d) any other Person of which the Borrower is an indirect Wholly-Owned Subsidiary.

“Participant” has the meaning assigned to such term in Section 9.05(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.05(c)(ii).

“Patent” means (a) any and all patents and patent applications, (b) all inventions described and claimed therein, (c) all reissues, divisions, continuations, renewals, extensions and continuations in part thereof and (d) all rights corresponding to any of the foregoing.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, which the Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability, contingent or otherwise.

“Permitted Acquisition” means any acquisition made by the Borrower or any of its Restricted Subsidiaries, whether by purchase, merger, consolidation, amalgamation or otherwise (including, for the avoidance of doubt, pursuant to the implementation of any “friendly physician” or similar structure), of all or substantially all of the assets of, or of a division, line of business or other business unit of, any other Person or of a majority of the outstanding Capital Stock of any other Person, including, to the extent permitted under applicable Laws, any Affiliated Practice Group (and, in any event, including (1) any Investment in (x) any Restricted Subsidiary the effect of which is to increase the Borrower’s or any Restricted Subsidiary’s equity ownership in such Restricted Subsidiary or (y) any joint venture for the purpose of increasing the Borrower’s or any Restricted Subsidiary’s ownership interest in such joint venture or (2) the entry into a Management Services Agreement with a New Affiliated Practice Group); provided that (a) no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists or would result after giving pro forma effect to such acquisition, (b) the Borrower or such Restricted Subsidiary is in compliance with Section 6.09 immediately before and after such acquisition and (c) the total consideration paid, after the Closing Date, by the Borrower and its Restricted Subsidiaries that are Loan Parties (i) for the acquisition of the Capital Stock of any Person that is not, or does not become, a Loan Party, (ii) with respect to Investments of the type referred to in clauses (1)(x) and (1)(y) above in any Person that is not, or does not become, a Loan Party and (iii) in the case of an asset acquisition, for the acquisition of assets by Restricted Subsidiaries that are not Loan Parties shall not exceed, in the aggregate for clauses (i), (ii) and (iii) the sum of (i) the greater of $20,000,000 and 20.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period and (ii) amounts otherwise available under Section 6.05; provided, further, that such cap shall not apply to any acquisition of any Affiliated Practice Group or Persons formed in connection with the implementation of any “friendly physician” or similar structure.

“Permitted Holders” means (a) the Investors and (b) any Person with which one or more Investors form a “group” (within the meaning of Section 14(d) of the Exchange Act) so long as, in the case of this clause (b), the relevant Investors beneficially own more than 50.0% of the Voting Capital Stock of Holdings beneficially owned by such group.

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Permitted Reorganization” means re-organizations and other activities related to tax planning and re-organization undertaken by the Borrower and its Restricted Subsidiaries in good faith.

“Permitted Sponsor Payments” has the meaning assigned to such term in Section 6.08(j).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“PIPE Equity Contribution” has the meaning assigned to such term in the 2020 Senior Secured Credit Agreement.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) maintained or contributed to by the Borrower and/or any Restricted Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of its ERISA Affiliates, other than any Multiemployer Plan.

“Platform” means SyndTrak®, Intralinks®, ClearPar® or another similar website or other information platform.

“Prepayment Asset Sale” means any Disposition by the Borrower or its Restricted Subsidiaries made pursuant to Section 6.06(g)(iv), 6.06(h) or 6.06(q).

“Prime Rate” means (a) the rate of interest publicly announced, from time to time, by the Administrative Agent at its principal office in New York City as its “prime rate”, with the understanding that the “prime rate” is one of the Administrative Agent’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as the Administrative Agent may designate, or (b) if the Administrative Agent has no “prime rate,” the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Board (as reasonably determined by the Administrative Agent).

“Private Side Information” means any information with respect to Holdings, the Borrower and its subsidiaries, or any of their securities, that is not Public Side Information.

“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the Total Net Leverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, Interest Coverage Ratio, Consolidated Adjusted EBITDA, Consolidated Total Assets or any other financial metric (including component definitions thereof) in connection with any Subject Transaction, that such Subject Transaction and each other Subject Transaction required to be given pro forma effect pursuant to Section 1.04(b) shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, as of the last day of such Test Period) and that:

(a) (i) in the case of any Disposition of all or substantially all of the Capital Stock of any Restricted Subsidiary or a division, line of business or other business unit of the Borrower or any Restricted Subsidiary and/or any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any Permitted Acquisition, any other acquisition or similar Investment and/or designation of an Unrestricted Subsidiary as a Restricted Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided, that any pro forma adjustment described in this clause (a) may be applied to any such test or covenant solely to the extent that such adjustment is consistent with the definition of Consolidated Net Income or Consolidated Adjusted EBITDA (and, in the case of adjustments of the type contemplated by clause (e) thereof, such adjustments (other than adjustments permitted by clause (f) and (g) thereof) shall not exceed the cap set forth in clause (e) thereof, to the extent applicable);

(b) any repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness (other than revolving Indebtedness) shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; and

(c) any Indebtedness incurred or assumed by the Borrower or any of its Restricted Subsidiaries in connection therewith shall be deemed to have been incurred or assumed as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided, that (i) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (ii) interest on any obligation with respect to any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such obligation in accordance with GAAP (having regard to Section 1.04(a)) and (iii) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower.

“Projections” means any financial projections and pro forma financial statements of the Borrower and its subsidiaries furnished to the Arranger on or prior to the Closing Date.

“Promissory Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit H, with such modifications to such form as may be approved by the Administrative Agent and the Borrower, evidencing the aggregate outstanding principal amount of Loans made by such Lender.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, similar law under other jurisdictions), the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees.

“Public Lenders” means Lenders that do not wish to receive Private-Side Information.

“Public-Side Information” information that is either (i) available to all holders of Traded Securities issued by any Parent Company, the Borrower or any Restricted Subsidiary or (ii) not material non-public information (for purposes of United States federal, state or other applicable securities laws).

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualified Holdings Indebtedness” means any Indebtedness of Holdings that (a) is expressly subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent and is not secured by any Lien on any assets of Holdings, the Borrower or any of its Restricted Subsidiaries, (b) is not Guaranteed by the Borrower or any of its Restricted Subsidiaries, (c) does not have final maturity date prior to the date that is 180 days after the Maturity Date as of the date of the incurrence thereof, (d) has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary prepayments, repurchases or redemptions or offers to prepay, redeem or repurchase or mandatory prepayments upon a change of control, asset sale or casualty, condemnation, taking or similar event, and customary acceleration rights after an event of default) and (e) does not require any payments in Cash of interest or other amounts in respect of principal prior to the date that is 180 days after the Maturity Date as of the date of incurrence thereof (it being agreed that this clause (e) shall not prohibit Indebtedness the terms of which permit Holdings to elect, at its option, to make payments in Cash of interest or other amounts in respect of the principal thereof prior to such date.

“Qualifying IPO” means (a) the issuance and sale by any Parent Company of its common Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) and (b) the occurrence of the SPAC Closing Date.

“Quality of Earnings Reports” mean (i) that certain Draft Financial Due Diligence Report of Alvarez & Marsal dated June 2020 delivered to the Arranger, (ii) that certain Draft Diligence Report of FTI Consulting Inc. dated April 26, 2021, (iii) that certain Financial Due Diligence Report of FTI Consulting Inc. dated March 29, 2021 and (iv) that certain Financial Due Diligence Report of Kaufman Rossin and Co. dated May 4, 2021 and delivered to the Arranger.

“Ramping Clinic” means any clinic that satisfies the following requirements: (a) the Borrower or a Restricted Subsidiary owns a direct or indirect equity interest in such clinic and (b) such clinic has been open for less than or equal to 36 full months.

“Ramping Clinic Actual EBITDA” means, for any Ramping Qualifying Clinic for any Test Period, an amount equal to (a) Clinic-Level EBITDA for such Ramping Qualifying Clinic for such Test Period minus (b) an amount equal to (i) (A) the amount set forth in clause (a) plus (B) any clinic-level management fee paid, accrued or retained by the Restricted Subsidiary that owns such Ramping Qualifying Clinic, multiplied by (ii) the percentage of the Capital Stock in such Ramping Qualifying Clinic that are held by any Person other than Holdings, the Borrower or any other Restricted Subsidiary that holds Capital Stock in any Restricted Subsidiary.

“Ramping Qualifying Clinic” means, for any Test Period, any Ramping Clinic for which (a) $400,000 minus (b) the Clinic-Level EBITDA for such Ramping Clinic for such Test Period results in a number that is greater than zero.

“Ramping Qualifying Clinic Mature EBITDA Amount” means, for any Test Period, an amount equal to (a) $400,000 multiplied by (b) the number of Ramping Qualifying Clinics in existence as of the last day of such Test Period.

“Ratio Debt” means Indebtedness incurred pursuant to Section 6.01(w).

“Ratio Interest Expense” means, for any period, (a) the consolidated total cash interest expense of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, but excluding therefrom (without duplication) (i) amortization, accretion or accrual of original issue discount, discounted liabilities, deferred financing fees and debt issuance costs and commissions, (ii) any fees and expenses relating to Indebtedness, including commitment, bridge, structuring and administrative or trustee fees and charges with respect to the credit facilities established hereunder or with respect to other Indebtedness, (iii) any costs associated with surety, performance or similar bonds or instruments, (iv) any costs associated with obtaining, or breakage costs in respect of, or any payment obligation arising under, any Hedge Agreement or any other derivative instrument and any non-cash interest expense attributable to any movement in the mark to market valuation of any obligation under any Hedge Agreement or any other derivative instrument (in each case, other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness), (v) any commission, discount and/or other fee or charge owed with respect to any letter of credit and/or bankers’ acceptance, (vi) any penalty and/or interest relating to Taxes, (vii) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization accounting or, if applicable, acquisition accounting, (viii) interest expense with respect to Indebtedness of any Parent Company reflected in consolidated total interest expense of the Borrower and its Restricted Subsidiaries solely by reason of push-down accounting, (ix) any payments with respect to make-whole, prepayment or repayment premiums or other breakage costs of any Indebtedness and (x) any non-cash interest expense and any capitalized interest, whether paid in kind or accrued, minus (b) interest income of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP. For purposes of this definition, interest in respect of any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Lease in accordance with GAAP (having regard to Section 1.04(a)).

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of any Loan Party in and to real property (including, but not limited to, land, improvements and fixtures thereon).

“Receivables Assets” means accounts receivable, royalty and other similar rights to payment and any other assets related thereto subject to a Receivables Facility that are customarily sold or pledged in connection with receivables or securitization transactions and the proceeds thereof.

“Receivables Facility” means any of one or more receivables or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Borrower or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable or assets related thereto that are customarily sold or pledged in connection with receivables or securitization transactions to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related or incidental thereto.

“Refinancing” has the meaning assigned to such term in the recitals to this Agreement.

“Refinancing Indebtedness” means, with respect to any Indebtedness, any other Indebtedness that refinances, refunds or replaces such Indebtedness (or any prior Refinancing Indebtedness in respect thereof).

“Register” has the meaning assigned to such term in Section 9.05(b)(iv).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Funds” means, with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed or advised by such Lender, the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, managers, officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Permitted Acquisition” has the meaning assigned to such term in Section 4.03.

“Reportable Event” means, with respect to any Pension Plan or Multiemployer Plan, any of the events described in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period is waived under PBGC Reg. Section 4043.

“Representatives” has the meaning assigned to such term in Section 9.13.

“Required DDTL Lenders” means, at any time, Lenders having Delayed Draw Bridge Loans and unused Delayed Draw Bridge Commitments representing more than 50.0% of the sum of the total Delayed Draw Bridge Loans and the total unused Delayed Draw Bridge Commitments at such time.

“Required Lenders” means, at any time, Lenders having Loans or unused Commitments representing more than 50.0% of the sum of the aggregate principal amount of the Loans and the total unused Commitments at such time.

“Replacement Term Loans” has the meaning assigned to such term in the 2020 Senior Secured Credit Agreement (as in effect on the date hereof).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person means the chief executive officer, the president, the chief financial officer, chief accounting officer, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president or the chief operating officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of such Person. Any document delivered under any Loan Document that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Responsible Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer or other Responsible Officer with reasonably equivalent responsibilities (or, if no such Responsible Officer exists, then any other Responsible Officer) of the Borrower that such financial statements present fairly, in all material respects, the consolidated financial position of the Borrower as at the dates indicated and its consolidated results of operations and cash flows for the periods indicated in accordance with GAAP, subject to changes resulting from audit and normal year-end adjustments.

“Restricted Amount” has the meaning set forth in Section 2.10(b)(iv)(C).

“Restricted Debt” means any Junior Indebtedness.

“Restricted Debt Payment” has the meaning set forth in Section 6.03(b).

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of the Borrower, except a dividend or other distribution payable solely in shares of Qualified Capital Stock of the Borrower, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of the Borrower and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of the Borrower now or hereafter outstanding.

“Restricted Subsidiary” means, as to any Person, any subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise specified, “Restricted Subsidiary” shall mean any Restricted Subsidiary of the Borrower.

“Retained ECF Amount” means, at any date of determination, (i) the portion of Excess Cash Flow, determined on a cumulative basis for all Fiscal Years of Holdings (commencing with the Fiscal Year ending December 31, 2021) that was not required to be applied to prepay Senior Secured Term Loans pursuant to Section 2.10(b) of the 2020 Senior Secured Credit Agreement (as in effect on the date hereof), minus (ii) the aggregate principal amount of all optional prepayments, repurchases, redemptions or other retirements of Indebtedness, in each case, to the extent deducted in calculating the amount of any Excess Cash Flow prepayment pursuant to Section 2.10(b)(i)(B) of the 2020 Senior Secured Credit Agreement (as in effect on the date hereof); provided, that in no event shall the “Retained ECF Amount” be less than $0.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.07.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Closing Date, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (a) any Person who is the target of Sanctions (including any Person named on any OFAC List), (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or clause (b).

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, adopted, administered or enforced from time to time by OFAC, the U.S. Department of State, Her Majesty’s Treasury of the United Kingdom, the United Nations Security Council or the European Union.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Secured Net Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Secured Debt, net of Unrestricted Cash, as of the last day of the Test Period then most recently ended to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended, in each case, of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided, that “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Senior Fixed Rate” means the rate specified in the definition of “Total Cap” in the Fee Letter.

“Senior Notes” means senior notes due 2028, to be issued in connection with the exchange for the Term Loans under the Senior Refinancing Indenture, in an aggregate principal amount of up to $250,000,000 (less, without duplication, the amount of any Take-out Securities, the amount of any Loans that have been repaid on or prior to the date of such Senior Notes and any Loans that remain outstanding after the issuance of the Senior Notes), together with interest, fees and all other amounts payable in connection therewith.

“Senior Notes Guarantors” has the meaning assigned to such term in Section 2.21(b).

“Senior Refinancing Indenture” means the indenture pursuant to which the Senior Notes shall be issued, to be entered into in connection with the exchange of the Term Loans pursuant to Section 2.21(b), among the Borrower, the Senior Notes Guarantors, and the Trustee, having covenants and events of default that are customary for high-yield transactions and no more restrictive than the covenants and events of default set forth herein and other terms to be mutually agreed and negotiated in good faith between the Borrower and the Administrative Agent, as it may be amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Senior Secured Loan Documents” means the “Loan Documents” under (and as defined in) the 2020 Senior Secured Credit Agreement.

“Senior Secured Term Loans” means the “Term Loans” under (and as defined in) the 2020 Senior Secured Credit Agreement.

“Shared Fixed Incremental Amount” means the greater of (x) $90,000,000 and (y) 100.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period, less (i) for purposes of Sections 6.01(y), the aggregate outstanding principal amount of all Incremental Facilities, Incremental Equivalent Debt and Ratio Debt incurred in reliance on the Shared Fixed Incremental Amount or (ii) for purposes of Section 6.01(w), the aggregate outstanding principal amount of all Incremental Facilities and Incremental Equivalent Debt incurred in reliance on the Shared Fixed Incremental Amount.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“SPAC Acquisition” means that certain transaction consummated on the SPAC Closing Date pursuant to which JAWS Merger Sub LLC, a subsidiary of Parent (f/k/a Jaws Acquisition Corp.) merged with and into Holdings, with Holdings the surviving entity.

“SPAC Acquisition Agreement” means that certain Business Combination Agreement, dated as of November 11, 2020 (and together with the exhibits, annexes, disclosure schedules and ancillary agreements relating thereto, in each case, as amended, restated, supplemented or otherwise modified from time to time), among the Parent, Holdings, Jaws Acquisition Corp. and JAWS Merger Sub LLC.

“SPAC Closing Date” means June 3, 2021.

“SPAC Equity Contribution” has the meaning assigned to such term in the 2020 Senior Secured Credit Agreement.

“SPAC Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount, upfront fees and any indemnified costs, fees and expenses pursuant to the SPAC Transactions) payable or otherwise borne by Holdings and/or its subsidiaries in connection with the SPAC Transactions and the transactions contemplated thereby.

“SPAC Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Senior Secured Loan Documents to which they are a party, (b) the borrowing of Loans under (and as defined in) the 2020 Senior Secured Credit Agreement, (c) the SPAC Acquisition and the other transactions contemplated by the SPAC Acquisition Agreement, (d) the Closing Date Dividend (as defined in the 2020 Senior Secured Credit Agreement), (e) the PIPE Equity Contribution, (f) the SPAC Equity Contribution, (g) the Refinancing (as defined in the 2020 Senior Secured Credit Agreement), (h) the Humana Note Replacement (as defined in the 2020 Senior Secured Credit Agreement) and (i) the payment of the SPAC Transaction Costs.

“SPC” has the meaning assigned to such term in Section 9.05(e).

“Specified Net Proceeds” has the meaning assigned to such term in Section 2.10(b)(ii).

“Specified Representations” means the representations and warranties set forth in Sections 3.01(a)(i) (solely as it relates to the Borrower and the Guarantors), 3.02, 3.03(b)(i), 3.08, 3.12, respectively), 3.16 (solely with respect to the final sentence thereof), 3.17(a)(ii), 3.17(b)(i) (solely with respect to the use of proceeds of the Bridge Loans not violating the laws described therein) and 3.17(c) of this Agreement.

“Specified Transactions” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Sponsor” means, collectively, InTandem Capital Partners, LLC and any of its controlled Affiliates, and funds, partnerships or other co-investment vehicles managed or advised by any of them or any of their respective controlled Affiliates, but excluding, however, any portfolio company of any of the foregoing and any Person Controlled by any such portfolio company (including Holdings, the Borrower and its subsidiaries).

“Sponsor Model” means that certain model delivered by the Sponsor to the Arranger on June 9, 2021.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stock Option Arrangement” means an agreement (which may be included as part of the terms of a Management Services Agreement or any other Affiliated Practice Group Agreement) pursuant to which the owner(s) of one hundred percent (100%) of the Capital Stock issued by an Affiliated Practice Group grant(s) to the Borrower or any subsidiary of the Borrower that is a Loan Party a right to purchase or transfer, or cause the purchase or transfer of, the Capital Stock of the Affiliated Practice Group held by such owner(s) by or to a Person duly qualified to hold such Capital Stock under applicable laws and designated by such Loan Party that is a party thereto.

“Subject Transaction” means (a) the SPAC Transactions, any Acquisition Transaction and the Transactions, (b) any Permitted Acquisition or any other acquisition or similar Investment, whether by purchase, merger, consolidation, amalgamation or otherwise, of all or substantially all of the assets of, or any division, line of business or other business unit of, any Person or of a majority of the outstanding Capital Stock of any Person (and, in any event, including (1) any Investment in (i) any Person if, as a result thereof, such Person became a Restricted Subsidiary, (ii) any Restricted Subsidiary the effect of which is to increase the Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (iii) any joint venture for the purpose of increasing the Borrower’s or its relevant Restricted Subsidiary’s ownership interest in such joint venture and (2) the entry into a

Management Services Agreement with a New Affiliated Practice Group), (c) any Disposition of all or substantially all of the assets or Capital Stock of any Restricted Subsidiary (or any division, line of business or other business unit of the Borrower or a Restricted Subsidiary), (d) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 5.10, (e) any incurrence of any Indebtedness (other than revolving Indebtedness), and the application of the proceeds thereof, and any repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness (other than revolving Indebtedness), (f) any Specified Transaction and/or (g) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50.0% of the total voting power of Voting Capital Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof, in each case, solely if the relevant entity’s financial results are required to be consolidated in such Person’s consolidated financial statements in accordance with GAAP; provided, that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “subsidiary” shall mean any subsidiary of the Borrower. Notwithstanding the foregoing, except as set forth in the following proviso, no Affiliated Practice Group shall be deemed to be a subsidiary under any Loan Document; provided, that each Affiliated Practice Group shall be deemed to be a subsidiary hereunder (including for purposes of the definitions referring to the term “Subsidiary” to the extent appearing in the following definitions and provisions) solely for purposes of all financial ratios and tests herein (including the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio and the amount of Consolidated Total Assets, Consolidated Net Income and Consolidated Adjusted EBITDA) and the related definitions to the extent such Affiliated Practice Group is a Consolidated Subsidiary of Holdings.

“Subsidiary Guarantor” means each Restricted Subsidiary of the Borrower that becomes a party to the Guarantee Agreement, in each case, until such time as the relevant Restricted Subsidiary is released from its obligations under the Guarantee Agreement in accordance with the terms hereof. Notwithstanding anything herein to the contrary, the Borrower may elect to cause any Restricted Subsidiary that is not otherwise required to become a Subsidiary Guarantor in accordance with the terms hereof to become a Subsidiary Guarantor by satisfying the requirements of Section 5.12 as if it were subject to such requirements.

“Successor Borrower” has the meaning assigned to such term in Section 6.06(a)(i)(B).

“Successor Holdings” has the meaning assigned to such term in Section 6.13(d)(ii)(x).

“Swap Obligations” means, with respect to any Loan Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Take-out Securities” has the meaning provided in the recitals to this Agreement.

“Take-out Securities Offering” has the meaning provided in the recitals to this Agreement.

“Tax Distribution Amount” means, with respect to any taxable year (or portion thereof) for which the Borrower is a pass-through entity for U.S. federal income tax purposes, an amount sufficient (a) to permit Holdings to distribute cash to its direct or indirect equity owners in an amount equal to (1) with respect to taxable years or portions thereof prior to the SPAC Acquisition, the minimum amount provided for under Section 5.3 of that certain Fourth Amended and Restated Limited Liability Company Agreement of Parent, dated June 15, 2020, as in effect on the Original Closing Date and (2) with respect to taxable years or portions thereof after the SPAC Acquisition, the minimum amount provided for under Section 4.1(d) of the definitive LLC Agreement of Holdings in effect as of the SPAC Closing Date, and (b) to permit Holdings to pay any entity-level income taxes or franchise taxes or similar expenses; provided that any such amounts that are attributable to the taxable income of any Unrestricted Subsidiary will be permitted only to the extent of the amount of cash distributions made by such Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary for such purpose.

“Tax Receivable Agreement” has the meaning assigned to such term in the SPAC Acquisition Agreement.

“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the first date on which (a) all Commitments have expired or terminated and (b) the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent obligations for which no claim or demand has been made on the Borrower) have been paid in full in Cash (including pursuant to an Exchange of all outstanding Term Loans for Senior Notes on the applicable Exchange Date).

“Term Loan” has the meaning assigned to such term in Section 2.21.

“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Test Period” means, as of any date, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements have been delivered (or are required to have been delivered) under Section 5.01(a) or 5.01(b), as applicable, or, if earlier, for which financial statements are internally available.

“Threshold Amount” means the greater of (i) $25,000,000 and (ii) 25.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period.

“Total Net Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Total Debt, net of Unrestricted Cash, as of the last day of the Test Period then most recently ended to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended, in each case, of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Traded Securities” means any debt or equity Securities issued pursuant to a public offering registered under the Securities Act or Rule 144A offering or other similar private placement.

“Trademark” means (a) all trademarks (including service marks), common law marks, trade names, trade dress, and logos, slogans and other indicia of origin, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing and (b) all rights corresponding to any of the foregoing.

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount, upfront fees and any indemnified costs, fees and expenses pursuant to the DMG Acquisition Agreement and the Transactions) payable or otherwise borne by Holdings and/or its subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party, (b) the borrowing of Loans hereunder, (c) the DMG Acquisition and the other transactions contemplated by the DMG Acquisition Agreement, (d) the DMG Refinancing and (e) the payment of the Transaction Costs.

“Treasury Regulations” means the U.S. federal income tax regulations promulgated under the Code.

“Trustee” has the meaning assigned to such term in Section 2.21(b).

“Type”, when used in reference to any Loan or Borrowing (other than with respect to the Term Loans), refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undisclosed Administration” means, with respect to any Person, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the applicable law in the country where such Person is subject to home jurisdiction supervision if the applicable law require that such appointment is not to be publicly disclosed.

“Unrestricted Cash” means, on any date of determination, an amount equal to, determined as of such date for the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP, the sum of (a) unrestricted Cash and Cash Equivalents, whether or not held in a deposit account pledged to secure the 2020 Senior Secured Credit Facilities, (b) Cash and Cash Equivalents that are restricted in favor of the 2020 Senior Secured Credit Facilities (which may also include Cash and Cash Equivalents securing other Indebtedness that is secured by a Lien on the Collateral along with the 2020 Senior Secured Credit Facilities) and (c) to the extent such Indebtedness is included in Consolidated Total Debt, Cash and Cash Equivalents that are restricted in favor of any other Indebtedness.

“Unrestricted Subsidiary” means any subsidiary of the Borrower that is designated by the Borrower as an Unrestricted Subsidiary after the Closing Date pursuant to Section 5.10 and any subsidiary of such subsidiary.

“Unsecured Indebtedness” means any Indebtedness of the type described in clause (a) or (c) of the definition of “Indebtedness” of the Borrower or any of its Restricted Subsidiaries (other than Indebtedness among Holdings, Borrower and/or its subsidiaries) that is unsecured, provided that, with respect to any single class, tranche or issue of such Indebtedness, the aggregate principal amount thereof exceeds the Threshold Amount.

“U.S.” means the United States of America.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(f)(ii)(B)(3)(x).

“Voting Capital Stock” of a Person means Capital Stock of such Person of the class or classes the holders of which are entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that the effect of any prepayment made in respect of such Indebtedness shall be disregarded in making such calculation.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person 100.0% of the Capital Stock of which (other than directors’ qualifying shares or shares required by law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly- Owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to any Multiemployer Plan as the result of a “complete” or “partial” withdrawal by the Borrower or any Restricted Subsidiary (or any of their ERISA Affiliates) from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Bridge Loan Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Bridge Loan Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law), and all judgments, orders, writs and decrees, of all Governmental Authorities. The words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document (including any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (e) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document and (f) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”. For all purposes of this Agreement and the other Loan Documents, in connection with any “division” or “plan of division” of or with respect to any Person under Delaware law (or any comparable event under the applicable law of any other jurisdiction), if, pursuant thereto, (i) any asset, right, obligation or liability of such Person becomes the asset, right, obligation or liability of another Person, then it shall be deemed to have been transferred by such Person or such other Person, (ii) any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time and (iii) in the event that a Loan Party or any Subsidiary of a Loan Party or any Subsidiary thereof that is a limited liability company divides itself into two or more limited liability companies, any limited liability companies formed as a result of such division shall be required to comply with the obligations set forth in Section 5.12 and the other applicable further assurances obligations set forth in the Loan Documents (in each case as if each such resulting limited liability company were a Loan Party or a Subsidiary of a Loan Party or a Subsidiary thereof, as applicable), and to become an additional Loan Party, if required by the terms of this Agreement.

SECTION 1.04 Accounting Terms; GAAP; Pro Forma Basis.

(a) All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating the First Lien Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio, the Secured Net Leverage Ratio, Consolidated Net Income, Consolidated Adjusted EBITDA or Consolidated Total Assets shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of delivery of the financial statements described in Section 3.04(a) in GAAP or in the application thereof (including the conversion to IFRS as described below) on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change becomes effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further, that if such an amendment is requested by the Borrower or the Required Lenders, then the Borrower, the Administrative Agent and the Lenders shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof; provided, further, that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any subsidiary at “fair value”, as defined therein, (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (c) notwithstanding the foregoing, all obligations of Holdings, the Borrower and the other Restricted Subsidiaries that are or would have been treated as operating leases for purposes of GAAP prior to the issuance on February 25, 2016 of the Accounting Standards Update 2016-02, Leases (Topic 842) by the Financial Accounting Standards Board (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of the Loan Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to the Loan Documents.

(b) Notwithstanding anything to the contrary herein, but subject to Section 1.10 hereof, all financial ratios and tests (including the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio and the amount of Consolidated Total Assets, Consolidated Net Income and Consolidated Adjusted EBITDA) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs (or with respect to any Test Period to determine whether any Subject Transaction is permitted to be consummated) shall be calculated with respect to such Test Period and such Subject Transaction (including such Subject Transaction that is to be consummated) on a Pro Forma Basis. Further, if since the beginning of any Test Period and on or prior to the date of any required calculation of any financial ratio or test, any Subject Transaction has occurred, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, as of the last day of such Test Period). All references herein to consolidated financial statements of the Borrower and its Restricted Subsidiaries or to the determination of or any other amount for the Borrower and its Restricted Subsidiaries on a consolidated basis or any similar reference (including any First Lien Net Leverage Ratio test, any Secured Net Leverage Ratio test, any Total Net Leverage Ratio test and/or any Interest Coverage Ratio test and/or the amount of Consolidated Adjusted EBITDA or Consolidated Total Assets) shall, in each case, be deemed to include each Affiliated Practice Group that is a Consolidated Subsidiary as if such Affiliated Practice Group were a Restricted Subsidiary as defined herein.

SECTION 1.05 Effectuation of Transactions. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions to be consummated on the Closing Date, unless the context otherwise requires.

SECTION 1.06 Timing of Payment of Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

SECTION 1.07 Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

SECTION 1.08 Currency Equivalents Generally.

(a) For purposes of any determination under Article 5, Article 6 (other than the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article 7 with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Sale and Lease-Back Transaction, Affiliate transaction or other transaction, event or circumstance (any of the foregoing, a “specified transaction”) in a currency other than Dollars the Dollar equivalent amount of a specified transaction shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such specified transaction (or, at the election of the Borrower, such other date as shall be applicable with respect to such specified transaction pursuant to Section 1.10(a)). Notwithstanding anything to the contrary set forth herein, (i) if any Indebtedness is incurred or assumed (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01 (or, if applicable, secured under Section 6.02) and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction (or, if applicable, as of such other time as is applicable to such specified transaction pursuant to the immediately preceding sentence). For purposes of the calculation of compliance with any financial ratio for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used by the Borrower in preparing the financial statements for the relevant Test Period and may, at the election of the Borrower, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar equivalent amount of such Indebtedness.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

SECTION 1.09 Cashless Rollovers. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in connection with any extension, replacement, renewal or refinancing of any Class of Loans hereunder, any Lender may, with the consent of the Borrower, elect to accept any other Indebtedness permitted by the terms of this Agreement in lieu of all or any part of such Lender’s Applicable Percentage, Applicable Revolving Credit Percentage or other applicable share of any payment hereunder with respect to such Loans, it being agreed that (a) such acceptance shall not be subject to any requirement hereunder or under any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement and (b) notice of such acceptance shall be provided to the Administrative Agent and, if such other Indebtedness is in the form of Loans, the mechanics of the cashless settlement thereof shall be reasonably acceptable to the Administrative Agent.

SECTION 1.10 Certain Calculations and Tests.

(a) Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (including any such requirement that is to be determined on a Pro Forma Basis) (i) compliance with any financial ratio or test (including any First Lien Net Leverage Ratio test, any Secured Net Leverage Ratio test, any Total Net Leverage Ratio test or any Interest Coverage Ratio test) and/or any cap expressed as a percentage of Consolidated Adjusted EBITDA or Consolidated Total Assets, (ii) the making or accuracy of any representation or warranty or (iii) the absence of any Default or Event of Default (or any type of Default or Event of Default) as a condition to (A) the consummation of any transaction in connection with any acquisition or similar Investment that is not conditioned on obtaining third party financing (a “Limited Condition Acquisition”) and/or (B) the making of any Restricted Debt Payment requiring irrevocable advance notice thereof (or, in each case, any assumption or incurrence of any Indebtedness in connection therewith, including any Incremental Facility), the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, (1) in the case of any Limited Condition Acquisition, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such acquisition or Investment or (y) the consummation of such Limited Condition Acquisition, provided, that, in the case of clause (x) above, during the period between the signing of the definitive agreement with respect to such Limited Condition Acquisition and such time as such Limited Condition Acquisition has been consummated or the definitive documentation with respect to such Limited Condition Acquisition has been terminated or abandoned or expires without consummation of such Limited Condition Acquisition, (A) any such financial ratio or test shall be calculated on a Pro Forma Basis assuming such acquisition or Investment (and other transactions in connection therewith, including any assumption or incurrence of Indebtedness and the use of proceeds thereof) has been consummated and (B) solely with respect to any calculation of compliance with a financial ratio that is a condition to the making of any Restricted Payment or Restricted Debt Payment, the calculation of such financial ratio shall be tested both (I) on a Pro Forma Basis for such Limited Condition Acquisition and (II) assuming such Limited Condition Acquisition is not consummated and (2) in the case of any such Restricted Debt Payment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) delivery of irrevocable (which may be conditional) notice with respect to such Restricted Debt Payment or (y) the making of such Restricted Debt Payment, in each case, after giving effect to the relevant Limited Condition Acquisition or Restricted Debt Payment on a Pro Forma Basis and if, after giving pro forma effect to the relevant Limited Condition Acquisition and/or Restricted Debt Payment and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent Test Period ending prior to the applicable test date, the Borrower could have taken such action on the relevant test date in compliance with such financial ratio or basket, such financial ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an election pursuant to this Section 1.10(a) and if any of such ratios, baskets or amounts are exceeded subsequent to the applicable test date as a result of fluctuations in such ratio or amount (including due to fluctuations in Consolidated Adjusted EBITDA of the Borrower or the person subject to such Limited Condition Acquisition), at or prior to the consummation of the relevant transaction or action, such ratios, baskets or amounts will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken.

(b) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including any First Lien Net Leverage Ratio, any Secured Net Leverage Ratio test, any Total Net Leverage Ratio test and/or any Interest Coverage Ratio test and/or the amount of Consolidated Adjusted EBITDA or Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be (or, in each case, such other time as is applicable thereto pursuant to clause (a) above), and no Default or Event of Default shall be deemed to have occurred solely as a result of a subsequent change in such financial ratio or test.

(c) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio (including any First Lien Net Leverage Ratio, any Secured Net Leverage Ratio test, any Total Net Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amounts, the “Fixed Amounts”), substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio (including any First Lien Net Leverage Ratio, any Secured Net Leverage Ratio test, any Total Net Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts (even if part of the same transaction or, in the case of Indebtedness, the same tranche, as any Incurrence-Based Amounts) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts, but giving full pro forma effect to any increase in the amount of Consolidated Adjusted EBITDA or Consolidated Total Assets (including Unrestricted Cash) resulting from the reliance on the Fixed Amounts. It is further agreed that in connection with the calculation of any financial ratio applicable to the Incurrence-Based Amounts, such test shall be calculated on a Pro Forma Basis for the incurrence of such Indebtedness (including the application of the proceeds thereof), but without netting the Cash proceeds of such Indebtedness, and in the case of any such Indebtedness constituting revolving Indebtedness or delayed draw Indebtedness, assuming that such Indebtedness is fully drawn. Any amounts incurred or transactions entered into (or consummated) in reliance on a Fixed Amount shall be automatically reclassified as incurred under the Incurrence-Based Amount at such time as the Borrower meets the applicable ratio under the Incurrence-Based Amount at such time on a pro forma basis.

(d) It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction need not be permitted solely by reference to one clause or subclause of Section 6.01, 6.02, 6.03, 6.04, 6.05, 6.06 or 6.08, respectively, but may instead be permitted in part under any combination of clauses or subclauses of such Section, all as classified or, to the extent such alternative classification would have been permitted at the time of the relevant action, reclassified by the Borrower in its sole discretion, and shall constitute a usage of any availability under such clause or subclause only to the extent so classified or reclassified thereto; provided that (i) the Bridge Facility may only be permitted under Section 6.01(a), (ii) the 2020 Senior Secured Credit Facilities may only be permitted pursuant to Section 6.01(c) and secured by Liens permitted pursuant to Section 6.02(a) and (iii) Indebtedness incurred under Section 6.01(q), 6.01(w) or 6.01(y), to the extent such Indebtedness is secured by Liens on the Collateral that are pari passu with or junior to the

Liens on the Collateral securing the 2020 Senior Secured Credit Facilities, may not be reclassified to any other clause of Section 6.01 and such Liens on the Collateral may only be incurred under Section 6.02(s) or 6.02(t), as applicable. In addition, for purposes of determining compliance at any time with Section 6.01, 6.02, 6.03 or 6.05, if any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment or Investment (or a portion thereof), as applicable, that was previously incurred, made or otherwise undertaken as having been incurred, made or otherwise undertaken under any “ratio-based” basket set forth in such Section would, using the figures as of the end of or for the most recently ended Test Period, be permitted under the applicable “ratio-based” basket, then such item (or such portion thereof) shall be automatically reclassified as having been incurred under the applicable “ratio-based” basket; provided that, in the case of Sections 6.01 and 6.02, any such reclassification shall be subject to the limitations set forth in the proviso to the immediately preceding sentence.

(e) For purposes of determining compliance with this Agreement, (i) the outstanding principal amount of any Indebtedness issued at a price that is less than the principal amount thereof shall be equal, as of any date of determination, to the principal amount thereof that would appear on a consolidated balance sheet of the Borrower as of such date prepared in accordance with GAAP and (ii) the accrual of interest, the accrual of dividends, the accretion of accreted value, the amortization of original issue discount, the payment of interest or a dividend in the form of additional Indebtedness or additional shares of Capital Stock and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency shall not be deemed to be an incurrence of Indebtedness and, to the extent secured, shall not be deemed to result in an increase of the obligations so secured or to be a grant of a Lien securing any such obligations.

SECTION 1.11 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up for five).

ARTICLE 2

THE CREDITS

SECTION 2.01 Commitments.

(a) Bridge Loan Commitments. Subject to the terms and conditions set forth herein, each Lender severally, and not jointly, agrees to make Initial Bridge Loans to the Borrower on the Closing Date in Dollars in a principal amount not to exceed its Initial Bridge Loan Commitment. Amounts paid or prepaid in respect of the Initial Bridge Loans may not be reborrowed.

(b) Delayed Draw Bridge Commitments. Subject to the terms and conditions set forth herein, during the Delayed Draw Commitment Period, each Delayed Draw Bridge Lender with a Delayed Draw Bridge Commitment severally, and not jointly, agrees to make Delayed Draw Bridge Loans to the Borrower on each Delayed Draw Funding Date in Dollars in a principal amount not to exceed its Delayed Draw Bridge Commitment. Each Delayed Draw Bridge Lender’s Delayed Draw Bridge Commitment shall (x) be permanently reduced on each Delayed Draw Funding Date by the principal amount funded by each such Delayed Draw Bridge Lender on such Delayed Draw Funding Date and (y) terminate immediately and without further action on the Delayed Draw Termination Date. Amounts paid or prepaid in respect of the Delayed Draw Bridge Loans may not be reborrowed. Notwithstanding anything to the contrary contained herein, and immediately after giving effect to the incurrence of such Delayed Draw Bridge Loans (or, at the election of the Administrative Agent (such election to be notified to the Borrower and each Delayed Draw Bridge Lender), upon the Delayed Draw

Termination Date), the outstanding principal amount of such Delayed Draw Bridge Loans shall be automatically deemed to constitute Initial Bridge Loans thereafter for all purposes of this Agreement and the other applicable Loan Documents; it being understood and agreed that such outstanding Delayed Draw Bridge Loans shall be added to (and form part of) each then outstanding Borrowing of Initial Bridge Loans on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender that holds outstanding Initial Bridge Loans and such Delayed Draw Bridge Loans will participate proportionately in each then outstanding Borrowing of Initial Bridge Loans (after giving effect to the conversion pursuant to this sentence). To the extent this clause (b) requires that Delayed Draw Bridge Lenders making new Delayed Draw Bridge Loans add such Delayed Draw Bridge Loans to the then outstanding Borrowings of Eurodollar Rate Loans of the Initial Bridge Loans, it is acknowledged that the effect thereof may result in such new Delayed Draw Bridge Loans having short Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding Eurodollar Rate Loans of the respective Initial Bridge Loans and which will end on the last day of such Interest Period). Notwithstanding anything herein to the contrary, if the Administrative Agent determines, in consultation with the Borrower, on or prior to any Delayed Draw Funding Date that the Delayed Draw Bridge Loans and the Initial Bridge Loans made on the Closing Date will be treated as separate issues of debt instruments for tax purposes, the Administrative Agent may (in its sole discretion) require that the Delayed Draw Bridge Loans be incurred as a separate tranche of Bridge Loans hereunder and, without the consent of any other Lender, together with the Borrower may effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to address technical issues relating to the treatment of the Delayed Draw Bridge Loans as a separate tranche of Bridge Loans hereunder.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Prior to the Conversion Date and subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) such Eurodollar Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrower to repay such Eurodollar Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (iii) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.14 shall apply); provided, further, that no such domestic or foreign branch or Affiliate of such Lender shall be entitled to any greater indemnification under Section 2.14 or 2.16 with respect to such Eurodollar Loan than that to which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of any Change in Law after the date on which such Loan was made).

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate principal amount that is an integral multiple of $100,000 and not less than $1,000,000, provided that a Eurodollar Borrowing that results from a continuation of an outstanding Eurodollar Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Borrowings outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).

(d) Notwithstanding any other provision of this Agreement to the contrary, the Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to the relevant Loans.

(e) Notwithstanding Section 2.02(c), each initial Borrowing of Delayed Draw Bridge Loans shall be in an aggregate principal amount that is an integral multiple of $100,000 and not less than $2,500,000 (or such lesser amount that remains available).

SECTION 2.03 Requests for Borrowings.

(a) To request a Borrowing, the Borrower shall notify the Administrative Agent of such request (which may be by telephone) (i) in the case of a Eurodollar Borrowing, not later than 12:00 p.m. three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 10:00 a.m. on the date of the proposed Borrowing; provided that (A) any such notice of a Borrowing to be made on the Closing Date may be given no later 12:00 p.m. two Business Days before the Closing Date and (B) any such notice of a Borrowing of Delayed Draw Bridge Loans must be given no later than 12:00 p.m. three Business Days prior to the proposed Delayed Draw Funding Date; provided, further, that if any Interest Period that requires the consent of all relevant affected Lenders pursuant to the definition of “Interest Period” is requested, notice shall be delivered not later than 12:00 p.m. four Business Days before the date of the proposed Borrowing, whereupon the Administrative Agent shall give prompt notice to the affected Lenders of such request and determine whether the requested Interest Period is acceptable to all of them, and not later than 12:00 p.m. three Business Days prior to the requested date of such Borrowing, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the affected Lenders. Each such telephonic Borrowing Request shall be, except as may otherwise be specified therefor in the applicable Incremental Facility Amendment or Refinancing Amendment, irrevocable and shall be confirmed promptly by a written Borrowing Request signed by the Borrower and delivered to the Administrative Agent.

(b) Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate principal amount of the requested Borrowing and the Class thereof;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an Eurodollar Borrowing with an Interest Period of one month’s duration. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender under the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 [Reserved].

SECTION 2.05 [Reserved].

SECTION 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder not later than (i) 12:00 p.m., in the case of Eurodollar Loans, and (ii) 12:00 p.m. in the case of ABR Loans, in each case, on the Business Day specified in the applicable Borrowing Request by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage. The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to the account designated in the relevant Borrowing Request or as otherwise directed by the Borrower.

(b) Unless the Administrative Agent has received notice from any Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Loans comprising such Borrowing at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the obligation of the Borrower to repay the Administrative Agent such corresponding amount pursuant to this Section 2.06(b) shall cease. If the Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount. If the Borrower and such Lender shall both pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

SECTION 2.07 Type; Interest Elections.

(a) Each Borrowing shall initially be of the Type specified in the applicable Borrowing Request and, in the case of any Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower may elect to convert any Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders based upon their Applicable Percentages and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election (which may be by telephone) by the date and time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Interest Election Request signed by the Borrower and delivered to the Administrative Agent. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to (i) elect an Interest Period for Eurodollar Loans that does not comply with Section 2.02(d) or (ii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, such Borrowing shall be converted at the end of such Interest Period to an ABR Borrowing. Notwithstanding anything to the contrary herein, if an Event of Default exists and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default exists (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.

(f) Notwithstanding the foregoing or anything to the contrary herein, the Term Loans shall accrue interest at a fixed rate as provided in Section 2.12(c) and shall not be subject to the elections provided for above in this Section 2.07.

SECTION 2.08 Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Bridge Loan Commitments on the Closing Date shall automatically terminate upon the making of the Bridge Loans on the Closing Date and (ii) the Delayed Draw Bridge Commitments shall automatically terminate on the Delayed Draw Termination Date (after giving effect to any incurrence of Delayed Draw Bridge Loans on such date).

(b) Upon delivery of the notice required by Section 2.08(c), the Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided, that each partial reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000 (unless its is a reduction of all Commitments of such Class).

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce any Commitments under clause (b) of this Section in writing at least one Business Day prior to the effective date of such termination or reduction (or such later date to which the Administrative Agent may agree), specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of each applicable Class of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided, that any such notice may state that it is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked if such condition is not satisfied by the Borrower delivering notice to the Administrative Agent on the specified effective date. Any termination or reduction of any Commitment pursuant to this Section 2.08 shall be permanent. Upon any reduction of the Commitments of any Class, the Commitment of each Lender of the relevant Class shall be reduced by such Lender’s Applicable Percentage of such reduction amount.

SECTION 2.09 Repayment of Loans; Evidence of Debt.

(a) Subject to Section 2.21(a), the Borrower hereby unconditionally promises to repay the outstanding principal amount of the Loans to the Administrative Agent for the account of each Lender on the Maturity Date, in an amount equal to the remainder of the principal amount of the Loans outstanding on such date, together, in each case, with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) [Reserved].

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto and (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder.

(e) The entries made in the accounts maintained pursuant to clauses (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to clause (d) of this Section and any Lender’s records, the accounts of the Administrative Agent shall govern. Notwithstanding the foregoing, in the event of any inconsistency between the accounts maintained purusant to clauses (c) or (d) and the Register, the Register shall govern.

(f) Any Lender may request that any Loan made by it be evidenced by a Promissory Note. In such event, the Borrower shall prepare, execute and deliver a Promissory Note to such Lender payable to such Lender and its registered assigns; it being understood and agreed that such Lender (and/or its applicable assign) shall be required to return such Promissory Note to the Borrower in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable). If any Lender loses the original copy of its Promissory Note, it shall execute an affidavit of loss containing an indemnification provision reasonably satisfactory to the Borrower.

SECTION 2.10 Prepayment of Loans.

(a) Optional Prepayments.

(i) Upon prior notice in accordance with clause (a)(ii) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Borrowing of Loans of any Class, in whole or in part, without premium or penalty (but subject (A) to Section 2.10(a)(iii) and (B) if applicable, to Section 2.15). Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages of the relevant Class.

(ii) The Borrower shall notify the Administrative Agent in writing of any prepayment hereunder (A) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 p.m. three Business Days before the date of prepayment or (B) in the case of any prepayment of an ABR Borrowing, not later than 12:00 p.m. one Business Day before the day of prepayment (or, in the case of clauses (A) and (B), such other time as to which the Administrative Agent may agree). Each such notice shall be irrevocable (except as set forth in the proviso to this sentence) and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided, that any such notice may state that it is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked if such condition is not satisfied by the Borrower delivering notice to the Administrative Agent on or prior to the specified effective date. Promptly following receipt of any such notice relating to any Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type and Class as provided in Section 2.02, or such lesser amount that is then outstanding with respect to such Borrowing being repaid (and in increments of $100,000 in excess thereof or such lesser incremental amount that is then outstanding with respect to such Borrowing being repaid). Each prepayment of Bridge Loans shall be applied (a) during any period in which the Bridge Loans and the Delayed Draw Bridge Loans are not a single Class of Loans, on a pro rata basis between such Classes and (b) during any period in which the Bridge Loans and the Delayed Draw Bridge Loans are a single Class and Class of Loans, to the Class or Classes of Loans specified in the applicable prepayment notice, and each prepayment of Loans of any Class made pursuant to this Section 2.10(a) shall be applied against the outstanding principal amount in respect of the Loans of such Class in the manner specified by the Borrower or, in the absence of any such specification on or prior to the date of the relevant optional prepayment, in direct order of maturity.

(iii) Notwithstanding the foregoing and except to the extent provided in the Fee Letter as it relates to the Lenders party thereto, from and after the occurrence of a Demand Failure Event, in connection with each prepayment of Loans pursuant to this 2.10(a) or each prepayment of Loans pursuant to Section 2.10(b)(iii), the Borrower shall at the time of such prepayment pay to the Administrative Agent for the ratable benefit of Lenders whose Loans are being prepaid a prepayment premium equal to the redemption premium that would be then applicable to a redemption of Senior Notes under the Senior Refinancing Indenture (without regard to whether any Senior Notes are outstanding or the Senior Refinancing Indenture has been entered into).

(b) Mandatory Prepayments.

(i) [Reserved].

(ii) Subject to clause (vii) below, in the event that the Borrower or any of its Restricted Subsidiaries receives Net Proceeds in respect of any Prepayment Asset Sale or any Casualty/Condemnation Event, in each case, in excess of $3,000,000 in any Fiscal Year or $10,000,000 in the aggregate, the Borrower shall, not later than the fifth Business Day following the receipt thereof, apply an amount equal to 100.0% of such Net Proceeds in excess of such threshold (such Net Proceeds being referred to as the “Specified Net Proceeds”) to prepay the outstanding principal amount of Loans in accordance with clause (vi) of this Section 2.10(b); provided, that if prior to the date any such prepayment is required to be made, the Borrower notifies the Administrative Agent that the Borrower and/or its Restricted Subsidiaries intend to reinvest the Specified Net Proceeds in assets used or useful in the business of the Borrower or any of its Restricted Subsidiaries (other than Cash or Cash Equivalents, but including any reinvestment in the form of an acquisition or a similar Investment and any Investment in any Person that becomes a Restricted Subsidiary as a result of such Investment), then so long as no Event of Default exists at the time of the delivery of such notice, the Borrower shall not be required to make a prepayment under this Section 2.10(b)(ii) in respect of the Specified Net Proceeds to the extent that (1) the Specified Net Proceeds are so reinvested within 18 months following receipt thereof or (2) the Borrower or any of its Restricted Subsidiaries has committed so to reinvest the Specified Net Proceeds during such 18-month period and the Specified Net Proceeds are so reinvested within 180 days after the expiration of such 18-month period, provided further that to the extent the Specified Net Proceeds have not been so reinvested prior to the expiration of the applicable period, the Borrower shall promptly (and in any event no later than the 10th Business Day after the expiration of the applicable period) prepay the Loans in accordance with the terms hereof (but without giving effect to clause (A) above) in an aggregate principal amount equal to the amount of the Specified Net Proceeds not so reinvested.

(iii) In the event that the Borrower or any of its Restricted Subsidiaries receives Net Proceeds from the issuance or incurrence of Indebtedness by the Borrower or any of its Restricted Subsidiaries (other than Indebtedness that is permitted to be incurred under Section 6.01, except (A) for Indebtedness incurrred under Section 6.01(c) (to the extent consisting of Incremental Facilities or Replacement Term Loans), (j), (p) (to the extent consisting of Indebtedness previously incurred under any of the clauses listed in this clause (iii)(A)), (q), (u), (w) or (y) or (B) to the extent the relevant Indebtedness constitutes Refinancing Indebtedness incurred to refinance all or a portion of the Bridge Loans in accordance with the requirements under Section 2.21) the Borrower shall, substantially simultaneously with (and in any event not later than the next succeeding Business Day after) the receipt of such Net Proceeds by the Borrower or its applicable Restricted Subsidiary, apply an amount equal to 100.0% of such Net Proceeds to prepay the outstanding principal amount of the relevant Loans in accordance with clause (vi) of this Section 2.10(b); provided, that no such prepayment shall be required to be made to the extent such Net Proceeds are required to be applied (and are so applied) to repayment of Loans under (and as defined in) the 2020 Senior Secured Credit Agreement (as in effect on the date hereof).

(iv) In the event that Holdings, the Borrower or any of its Restricted Subsidiaries receives Net Proceeds from the issuance and sale by any Parent Company of its Capital Stock, the Borrower shall, substantially simultaneously with (and in any event not later than the next succeeding Business Day after) the receipt of such Net Proceeds by Holdings, the Borrower or its applicable Restricted Subsidiary, apply an amount equal to 100.0% of such Net Proceeds to prepay the outstanding principal amount of the relevant Loans in accordance with clause (vi) of this Section 2.10(b).

Notwithstanding anything in this Section 2.10(b) to the contrary:

(A) the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Section 2.10(b)(ii) to the extent that the relevant Prepayment Asset Sale is consummated by any Foreign Subsidiary or the relevant Casualty/Condemnation Event affects the assets of any Foreign Subsidiary, as the case may be, for so long as the repatriation to the Borrower of any such amount would be prohibited under any applicable law or conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager or member of management of such Foreign Subsidiary (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions, for a period not to exceed 12 months from the date of the event or calculation giving rise to such repatriation, required by applicable law to permit such repatriation without violating local law or incurring material tax, regulatory or cost consequences); it being understood that if the repatriation of the relevant affected Specified Net Proceeds, as the case may be, is permitted under the applicable law and, to the extent applicable, would no longer conflict with the fiduciary duties of such director, or result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the Persons described above, in either case, within 365 days following the event giving rise to the relevant Specified Net Proceeds, the relevant Foreign Subsidiary will promptly repatriate the relevant Specified Net Proceeds and the repatriated or Specified Net Proceeds will be promptly (and in any event not later than five (5) Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.10(b) to the extent required herein (without regard to this clause (A)),

(B) the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Section 2.10(b)(ii) to the extent that the relevant Specified Net Proceeds are received by any joint venture or other non Wholly-Owned Subsidiary, in each case, for so long as the distribution to the Borrower of such Specified Net Proceeds would be prohibited under the Organizational Documents or joint venture agreements governing such joint venture or other non Wholly-Owned Subsidiary; it being understood that if the relevant prohibition ceases to exist within the 365-day period following the event giving rise to the relevant Specified Net Proceeds, the relevant joint venture or other non Wholly-Owned Subsidiary will promptly distribute the relevant Specified Net Proceeds and the distributed Specified Net Proceeds will be promptly (and in any event not later than five (5) Business Days after such distribution) applied to the repayment of the Loans pursuant to this Section 2.10(b) to the extent required herein (without regard to this clause (B)),

(C) if the Borrower determines in good faith in consultation with the Administrative Agent that the repatriation to the Borrower of any amounts required to mandatorily prepay the Loans pursuant to Section 2.10(b)(ii) that are attributable to Foreign Subsidiaries would result in a material Tax liability to the Borrower or any Restricted Subsidiary or any of the direct or indirect owners of Capital Stock of the Borrower (including any material withholding Tax or any material tax distribution) (such amount, a “Restricted Amount”), the amount that the Borrower shall be required to mandatorily prepay pursuant to Section 2.10(b)(ii) shall be reduced by the Restricted Amount; it being understood that to the extent that the repatriation of the relevant Specified Net Proceeds attributable to the relevant Foreign Subsidiary would no longer have an adverse tax consequence within the 365-day period following the applicable event giving rise to the relevant Specified Net Proceeds, an amount equal to the Specified Net Proceeds and to the extent available, not previously applied pursuant to this clause (C) shall be promptly applied to the repayment of the Loans pursuant to this Section 2.10(b) to the extent required herein (without regard to this clause (C)), and

(D) notwithstanding anything in this Agreement to the contrary, the non-application of any amount required to be prepaid pursuant to Sections 2.10(b)(ii) as a result of the exceptions set forth in clause (C) above shall not constitute a Default or Event of Default, and any such amounts shall remain available for working capital and general corporate purposes of the Loan Parties and their Restricted Subsidiaries for so long as such amounts are not required to be prepaid pursuant to this Section 2.10(b).

(v) Any Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Loans required to be made by the Borrower pursuant to this Section 2.10(b) (other than clause (iii) or (iv) thereof), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”), in which case the remaining amount thereof may be retained by the Borrower. If any Lender fails to deliver a notice to the Administrative Agent of its election to decline receipt of its Applicable Percentage of any mandatory prepayment within the time frame specified by the Administrative Agent, such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage of the total amount of such mandatory prepayment of Loans.

(vi) Each prepayment of Loans pursuant to this Section 2.10(b) shall be applied ratably to each Class of Loans then outstanding, provided that any prepayment of Loans pursuant to clause (iii) of this Section 2.10(b) resulting from Indebtedness of the kind described in the parenthetical to such clause shall be applied to the applicable Class of Loans being refinanced. With respect to each Class of Loans, all accepted prepayments under this Section 2.10(b) shall be applied against the remaining scheduled installments of principal due in respect of such Loans as directed by the Borrower (or, in the absence of direction from the Borrower, to the remaining scheduled amortization payments in respect of such Loans in direct order of maturity), and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentage of the applicable Class. Any mandatory prepayment by the Borrower of the Loans of any Class pursuant to this Section 2.10(b) shall be applied on a pro rata basis to the then outstanding Loans of such Class, irrespective of whether such outstanding Loans are ABR Loans or Eurodollar Loans; provided, that in the case of a mandatory prepayment under clause (iii) or, if no Lenders exercise the right to waive such mandatory prepayment pursuant to clause (v), any other clause of this Section 2.10(b), the amount of such mandatory prepayment shall be applied first to the then outstanding Loans of such Class that are ABR Loans and then to the then outstanding Loans of such Class that are Eurodollar Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.15.

(vii) Notwithstanding anything to the contrary, until the payment in full of the Obligations under and as defined in the 2020 Senior Secured Credit Agreement, no mandatory prepayments of Loans shall be required pursuant to Section 2.10(b)(ii) and no event or circumstance shall give rise to a mandatory prepayment under Section 2.10(b)(ii) except to the extent of (and in an amount not to exceed) the portion (if any) of the Net Proceeds that (I) both (x) in the absence of this Section 2.10(b)(vii) would give rise to a mandatory prepayment under Sections 2.10(b)(ii) and (y) constitute mandatory prepayment amounts under Section 2.10(b) of the 2020 Senior Secured Credit Agreement (or equivalent provision under any other document governing the Indebtedness secured by a Lien on a pari passu with the 2020 Senior Secured Credit Facilities) that have been declined by the applicable lenders thereunder in accordance with Section 2.10(b) of the 2020 Senior Secured Credit Agreement (or any equivalent provision under any other document governing any Indebtedness secured by a Lien on a pari passu with the 2020 Senior Secured Credit Facilities) and (II) are permitted to be applied to prepay the Loans under Section 6.03(b) of the 2020 Senior Secured Credit Agreement (or equivalent provision under any other document governing the Indebtedness secured by a Lien on a pari passu with the 2020 Senior Secured Credit Facilities).

(viii) Prepayments made under this Section 2.10(b) shall be (A) accompanied by accrued interest as required by Section 2.12 and (B) subject to Section 2.15.

SECTION 2.11 Fees.

(a) The Borrower agrees to pay to the Administrative Agent and the Arranger, for their own respective accounts, the annual administration fee described in the Fee Letter.

(b) All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances except as otherwise provided in the Fee Letter.

(c) Unless otherwise indicated herein, all computations of accruing fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of a fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.12 Interest.

(a) The Initial Bridge Loans and Delayed Draw Bridge Loans comprising each ABR Borrowing shall bear interest at the lower of (i) the Senior Fixed Rate and (ii) the Alternate Base Rate plus the Applicable Rate; provided that, immediately upon the occurrence of a Demand Failure Event, the interest rate on the Bridge Loans shall increase to the Senior Fixed Rate.

(b) The Initial Bridge Loans and Delayed Draw Bridge Loans comprising each Eurodollar Borrowing shall bear interest at the lower of (i) the Senior Fixed Rate and (ii) Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate; provided that, immediately upon the occurrence of a Demand Failure Event, the interest rate on the Bridge Loans shall increase to the Senior Fixed Rate.

(c) The unpaid principal amount of each Term Loan shall bear interest at the Senior Fixed Rate.

(d) Notwithstanding the foregoing, following the occurrence and during the continuance of any Event of Default pursuant to Section 7.01(a), 7.01(f) or 7.01(g), if any principal of any Loan is not paid or reimbursed when due (after the expiration of any applicable grace period), whether at stated maturity, upon acceleration or otherwise, the relevant overdue principal shall bear interest, to the fullest extent permitted by applicable law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section; provided, that no amount shall accrue pursuant to this Section 2.12(d) on any overdue amount or other amount payable to a Defaulting Lender so long as such Lender is a Defaulting Lender.

(e) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan and (ii) on the Maturity Date applicable to such Loan; provided, that (A) interest accrued pursuant to clause (d) of this Section shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and, in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue on each Loan for the day on which the Loan is made and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

SECTION 2.13 Alternate Rate of Interest.

(a) If at least two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders in writing that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees promptly to do, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto, and (B) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document:

(i) Replacing LIBO Rate. The interest rate on Eurodollar Loans is determined by reference to the LIBOR Screen Rate, which is derived from the LIBO Rate. The LIBO Rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the LIBO Rate. On March 5, 2021, the IBA stated that as a result of its not having access to input data necessary to calculate LIBOR settings on a representative basis beyond the intended cessation dates set forth in the table below, it would have to cease publication of all 35 LIBO Rate settings immediately after such dates:

LIBOR Currency	LIBOR Settings	Date

USD	1-week, 2-month	December 31, 2021

USD	All other settings (i.e., Overnight/Spot Next, 1-month, 3-month, 6-month and 12-month)	June 30, 2023

GBP, EUR, CHF, JPY	All settings	December 31, 2021

The IBA did not identify any successor administrator in its announcement. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the LIBO Rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, this Section 2.13(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.13, of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the LIBO Rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.13(b), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.13(b), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the LIBO Rate prior to its discontinuance or unavailability.

(ii) Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During the period referenced in the foregoing sentence, the component of Alternate Base Rate based upon the Benchmark will not be used in any determination of Alternate Base Rate.

(iii) Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time in consultation with the Borrower and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iv) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.13.

(iv) Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBO Rate), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

SECTION 2.14 Increased Costs.

(a) If any Change in Law:

(i) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) subjects any Lender to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on or with respect to its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) imposes on any Lender or the London interbank market any other condition (other than Taxes) affecting this Agreement or Eurodollar Loans made by any Lender or participation therein;

and the result of any of the foregoing is to increase the cost to the relevant Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) in respect of any Eurodollar Loan in an amount deemed by such Lender to be material, then, within 30 days after the Borrower’s receipt of the certificate contemplated by clause (c) of this Section, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered; provided, that the Borrower shall not be liable for such compensation if (1) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto, (2) such Lender invokes Section 2.19 or (3) in the case of requests for reimbursement under clause (iii) above, the relevant circumstances do not generally affect the London interbank market or the applicable request has not been made by Lenders constituting Required Lenders.

(b) If any Lender determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity) in an amount deemed by such Lender to be material, then, within 30 days of receipt by the Borrower of the certificate contemplated by clause (c) of this Section, the Borrower will pay to such Lender, as applicable, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided, that the Borrower shall not be liable for such compensation if (1) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto or (2) such Lender invokes Section 2.19.

(c) Any Lender requesting compensation under this Section 2.14 shall be required to deliver a certificate to the Borrower that (i) sets forth the amount or amounts necessary to compensate such Lender or the holding company thereof, as applicable, as specified in clauses (a) or (b) of this Section, (ii) sets forth, in reasonable detail, the manner in which such amount or amounts were determined and (iii) certifies that such Lender is generally charging such amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however, that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15 Break Funding Payments. In the event of (a) the conversion or prepayment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), (b) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date or in the amount specified in any notice delivered pursuant hereto (whether or not such notice may be revoked in accordance with the terms hereof) or (c) the assignment of any Eurodollar Loan of any Lender other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the actual out-of pocket loss, cost and expense incurred by such Lender that is attributable to such event, it being understood that such loss, cost or expense shall in any case exclude any interest rate floor, any loss of anticipated profit or margin and all administrative, processing or similar fees. Any Lender requesting compensation under this Section 2.15 shall be required to deliver a certificate to the Borrower that (i) sets forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined and (ii) certifies that such Lender is generally charging the relevant amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.16 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment (as determined by the applicable withholding agent in good faith), then (i) if such Tax is an Indemnified Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.16), each Lender (or, in the case of any payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions or withholdings and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall timely pay any Other Taxes (without duplication with any amounts paid under Section 2.16(a)) to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse it for any Other Taxes.

(c) The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) payable or paid by the Administrative Agent or such Lender, as applicable, or required to be withheld or deducted from a payment to the Administrative Agent or such Lender, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes imposed on or with respect to any payment under any Loan Document that is attributable to such Lender (but only to the extent that no Loan Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.05(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes that are attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender under any Loan Document or otherwise payable by the Administrative Agent to any Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(e) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of any withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation as the Borrower or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.16(f)(ii)(A), 2.16(f)(ii)(B) and 2.16(f)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) each Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of any Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party, two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing any available exemption from, or reduction of, U.S. federal withholding Tax;

(2) two executed copies of IRS Form W-8ECI;

(3) in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) two executed copies of a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments payable to such Lender are effectively connected with the conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent any Foreign Lender is not the beneficial owner (e.g., where the Foreign Lender is a participating Lender), two executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-4, IRS Form W- 9, and/or other certification documents from each beneficial owner, as applicable; provided, that if such Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-3 on behalf of each such direct or indirect partner;

(C) each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation as is prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) such additional documentation reasonably requested by the Borrower or the Administrative Agent and as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

Notwithstanding anything to the contrary in this Section 2.16(f), no Lender shall be required to provide any documentation that such Lender is not legally eligible to deliver.

(g) If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Loan Parties have paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 2.16 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this clause (g) to the extent that the payment thereof would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the position that the Administrative Agent or such Lender would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.16 shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the relevant Loan Party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.17 Payments Generally; Allocation of Proceeds; Sharing of Payments.

(a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 p.m. on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated by the Administrative Agent to the Borrower, except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Person or Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as provided in Sections 2.18(b) and 2.19, each borrowing of Loans of a given Class, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans of a given Class and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type (and of the same Class) shall be allocated pro rata among the Lenders in accordance with their respective Applicable Percentages of the applicable Class. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount. All payments hereunder shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the date and time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) All amounts received by the Administrative Agent from any Loan Party while an Event of Default exists and all or any portion of the Loans have been accelerated hereunder pursuant to Section 7.01, shall be applied, first, to the payment of all costs and expenses then due incurred by the Administrative Agent in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, second, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent (other than those covered in clause first above) or to any Lender from the Borrower constituting Obligations, third, on a pro rata basis to pay interest due and payable in respect of the Loans and any other Obligations, fourth, on a pro rata basis to payment of the portion of the Obligations constituting unpaid principal on the Loans, fifth, to the payment of any other Obligation due to the Administrative Agent or any Lender (or any Affiliate thereof) by the Borrower, and sixth, to, or at the direction of, the Borrower or as a court of competent jurisdiction may otherwise direct.

(c) If any Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its Loans of any Class held by it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and accrued interest thereon than the proportion received by any other Lender with Loans of such Class, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans of such Class of the other Lenders at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of each applicable Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as amended, restated, supplemented or otherwise modified from time to time) or (B) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans to any permitted assignee or participant, including any payment made or deemed made in connection with Sections 2.18(b) and 9.05. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender the amount due. In such event, if the Borrower has not in fact made such payment, then the applicable Lender severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender fails to make any payment required to be made by it pursuant to Section 2.06(b) or Section 2.17(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18 Mitigation Obligations; Replacement of Lenders.

(a) If (i) any Lender requests compensation under Section 2.14, (ii) any Lender gives notice pursuant to Section 2.19 or (iii) any Loan Party is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending or issuing office for funding, booking or issuing its Loans hereunder, or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as applicable, in the future or mitigate the impact of Section 2.19, as the case may be, and (B) would not subject such Lender to any unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.14, (ii) any Lender gives notice pursuant to Section 2.19, (iii) any Loan Party is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iv) any Lender is a Defaulting Lender, (v) any Lender (or any Participant in respect of any Lender) is a Disqualified Institution or a Disqualified Person (solely for this purpose, in each case, whether or not it was such at the time it acquired any Commitment or Loan (or any participation therein) subject to the assignment and delegation pursuant to this clause (b)) or (vi) in connection with any proposed amendment, waiver, consent or other modification requiring the consent of “each Lender”, or “each Lender directly and adversely affected thereby” (or any other Class or group of Lenders other than the Required Lenders) with respect to which the consent of the Required Lenders or the Required DDTL Lenders (or the consent of Lenders holding Loans or Commitments of such Class or lesser group representing more than 50.0% of the sum of the total Outstanding Amount of Loans and unused Commitments of such Class or lesser group at such time) has been obtained, as applicable, any Lender does not provide its consent thereto (each such Lender described in this clause (vi), a “Non Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (A) terminate all the Commitments of such Lender and repay all the outstanding Loans of such Lender (or terminate the Commitment of such Lender of the applicable Class or Classes and repay all the outstanding Loans of such Lender of the applicable Class or Classes), in each case, without any obligation to terminate any Commitment or prepay any Loan of any other Lender, or (B) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement (or all of its interests, rights and obligations under this Agreement as a Lender of the applicable Class or Classes) to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if any Lender accepts such assignment and delegation); provided, that (1) subject to, in the case of any Lender that is a Disqualified Person, Section 9.05(f)(ii), such Lender has received payment of an amount equal to the outstanding principal amount of its Loans, accrued interest thereon, accrued fees and all other amounts (other than any amount payble pursuant to Section 2.10(a)(iii)) payable to it under any Loan Document (if applicable, in each case, only to the extent the foregoing amounts relate to its interest as a Lender of the applicable Class or Classes), (2) in the case of any assignment and delegation resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment and delegation would result in a reduction in such compensation or payments and (3) such assignment and delegation does not conflict with applicable law. No Lender (other than a Defaulting Lender, a Disqualified Institution or a Disqualified Person) shall be required to make any such assignment and delegation, and the Borrower may not repay the Obligations of such Lender or terminate its Commitments, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that if it is required to assign and delegate any of its rights or obligations pursuant to this Section 2.18(b) or Section 9.05(f)(ii), it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such assignment and delegation and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by one or more Promissory Notes) subject to such Assignment and Assumption (provided, that, notwithstanding anything to the contrary in Section 9.05, the failure of such Lender to execute an Assignment and Assumption or deliver any such Promissory Note shall not render such assignment and delegation (and the corresponding sale and purchase) invalid), and any such assignment and delegation shall be recorded in the Register and any such Promissory Note shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Section 2.18(b) or Section 9.05(f)(ii).

SECTION 2.19 Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the LIBO Rate, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the LIBO Rate component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Alternate Base Rate, in each case, until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly). Upon receipt of such notice, (i) the Borrower shall, upon demand from the relevant Lender (with a copy to the Administrative Agent), prepay or convert all of such Lender’s Eurodollar Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Alternate Base Rate) either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans (in which case the Borrower shall not be required to make payments pursuant to Section 2.15 in connection with such payment) and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBO Rate (which notice such Lender agrees to give promptly). Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to such Lender.

SECTION 2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) [reserved];

(b) the Commitments and Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders, the Required DDTL Lenders or such other number of Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that, to the extent provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each Lender directly and adversely affected thereby; and

(c) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Delayed Draw Bridge Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Delayed Draw Bridge Loans were made at a time when the conditions set forth in Section 4. were satisfied or waived, such payment shall be applied solely to pay the Loans of all Lenders (other than such Defaulting Lender holding such Delayed Draw Bridge Loans on a pro rata basis prior to being applied to the payment of any Delayed Draw Bridge Loans of such Defaulting Lender until such time as all Delayed Draw Bridge Loans are held by the Lenders in accordance with their Applicable Percentages of the applicable Class, in each case, without giving effect to Section 2.20(d); it being agreed that any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.20(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (i) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender (and such Lender shall not be entitled to receive any commitment fees, ticking fees or participation fees that were not paid to it during the period it was a Defaulting Lender in accordance with the foregoing provisions), (ii) all waivers, amendments and modifications effected without its consent in accordance with the provisions of this Section 2.20 and Section 9.02 during the period it was a Defaulting Lender shall be binding on it and (iii) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

SECTION 2.21 Permanent Refinancing.

(a) Conversion to Term Loans. On the Bridge Loan Conversion Date, so long as the Conversion Fee (as defined in the Fee Letter) shall have been paid in accordance with the Fee Letter, all outstanding Bridge Loans shall be immediately and automatically converted into term loans (each, a “Term Loan”) having an aggregate principal amount equal to the then outstanding principal amount of such Bridge Loans. Upon the conversion of the Bridge Loans into Term Loans pursuant to this clause (a), each Lender shall cancel on its records the principal amount of the Bridge Loans held by such Lender corresponding to the principal amount of Term Loans issued by such Lender, which corresponding principal amount of the Bridge Loans shall be satisfied by the conversion of such Bridge Loans into Term Loans in accordance with this clause (a).

(b) Exchange for Senior Notes.

(i) Subject to satisfaction of the provisions of this Section 2.21(b), on any Business Day on or after the Bridge Loan Conversion Date, at the option of the applicable Lender, Term Loans of such Lender that have not been exchanged for Senior Notes may be exchanged in whole or in part for one or more Senior Notes having an aggregate principal amount equal to the unpaid principal amount of such Term Loans (an “Exchange”; the date on which any Exchange is or is proposed to be consummated is referred to herein as the “Exchange Date”). The Borrower shall not be required to issue Senior Notes in any Exchange unless the Borrower shall have received requests to issue at least $150,000,000 in aggregate principal amount of Senior Notes (or, if less, an aggregate principal amount equal to the amount of outstanding Loans); provided, however, that the foregoing requirement shall not apply with respect to any Exchange with respect to the issuance of additional Senior Notes of the same series of Senior Notes that are outstanding under an existing Senior Refinancing Indenture.

(ii) Such Lender shall provide the Borrower prior written notice of such election (each such notice, an “Exchange Notice” and the first such notice, the “Initial Exchange Notice”), at least five (5) Business Days prior to the Exchange Date. The Exchange Notice shall specify the aggregate principal amount of Term Loans to be exchanged pursuant to this Section 2.21(b) (which shall be at least $5,000,000 and integral multiples of $250,000 in excess thereof or the entire remaining aggregate principal amount of Term Loans of such Lender). Term Loans exchanged for Senior Notes pursuant to this Section 2.21(b) shall be deemed repaid and canceled, any corresponding Promissory Note delivered hereunder shall be cancelled by the Borrower and the Senior Notes so issued shall be governed by the provisions of the Senior Refinancing Indenture.

(iii) For each Exchange, the provisions of the Senior Notes issued in such Exchange shall contain terms, conditions, incurrence-based covenants (and not financial maintenance covenants) and events of defaults, in each case (other than as provided herein) customary for high-yield senior notes, as modified to reflect then-prevailing market conditions as reasonably determined by the Administrative Agent and the financial condition and prospects of Holdings and its subsidiaries at such time, but in any event shall (i) have the same guarantors as the guarantors under the 2020 Senior Secured Credit Agreement (the “Senior Notes Guarantors”), (ii) bear interest, payable in cash, at a fixed rate equal to the Senior Fixed Rate, (iii) mature on the Final Maturity Date, (iv) have a non-call period that is no shorter than three years from the Closing Date with a first call premium at 50% of the coupon stepping down pro rata to par on the date that is two years prior to the Final Maturity Date, (v) be unsecured, (vi) be issued in a Rule 144A offering or pursuant to another private placement exception, in each case, without registration rights and (vii) substantially similar to and in no event be more restrictive than the corresponding terms, conditions, covenants and events of default in the 2020 Senior Secured Credit Agreement, the Senior Secured Loan Documents or the Loan Documents. For the avoidance of doubt, there will be no financial maintenance covenants in respect of the Senior Notes.

(iv) Not later than the Exchange Date specified in any Exchange Notice, the Borrower shall (A) deliver a written notice to the trustee under the Senior Refinancing Indenture (the “Trustee”), directing such Trustee to authenticate and deliver to each Lender that elects to exchange Term Loans on such Exchange Date Senior Notes as specified in the Exchange Notice and (B) use all commercially reasonable efforts to effect delivery of such Senior Notes to the requesting Lender.

(c) Except as otherwise agreed or waived by the Administrative Agent, the Borrower agrees that prior to (or, where applicable, simultaneous with) any exchange of Term Loans for Senior Notes:

(i) The Borrower shall have selected a bank or trust company reasonably acceptable to the Lenders to act as Trustee; provided that the Trustee shall at the time of such Exchange be a corporation organized and doing business under the laws of the United States, any state of the United States or the District of Columbia, in good standing, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has a combined capital and surplus of not less than $250,000,000.

(ii) The Borrower shall have issued the Senior Notes pursuant to the Senior Refinancing Indenture substantially in the applicable form set forth therein, and the Borrower, each Senior Notes Guarantor and the Trustee shall have entered into the Senior Refinancing Indenture.

(iii) The Borrower and each Senior Notes Guarantor shall have provided to the Administrative Agent copies of resolutions of its board of directors approving the execution and delivery of the Senior Refinancing Indenture and, in the case of the Borrower, the issuance of the Senior Notes, together with a customary certificate of the secretary of the Borrower or such Senior Notes Guarantor certifying such resolutions.

(iv) The Borrower shall have caused its counsel to deliver to the Administrative Agent an executed legal opinion in form and substance customary for a transaction of that type and as reasonably requested by the Administrative Agent (including, without limitation, with respect to due authorization, execution and delivery, validity and enforceability of the Senior Refinancing Indenture, the Senior Notes (and any guarantee thereof).

(d) If the foregoing conditions set forth in Section 2.21(c) are not satisfied on the Exchange Date specified in the applicable Exchange Notice, then the Lenders shall retain all of their rights and remedies with respect to the Loans pursuant to this Agreement until such conditions are satisfied and the Loans are so exchanged for Senior Notes. The Borrower agrees to satisfy the conditions set forth in Section 2.21(c) no later than the Exchange Date specified in the applicable Exchange Notice.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

On the dates and to the extent required pursuant to Section 4.01, 4.02 and 4.03, as applicable, Holdings (solely with respect to Sections 3.01, 3.02, 3.03, 3.07, 3.08, 3.09, 3.13, 3.16, 3.17 and 3.19) and the Borrower hereby represent and warrant to the Lenders that:

SECTION 3.01 Organization; Powers. Holdings, the Borrower and each of its Restricted Subsidiaries (a) is (i) duly organized and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the law of its jurisdiction of organization, (b) has all requisite corporate or other organizational power and authority to own its assets and to carry on its business as now conducted, (c) has all governmental licenses, authorizations, registrations, permits, consents and approvals required under all applicable Laws and required in order to carry on its business as now conducted and (d) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where the ownership, lease or operation of its properties or conduct of its business requires such qualification, except, in the case of each clause referred to above (other than clause (a)(i) and clause (a)(ii) with respect to the Borrower), where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability. The execution, delivery and performance of each Loan Document by each Loan Party that is a party thereto are within such Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable against it in accordance with its terms, subject to the Legal Reservations.

SECTION 3.03 Governmental Approvals; No Conflicts. The execution, delivery and performance of each Loan Document by each Loan Party that is a party thereto (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) [reserved] and (iii) such consents, approvals, registrations, filings or other actions the failure to obtain or make which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (b) will not violate (i) such Loan Party’s Organizational Documents or (ii) any law applicable to such Loan Party, which violation, in the case of this clause (b)(ii), would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (c) will not violate or result in a default under any Contractual Obligation to which such Loan Party is a party, which violation or default, in the case of this clause (c), would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04 Financial Condition; No Material Adverse Effect.

(a) The financial statements of the Borrower referred to in Section 4.02(f)(a) as of or for the fiscal year ended as of December 31, 2020 and the fiscal quarter ended March 31, 2021 present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries on as of the dates and for the periods covered thereby in accordance with GAAP, subject, in the case of quarterly financial statements, to the absence of footnotes and normal year-end adjustments. Except for its obligations under the Loan Documents, Holdings has no assets or liabilities other than the Capital Stock of the Borrower and ordinary course liabilities relating to its existence and status as a holding company.

(b) The pro forma balance sheet of the Borrower and its Consolidated Subsidiaries as of March 31, 2021 and related consolidated statements of operations and cash flows, as well as pro forma levels of Consolidated Adjusted EBITDA and other operating data, in each case for the twelve month period ending as of such date, copies of which have been delivered to the Arranger prior to the date hereof, were prepared by the management of the Borrower in good faith and fairly and accurately present the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date, adjusted to give effect (as if such events had occurred on such date) to (i) the Transactions occuring on the Closing Date, (ii) the making of the Bridge Loans, (iii) the application of the proceeds therefrom as contemplated hereby and (iv) the payment of Transaction Costs. As of the date of such balance sheet and the date hereof, no Loan Party had or has any material liabilities, contingent or otherwise, including liabilities for taxes, long-term leases or forward or long-term commitments, which are not properly reflected on such balance sheet.

(c) Since December 31, 2020, there have been no events, developments or circumstances that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.05 Properties.

(a) As of the Effective Date, Schedule 3.05 sets forth the address of each Material Real Estate Asset that is owned by any Loan Party.

(b) The Borrower and its Restricted Subsidiaries have good and valid fee simple title to or rights to purchase, or valid leasehold interests in, or easements or other limited property interests in, all of their respective Real Estate Assets and have good title to their personal property and assets, in each case, except (i) for defects in title that do not materially interfere with their ability to conduct their business as currently conducted or to utilize such properties and assets for their intended purposes and Permitted Liens and (ii) where the failure to have such title, rights or interests would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) The Borrower and its Restricted Subsidiaries own or otherwise have a license or right to use all rights in Patents, Trademarks, Copyrights and other rights in works of authorship (including all Copyrights embodied in software) and all other intellectual property rights (“IP Rights”) as such rights are used to conduct their respective businesses as presently conducted without, to the knowledge of the Borrower, any infringement or misappropriation of the IP Rights of third parties, except to the extent the failure to own or license or have rights to use any of such IP Rights would not, or where the infringement or misappropriation of any IP Rights of any third party would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Restricted Subsidiaries which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) neither the Borrower nor any of its Restricted Subsidiaries is subject to or has received written notice of any Environmental Claim or Environmental Liability or knows of any basis for any Environmental Claim against, or any Environmental Liability of, the Borrower or any of its Restricted Subsidiaries and (ii) neither the Borrower nor any of its Restricted Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law.

(c) Neither the Borrower nor any of its Restricted Subsidiaries has treated, stored, transported or Released, or arranged for the treatment, storage, transportation or disposal of, any Hazardous Materials on, at, under or from any currently or formerly operated real estate or facility, or any other location, in a manner that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07 Compliance with Laws. Each of Holdings, the Borrower and its Restricted Subsidiaries is in compliance with all laws applicable to it or its property, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; it being understood and agreed that this Section 3.07 shall not apply to the laws covered by Section 3.17.

SECTION 3.08 Investment Company Status. No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

SECTION 3.09 Taxes. Each of Holdings, the Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable (including in its capacity as a withholding agent), except (a) Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings diligently conducted and for which Holdings, the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves to the extent required by GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 ERISA.

(a) Each Plan and each Foreign Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable law, except where any failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11 Disclosure.

(a) With respect to information relating to Holdings, the Borrower and its subsidiaries, all written information (other than the Projections, other forward-looking information, information of a general economic or industry-specific nature and all third party memos and reports) concerning Holdings, the Borrower and its subsidiaries that was made available to any Lender or the Administrative Agent in connection with the Transactions on or before the Effective Date, when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

(b) The Projections have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time the Projections were made available to the Arranger (it being recognized that the Projections are as to future events and are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond the Borrower’s control, the Projections by their nature are inherently uncertain and are not a guarantee of financial performance, no assurance can be given that any particular financial projections will be realized, and that actual results during the period or periods covered by the Projections may not be achieved and actual results may differ significantly from the projected results and such differences may be material).

SECTION 3.12 Solvency. As of the Effective Date (and (i) solely with respect to Section 4.02, as of the Closing Date, immediately after the incurrence of the Bridge Loans on the Closing Date and the consummation of the DMG Acquisition to be consummated on the Closing Date and (ii) solely with respect to Section 4.03, as to each applicable Delayed Draw Funding Date (if any), immediately after the incurrence of the Delayed Draw Bridge Loans on the Delayed Draw Funding Date and the consummation of each of the applicable Relevant Permitted Acquisitions to be consummated after the Closing Date), (a) the sum of the debt (including contingent liabilities) of the Borrower and its subsidiaries, taken as a whole, does not exceed the fair saleable value (on a going concern basis) of the assets of the Borrower and its subsidiaries, taken as a whole; (b) the present fair saleable value of the assets (on a going concern basis) of the Borrower and its subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities of the Borrower and its subsidiaries, taken as a whole, on their debts as they become absolute and matured in the ordinary course of business; (c) the capital of the Borrower and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its subsidiaries, taken as a whole, contemplated as of the Effective Date (or solely with respect to Section 4.02, as of the Closing Date, or solely with respect to Section 4.03, as of each applicable Delayed Draw Funding Date (if any)); and (d) the Borrower and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations)

beyond their ability to pay such debts as they become absolute and mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

SECTION 3.13 Capitalization and Subsidiaries. Schedule 3.13 sets forth, as of the Effective Date, a correct and complete list of the name, the jurisdiction of organization and the type of entity of Holdings and each of its subsidiaries and, as to each subsidiary, the ownership interest therein held by Holdings or its other subsidiaries. All issued and outstanding Capital Stock of each Loan Party are duly authorized and validly issued, fully paid, non-assessable, free and clear of all Liens other than Permitted Liens, and such Capital Stock were issued in compliance with all applicable Laws. No shares of the Capital Stock of any Loan Party (other than Holdings), other than those described above, are issued and outstanding as of the Effective Date. Except as set forth on Schedule 3.13, as of the Effective Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party of any Capital Stock of any such entity (other than Holdings).

SECTION 3.14 [Reserved].

SECTION 3.15 Labor Disputes. Except would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened and (b) the hours worked by and payments made to employees of the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters.

SECTION 3.16 Federal Reserve Regulations. None of Holdings, the Borrower or any of its Restricted Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Loan have been or will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might result in a violation of Regulation T, U or X.

SECTION 3.17 OFAC; USA PATRIOT ACT; and FCPA.

(a) (i) None of Holdings, the Borrower, any of its Restricted Subsidiaries or, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of any of the foregoing is a Sanctioned Person; and (ii) the Borrower and its Restricted Subsidiaries will not directly or, to the knowledge of the Borrower, indirectly use the proceeds of any Loan or otherwise make available such proceeds to any Person for the purpose of financing the activities of any Sanctioned Person or any activities in any Sanctioned Country, except to the extent licensed or otherwise approved by the applicable Sanctions authority.

(b) To the extent applicable, each Loan Party is in compliance with (i) the USA PATRIOT Act, (ii) any Sanctions and (iii) Anti-Corruption Laws.

(c) The Borrower and its Restricted Subsidiaries will not directly or, to the knowledge of the Borrower, indirectly use the proceeds of any Loan in furtherance of any offers, payments, promises to pay, or authorizations of the payment or giving of money, or anything else of value, to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to improperly obtain, retain or direct business or obtain any improper or due advantage in violation of Anti-Corruption Laws.

SECTION 3.18 Use of Proceeds. The Loan Parties will use the proceeds of the Loans only as provided in Section 5.11.

SECTION 3.19 Healthcare Matters. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect:

(a) no written notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation, review or proceeding is pending, or to any Loan Party’s knowledge, threatened to, against or affecting any Loan Party by or before any Governmental Authority or other Person with respect to any (i) alleged violation by any Loan Party of any Healthcare Law; or (ii) alleged failure by any Loan Party to have any Healthcare Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof;

(b) the Borrower and its Restricted Subsidiaries have: (i) obtained and currently have all Healthcare Permits necessary to conduct their operations in the ordinary course of business; and (ii) maintained in all material respects all records required to be maintained under Healthcare Laws;

(c) the Borrower and its Restricted Subsidiaries have obtained from or have timely filed with (i) the Medicare program, approval to receive the provider numbers which will permit Borrower and its applicable Restricted Subsidiaries to bill the Medicare program with respect to covered services rendered by them to patients insured under the Medicare program, if any, and (ii) the applicable Medicaid programs’ approval to receive the provider numbers which will permit Borrower and its applicable Restricted Subsidiaries to bill the Medicaid program with respect to covered services rendered by them to patients insured under the Medicaid programs, if any. To the knowledge of any Loan Party, the Borrower and its Restricted Subsidiaries are in material compliance with the conditions of participation in the Medicare, Medicaid and other federal or state healthcare programs to the extent necessary for their material operations in the ordinary course of business;

(d) there is no pending nor to the knowledge of any Loan Party, threatened, proceeding or investigation of Borrower or its Restricted Subsidiaries by any Governmental Authority with respect to the Medicare, Medicaid or any federal or state healthcare programs with respect to the operations of Borrower or its Restricted Subsidiaries. Without limiting or being limited by any other provision of any Loan Document, Borrower and its Restricted Subsidiaries have timely filed or caused to be filed all cost and other applicable reports, if any, of every kind required by applicable law, agreement or otherwise binding upon them, if any. To the knowledge of any Loan Party, there are no material claims, actions or appeals pending (and neither Borrower nor any of its Restricted Subsidiaries has filed any applicable claims or reports which could reasonably result in any such claims, actions or appeals) before any commission, board or agency or other Governmental Authority with respect to any applicable state or federal Medicare or Medicaid cost reports or claims filed by Borrower or any of its Restricted Subsidiaries, or any disallowance by any commission, board or agency or other Governmental Authority in connection with any audit of such applicable cost reports or claims. No material validation review or program integrity review related to Borrower or any of its Restricted Subsidiaries or the consummation of the transactions contemplated herein has been conducted by any commission, board or agency or other Governmental Authority in connection with the Medicare, Medicaid or other federal or state healthcare programs, and to the knowledge of the Loan Parties, no such reviews are scheduled, pending or threatened against or affecting any of the providers, or the consummation of the transactions contemplated hereby. Neither Borrower nor any of its Restricted Subsidiaries, nor, to the knowledge of any Loan Party, or its or their officers, directors, or managing employees are, or while this Agreement shall remain in effect shall be, excluded from participation in, or sanctioned or convicted of a crime under or with respect to the Medicare, Medicaid or any federal or state healthcare programs, nor to the best of the Loan Parties’ knowledge, is any such exclusion threatened. Neither Borrower nor any of its Restricted Subsidiaries has received any written notice from any of the Medicare, Medicaid or any state or federal healthcare programs, or any other third party payor programs, of any pending or threatened investigations, reviews or surveys of Borrower, its Subsidiaries, or its or their directors, officers or managing employees, and no Loan Party has actual knowledge that any such investigation, reviews or surveys are pending or threatened; and

(e) each of Borrower and its Restricted Subsidiaries has and shall maintain (i) all applicable Medicare, Medicaid and other federal or state healthcare program provider numbers necessary for the conduct of operations in the ordinary course of business, and (ii) arrangements with third party payors to the extent necessary to conduct operations in the ordinary course of business.

ARTICLE 4

CONDITIONS

SECTION 4.01 Effective Date. The effectiveness of this Agreement (other than the funding of the Bridge Loans, which is subject to Section 4.02 hereof and the funding of the Delayed Draw Bridge Loans, which is subject to Section 4.03) is subject to the satisfaction (or waiver by the Lenders) of the following conditions precedent (the first date of the satisfaction thereof is referred to as the “Effective Date”).

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received from each Loan Party party thereto a counterpart signed by such Loan Party (or written evidence reasonably satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic method) that such Loan Party has signed a counterpart) of this Agreement and the Guarantee Agreement.

(b) Representations and Warranties. The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (or in all respects, if qualified by materiality or “Material Adverse Effect”), in each case, on and as of the Effective Date (unless such representations and warranties relate to an earlier date, in which case, such representations and warranties shall have been true and correct in all material respects as of such earlier date (or in all respects, if qualified by materiality or “Material Adverse Effect”)).

(c) Default. At the time of and immediately after giving effect to this Agreement on the Effective Date, no Event of Default has occurred and is continuing.

SECTION 4.02 Closing Date. The obligations of each (i) Lender to make its Initial Bridge Loan Commitment and the Initial Bridge Loans to be made on the Closing Date and (ii) Delayed Draw Bridge Lender to make its Delayed Draw Bridge Commitments to be established on the Closing Date, in each case is subject solely to the satisfaction of the following conditions precedent (or waiver of such conditions precedent in accordance with Section 9.02):

(a) Borrowing Notice. The Administrative Agent (or its counsel) shall have received from the Borrower, a Borrowing Request as required by Section 2.03 and each Promissory Note requested by a Lender at least two Business Days prior to the Closing Date.

(b) Legal Opinions. The Administrative Agent shall have received, on behalf of itself and the Lenders on the Closing Date, a customary written opinion of (i) Goodwin Procter LLP, in its capacity as counsel for the Loan Parties, and (ii) Hill Ward Henderson, in its capacity as Florida counsel for the applicable Loan Parties, in each case dated the Closing Date and addressed to the Administrative Agent, the Lenders and with respect to the Loan Documents executed on the Closing Date.

(c) Secretary’s Certificates and Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, each dated the Closing Date and executed by a secretary, assistant secretary or other Responsible Officer thereof, which shall (A) certify that (1) attached thereto is a true and complete copy of the certificate or articles of incorporation, formation or organization (or equivalent) of such Loan Party certified by the relevant authority of its jurisdiction of organization (to the extent reasonably available in the applicable jurisdiction), (2) the certificate or articles of incorporation, formation or organization (or equivalent) of such Loan Party attached thereto have not been amended (except as attached thereto) since the date reflected thereon, (3) attached thereto is a true and correct copy of the by-laws or operating, management, partnership or similar agreement of such Loan Party, together with all amendments thereto as of the Closing Date, and such by-laws or operating, management, partnership or similar agreement are in full force and effect as of the Closing Date and (4) attached thereto is a true and complete copy of the resolutions or written consent, as applicable, of its board of directors, board of managers, sole member or other applicable governing body authorizing the execution and delivery of the Loan Documents, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and (B) identify by name and title and bear the signatures of the officers, managers, directors or authorized signatories of such Loan Party authorized to sign the Loan Documents to which such Loan Party is a party on the Closing Date and (ii) a good standing (or equivalent) certificate as of a recent date for each Loan Party from the relevant authority of its jurisdiction of organization (to the extent applicable in such jurisdiction).

(d) Representations and Warranties. The Specified Representations shall be true and correct in all material respects (or, if qualified by materiality, in all respects) on and as of the Closing Date.

(e) Events of Default. No Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) shall have occurred and be continuing at the time of, or immediately after giving effect to, the funding of the Initial Bridge Loans on the Closing Date.

(f) Financial Statements. The Arranger shall have received (a) (i) the audited consolidated balance sheet of the Group Companies for the Fiscal Years ended as of December 31, 2018, December 31, 2019 and December 31, 2020, and the related audited consolidated statements of statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Group Companies for each of the periods then ended, (ii) the unaudited consolidated balance sheet of the Group Companies as of March 31, 2021, and the related unaudited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Group Companies for the periods then ended, and (iii) a pro forma consolidated balance sheet and a related consolidated statement of operations of the Group Companies as of and for, as applicable, the four Fiscal Quarter period ended on March 31, 2021 prepared in good faith after giving effect to the initial incurrence of the Bridge Facility as if the initial incurrence of the Bridge Facility had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of operations); provided, that, in each case, no financial statement or pro forma financial statement shall be required to include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)) and (b) the DMG Financial Statements.

(g) Fees. Prior to or substantially concurrently with the funding of the Initial Bridge Loans on the Closing Date, the Lenders, the Administrative Agent and the Arranger shall have received all fees and reimbursement of all reasonable out-of-pocket expenses (including reasonable legal fees and expenses), in each case required to paid or reimbursed by the Borrower pursuant to the Fee Letter and for which invoices in reasonable detail have been presented at least three (3) Business Days prior to the Closing Date (or such later date to which the Borrower may agree and which amounts may be offset against the proceeds of the Initial Bridge Loans).

(h) Acquisition Agreement. The DMG Acquisition shall have been, or substantially concurrently with the funding of the Initial Bridge Loans on the Closing Date shall be, consummated in all material respects in accordance with the DMG Acquisition Agreement.

(i) [Reserved].

(j) Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and executed by a Responsible Officer of the Borrower, certifying as to the satisfaction of the conditions set forth in Sections 4.02(d), 4.02(e), 4.02(h), 4.02(m) and 4.02(n) (and, in the case of the condition set forth in Section 4.02(n), attaching a reasonably detailed calculation demonstrating compliance therewith).

(k) Solvency. The Administrative Agent shall have received a certificate in substantially the form of Exhibit L from the chief financial officer (or other Responsible Officer with reasonably equivalent responsibilities) of the Borrower dated as of the Closing Date and certifying as to the matters set forth therein.

(l) USA PATRIOT Act and Beneficial Ownership Certification. The Administrative Agent shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least 10 days prior to the Closing Date by the Administrative Agent (on behalf of itself and the Lenders) and that the Administrative Agent reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act. No later than three (3) Business Days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and the Administrative Agent has so requested the Borrower in writing at least 10 days prior to the Closing Date, then the Borrower shall have delivered to the Administrative Agent a Beneficial Ownership Certification in relation to the Borrower.

(m) Refinancing. The DMG Refinancing shall have been, or substantially concurrently with the initial funding of the Initial Bridge Loans shall be, consummated.

(n) 2020 Senior Secured Credit Agreement. The incurrence of the Bridge Loans on the Closing Date shall be permitted under Section 6.01(q), (w) or (y) of the 2020 Senior Secured Credit Agreement.

SECTION 4.03 Each Credit Extension of Delayed Draw Bridge Loans. The obligation of each Delayed Draw Bridge Lender to make Delayed Draw Bridge Loans on each Delayed Draw Funding Date is subject to the satisfaction of the following conditions (or waiver of such conditions precedent in accordance with Section 9.02):

(a) The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.

(b) The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (or in all respects, if qualified by materiality or “Material Adverse Effect”), in each case, on and as of such Delayed Draw Funding Date (unless such representations and warranties relate to an earlier date, in which case, such representations and warranties shall have been true and correct in all material respects as of such earlier date (or in all respects, if qualified by materiality or “Material Adverse Effect”)); provided, that, if the applicable Permitted Acquisition to be financed with such Delayed Draw Bridge Loans (the “Relevant Permitted Acquisition”) is a Limited Condition Acquisition, (i) the Specified Representations shall be true and correct in all material respects (or, if qualified by materiality, in all respects) on and as of such Delayed Draw Funding Date and (ii) the representations and warranties made by, or with respect to, the target of the Relevant Permitted Acquisition in such acquisition agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or its Affiliates has the right to terminate its (or their) obligations under such acquisition agreement, or decline to consummate the Relevant Permitted Acquisition in accordance with the terms of such acquisition agreement, shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “Material Adverse Effect”) on and as of such Delayed Draw Funding Date.

(c) At the time of and immediately after giving effect to such Delayed Draw Funding Date, no Event of Default shall have occurred and be continuing; provided, that if the Relevant Permitted Acquisition is a Limited Condition Acquisition, no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) shall have occurred and be continuing at the time of, or immediately after giving effect to, such Delayed Draw Funding Date.

(d) The Delayed Draw Termination Date shall not have occurred.

(e) [Reserved].

(f) Prior to or substantially concurrently with the funding of each Delayed Draw Bridge Loan on the applicable Delayed Draw Funding Date, the Administrative Agent, the Arranger and the applicable Lender shall have received all fees and reimbursement of all reasonable out-of-pocket expenses (including reasonable legal fees and expenses), in each case, required to be paid or reimbursed by the Borrower as of such Delayed Draw Funding Date pursuant to the Fee Letter or this Agreement and for which invoices in reasonable detail have been presented at least three (3) Business Days prior to such Delayed Draw Funding Date or such later date to which the Borrower may agree, which amounts may be offset against the proceeds of the Delayed Draw Bridge Loans.

(g) The Closing Date shall have occurred.

For purposes of determining whether the conditions specified in Section 4.01 have been satisfied on the Effective Date, whether the conditions specified in Section 4.02 have been satisfied on the Closing Date and whether the conditions specified in Section 4.03 have been satisfied on each Delayed Draw Funding Date, each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent, the Arranger or the Lenders, as the case may be, unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received written notice from such Lender prior to the Effective Date, Closing Date or Delayed Draw Funding Date, as applicable, specifying its objection thereto in reasonable detail.

ARTICLE 5

AFFIRMATIVE COVENANTS

From the Closing Date until the Termination Date, Holdings (solely with respect to Sections 5.02, 5.03, 5.08, 5.12 and 5.17) and the Borrower hereby covenant and agree with the Lenders that:

SECTION 5.01 Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent for delivery by the Administrative Agent, subject to Section 9.05(f)(iii)(y), to each Lender:

(a) Quarterly Financial Statements. Within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (commencing with the Fiscal Quarter ending June 30, 2021), the consolidated balance sheet of the Borrower and its Consolidated Subsidairies as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and, commencing with the first such corresponding period that commenced after the Closing Date, setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, together with a Responsible Officer Certification (which may be included in the applicable Compliance Certificate) with respect thereto and a Narrative Report with respect to such Fiscal Quarter;

(b) Annual Financial Statements. Within 90 days after the end of each Fiscal Year (commencing with the Fiscal Year ending on December 31, 2021), the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Consolidated Subsidiaries for such Fiscal Year and, commencing after the completion of the second full Fiscal Year ended after the Closing Date, setting forth in comparative form the corresponding figures for the previous Fiscal Year, together with a report thereon of an independent registered public accounting firm of recognized national standing, which report shall not contain any qualification or explanatory paragraph as to “going concern” (except for any such qualification or explanatory paragraph pertaining to (i) the maturity of any Indebtedness occurring within 12 months of the relevant audit or (ii) any breach or anticipated breach of any financial covenant) and scope of audit and shall state that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as at the dates indicated and its results of operations and cash flows for the periods indicated in accordance with GAAP, and a Narrative Report with respect to such Fiscal Year;

(c) Compliance Certificate. Within five days of each delivery of financial statements pursuant to Section 5.01(a) or 5.01(b), (i) a duly executed and completed Compliance Certificate and (ii) (A) a summary (which may be in footnote form) of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements and (B) a list identifying each subsidiary of the Borrower and each Affiliated Practice Group (and indicating whether it is a Restricted Subsidiary, an Affiliated Practice Group or an Unrestricted Subsidiary) as of the date of delivery of such Compliance Certificate or confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list;

(d) [Reserved].

(e) Notice of Default. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) any Default or Event of Default or (ii) the occurrence of any event or change that has caused or evidences or would reasonably be expected to cause or evidence, either individually or in the aggregate, a Material Adverse Effect, a written notice thereof describing the nature and period of existence of such condition, event or change and, in the case of clause (i), what action the Borrower has taken, is taking or proposes to take with respect thereto;

(f) Notice of Litigation. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) the institution, or threat in writing, of any action, suit or proceeding (including, for the avoidance of doubt, any Environmental Claim) by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Restricted Subsidiary not previously disclosed in writing by the Borrower to the Administrative Agent or (ii) any material development in any such action, suit or proceeding that, in the case of either of clauses (i) or (ii), would reasonably be expected to have a Material Adverse Effect, written notice thereof describing the nature thereof;

(g) ERISA. Promptly upon any Responsible Officer of the Borrower becoming aware of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect, a written notice describing the nature thereof;

(h) [Reserved].

(i) [Reserved].

(j) [Reserved].

(k) Certain Reports. Promptly upon their becoming available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Loan Document, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the applicable Parent Company in each case to its security holders acting in such capacity (other than on Form S-8 or a similar form) and (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the applicable Parent Company with any securities exchange or with the SEC or any analogous Governmental Authority with jurisdiction over matters relating to securities;

(l) Other Information. Such other information (financial or otherwise) as the Administrative Agent may reasonably request in writing from time to time regarding the financial condition or business of Holdings, the Borrower and its Restricted Subsidiaries, including regarding, to the Borrower’s knowledge, any change to the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein; provided that none of Holdings, the Borrower or any Restricted Subsidiary shall be required to disclose or provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of Holdings, the Borrower or any of its subsidiaries or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Holdings, the Borrower or any of its subsidiaries owes confidentiality obligations to any third party (provided, that such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.01(l)); provided, further, that in the event that Holdings, the Borrower or any Restricted Subsidiary does not provide any such information in reliance on this clause, Holdings and the Borrower shall use commercially reasonable efforts to communicate to the Administrative Agent that such information is being withheld and shall use commercially reasonable efforts to provide, to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation, or without waiving such privilege, as applicable, such information; and

(m) Healthcare Law Notice Events. Promptly upon any Responsible Officer of any Loan Party obtaining actual knowledge of any complaint, order, citation, notice, request for information or other written communication from a Governmental Authority or any other Person delivered to any Loan Party with respect to, or if any officer of any Loan Party becomes aware of (i) any violation or alleged violation by a Loan Party of any applicable Healthcare Law, (ii) any pending or threatened proceeding for the termination, suspension or non-renewal of any Healthcare Permit required for operation of the Loan Parties’ business, (iii) any facts, circumstances or conditions that would reasonably be expected to result in imposition of a Lien pursuant to any Healthcare Law against or affecting any Loan Party, (iv) any pending, threatened or actual investigation or non-routine survey of Borrower or any of its Restricted Subsidiaries, or its or their officers, directors, or managing employees by any of Medicare, Medicaid, any federal or state healthcare programs or other third party payor programs, in each case of the foregoing clauses (i) – (iv) that would reasonably be expected to result in a Material Adverse Effect, a certificate of a Responsible Officer describing with reasonable specificity the communication, violation, event, condition, proceeding, facts, circumstances or conditions, including the anticipated duration of any condition, proceeding or other action reported and, the action the applicable Loan Party has taken, is taking or proposes to take with respect thereto.

Any financial statement or other document, reports, proxy statements or other materials (to the extent any such financial statement or document, reports, proxy statements or other materials included in materials otherwise filed with the SEC) required to be delivered pursuant to this Section 5.01 may be satisfied with respect to such financial statements or other documents, reports, proxy statements or other materials by the filing of the Borrower’s or Holdings’ (or any other Parent Company’s) Form 8-K, 10-K or 10-Q, as applicable, with the SEC. All financial statements and other documents, reports, proxy statements or other materials required to be delivered pursuant to this Section 5.01 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) such financial statements and/or other documents are posted on the SEC’s website on the Internet at www.sec.gov, (ii) on which the Borrower posts such documents, or provide a link thereto, on the Borrower’s website or (iii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Administrative Agent and each Lender has access (whether a commercial third-party website or a website sponsored by the Administrative Agent); provided that (A) the Borrower shall, at the written request of the Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission (including Adobe pdf copy)) of such documents to the Administrative Agent and (B) to the extent that the Borrower does not deliver copies of such documents to the Administrative Agent, the Borrower shall notify (which notification may be by facsimile or electronic transmission (including Adobe pdf copy or any automatic electronic transmission)) the Administrative Agent of the posting of any such documents on any website. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Notwithstanding the foregoing, the obligations in clauses (a), and (b) of this Section 5.01 may be satisfied with respect to any financial statements of the Borrower or any Narrative Report by furnishing (a) the applicable financial statements or Narrative Report of Holdings (or any other Parent Company, including the Parent, to the extent the financial statements of the Borrower and its Consolidated Subsidiaries are consolidated with the financial statements of the Parent) or (b) Holdings’ (or any other Parent Company’s) Form 10-K or 10-Q, as applicable, filed with the SEC, in each case, within the time periods specified in such clauses (and the public filing of such report with the SEC shall, subject to clause (B) of the immediately preceding paragraph, constitute delivery under this Section 5.01); provided, that, with respect to each of clauses (a) and (b), (i) to the extent such financial statements relate to any Parent Company, such financial statements shall be accompanied by consolidating information (which consolidating information need not be audited and may be in footnote form) that summarizes in reasonable detail the differences between the information relating to such Parent Company, on the one hand, and the information relating to the Borrower and its Consolidated Subsidiaries on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Borrower as presenting fairly, in all material respects, such differences, and (ii) to the extent such materials are in lieu of financial statements required to be provided under Section 5.01(b), such materials shall be accompanied by a report and opinion of an independent registered public accounting firm of recognized national standing, which report and opinion shall satisfy the applicable requirements set forth in Section 5.01(b) as if references therein to the Borrower were references to such Parent Company.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on any Platform and (b) certain of the Lenders may be Public Side Lenders. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials as may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking any Borrower Materials “PUBLIC” and providing authorization in writing to the Administrative Agent, the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any Private Side Information (although it may be sensitive and proprietary); (iii) all Borrower Materials marked “PUBLIC” and authorized to pursuant to clause (ii) above are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (iv) the Administrative Agent and the Arranger shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC.” The Borrower agrees that (A) any Loan Documents and (B) any financial statements (including any accompanying Compliance Certificate) delivered pursuant to Section 5.01 or Section 4.01(e) will be deemed to be Public Side Information and may be made available to Public Lenders, unless the Borrower advises the Administrative Agent in writing that any such document is Private Side Information.

SECTION 5.02 Existence. Except as otherwise permitted under Section 6.06 or 6.13, Holdings and the Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, franchises, licenses and permits material to its business except, other than with respect to the preservation of the existence of the Borrower, to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.03 Payment of Taxes. Holdings and the Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises before any penalty or fine accrues thereon; provided, however, that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings diligently conducted, so long as adequate reserves or other appropriate provisions, to the extent required under GAAP, have been made therefor or (b) failure to pay such Tax would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04 Maintenance of Properties. The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty, condemnation, taking or similar event excepted, all property reasonably necessary to the normal conduct of business of the Borrower and its Restricted Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof, in each case, except as expressly permitted by this Agreement or where the failure so to maintain such properties or make such repairs, renewals or replacements would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05 Insurance. Except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses (as reasonably determined by the Borrower), in each case, in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons (as reasonably determined by the Borrower). The Borrower will furnish to the Administrative Agent, upon reasonable written request of the Administrative Agent an insurance certificate with respect to each policy of insurance maintained by or on behalf of the Loan Parties.

SECTION 5.06 Inspections. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit the Administrative Agent to visit and inspect any of the properties of the Borrower and any of its Restricted Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its and their respective financial and accounting records and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers and independent registered public accounting firm (provided that the Borrower (or any of its subsidiaries) may, if it so chooses, be present at or participate in any such discussion), all upon reasonable prior notice and at reasonable times during normal business hours; provided that (a) only the Administrative Agent, on behalf of the Lenders, and not any Lender, may exercise the rights of the Administrative Agent under this Section 5.06 and (b) the Administrative Agent shall not exercise such rights more often than one time during any calendar year; provided that the limitation in this clause (b) shall not apply at any time an Event of Default has occurred and is continuing (it being understood that, in respect of any such exercise of rights by the Administrative Agent, the Borrower shall reimburse the Administrative Agent for costs and expenses incurred in connection therewith in accordance with Section 9.03); provided, further, that notwithstanding anything to the contrary herein, none of Holdings, the Borrower or any of its Restricted Subsidiaries shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of Holdings, the Borrower and any of its subsidiaries and/or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent (or any Person acting on its behalf in connection with the foregoing) or any Lender is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Holdings, the Borrower or any of its subsidiaries owes confidentiality obligations to any third party (provided, that such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.06); provided, further, that in the event that Holdings, the Borrower or any Restricted Subsidiary does not disclose, permit the inspection or examination or the making of copies of, or discuss, any document, information or other matter in reliance on this clause, Holdings and the Borrower shall use commercially reasonable efforts to communicate to the Administrative Agent that such information is being withheld and shall use commercially reasonable efforts to provide, to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation, or without waiving such privilege, as applicable, such information.

SECTION 5.07 Maintenance of Book and Records. The Borrower will, and will cause its Restricted Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of the Borrower and its Restricted Subsidiaries that are complete, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.

SECTION 5.08 Compliance with Laws. Holdings and the Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, comply with, (a) all applicable Sanctions and Anti-Corruption Laws and the USA PATRIOT Act and (b) all other applicable laws (including ERISA and all Environmental Laws), except, in the case of this clause (b), to the extent the failure so to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09 Environmental.

(a) Environmental Disclosure. The Borrower will deliver to the Administrative Agent, as soon as practicable following the sending or receipt thereof by the Borrower or any of its Restricted Subsidiaries, (i) written notice describing the nature of any Release required to be reported by the Borrower or any of its Restricted Subsidiaries to any federal, state, provincial, territorial or local governmental or regulatory agency if such Release would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (ii) such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.09(a), it being agreed that the obligation to provide any documents or information pursuant to this clause (ii) shall be subject to the proviso set forth in Section 5.01(l).

(b) Hazardous Material Activities, Etc. The Borrower will, and will cause each of its Restricted Subsidiaries to, promptly take any and all actions necessary to address, to the extent required by Environmental Law, any Release or threatened Release of Hazardous Materials at or from any Facility or other location, in each case, that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Notwithstanding anything to the contrary in the foregoing sentence, neither the Borrower nor any of the Restricted Subsidiaries will have any obligation to take any action otherwise required in this clause (b) with respect to any Release or threatened Release at any real property other than a Facility to the extent that (i) its obligation to do so is being contested in good faith and by appropriate proceedings, (ii) appropriate reserves are being maintained by the Borrower or the Restricted Subsidiaries and (iii) there is no imminent and substantial risk of endangerment to human health or the environment.

SECTION 5.10 Designation of Subsidiaries. The Borrower may, at any time after the Closing Date, designate (or redesignate) any subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided, that (a) immediately before and after such designation, no Event of Default exists (including after giving effect to the reclassification of Investments in, Indebtedness of and Liens on the assets of, the applicable Restricted Subsidiary or Unrestricted Subsidiary), and (b) as of the date of the designation thereof, no Unrestricted Subsidiary shall own any Capital Stock in any Restricted Subsidiary (unless such Restricted Subsidiary is also designated as an Unrestricted Subsidiary substantially concurrently with such designation) or hold any Indebtedness of or any Lien on any property of the Borrower or its Restricted Subsidiaries. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower (or its applicable Restricted Subsidiary) therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Borrower’s (or its applicable Restricted Subsidiary’s) Capital Stock therein, as reasonably estimated by the Borrower (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.05). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the making, incurrence or granting, as applicable, at the time of such designation of any then-existing Investment, Indebtedness or Lien of such Restricted Subsidiary, as applicable.

SECTION 5.11 Use of Proceeds.

(a) The Borrower shall use the proceeds of the Initial Bridge Loans made on the Closing Date solely to fund, directly or indirectly, (i) a portion of the cash consideration payable under the DMG Acquisition Agreement, (ii) the DMG Refinancing and (iii) fees, costs and expenses incurred in connection with the foregoing transactions.

(b) The Borrower shall use each Delayed Draw Bridge Loan made on each Delayed Draw Funding Date solely to fund, directly or indirectly, (i) all or a portion of the cash consideration payable in connection with any Permitted Acquisition, (ii) finance the repayment of acquisition target indebtedness in respect of any such Permitted Acquisition, (iii) fees, costs and expenses incurred in connection with the foregoing and the funding of such Delayed Draw Bridge Loan and (iv) to repay or refinance Cash on hand of Holdings and its Subsidiaries that was used for the purposes described in preceding clauses (i), (ii) or (iii) (to the extent such repayment or refinancing occurs within 60 days of the date of the consummation of such Permitted Acquisition).

(c) The Borrower shall not use the proceeds of the Loans in violation of the representations and warranties set forth in Sections 3.17(a)(ii) and 3.17(c).

SECTION 5.12 Covenant to Guarantee Obligations.

(a) Upon (i) the formation or acquisition after the Closing Date of any Restricted Subsidiary that is a Domestic Subsidiary (other than an Excluded Subsidiary), (ii) the designation of any Unrestricted Subsidiary that is a Domestic Subsidiary as a Restricted Subsidiary (other than an Excluded Subsidiary), (iii) any Restricted Subsidiary that is a Domestic Subsidiary ceasing to be an Immaterial Subsidiary (other than an Excluded Subsidiary) or (iv) any Restricted Subsidiary that was an Excluded Subsidiary ceasing to be an Excluded Subsidiary, (x) if the event giving rise to the obligation under this Section 5.12(a) occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the later of (1) the date on which the Compliance Certificate with respect to the Fiscal Quarter in which the relevant event occurs is required to be delivered pursuant to Section 5.01(c) and (2) 60 days after the date on which the relevant event occurs or (y) if the event giving rise to the obligation under this Section 5.12(a) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the later of (1) the date on which the Compliance Certificate is required to be delivered pursuant to Section 5.01(c) with respect to such Fiscal Year and (2) 60 days after the date on which the relevant event occurs (or, in the case of each of clauses (x) and (y), such longer period as the Administrative Agent may reasonably agree), the Borrower shall (A) cause such Restricted Subsidiary (other than any Excluded Subsidiary) to comply with the requirements set forth in the definition of “Guarantee Requirement” and (B) upon the reasonable request of the Administrative Agent, cause such Restricted Subsidiary (other than any Excluded Subsidiary) to deliver to the Administrative Agent customary evidence of authority and good standing and a customary opinion of counsel for such Restricted Subsidiary, in each case, consistent with that provided by the Loan Parties on the Closing Date pursuant to Section 4.02(b) and (c); provided, that the Borrower may, in its sole discretion elect to join any Foreign Subsidiary, any non-wholly-owned Domestic Subsidiary, but excluding any Unrestricted Subsidiary, or any other Excluded Subsidiary (including any subsidiary organized under the laws of Puerto Rico) as a Guarantor (any such subsidiary, an “Electing Subsidiary”); provided that (1) written notice of such election must be provided to the Administrative Agent at least ten (10) Business Days prior to the effectiveness thereof, (2) the Borrower shall have delivered to the Administrative Agent all documentation and other information requested by the Administrative Agent with respect to such Electing Subsidiary (including any Beneficial Ownership Certification) required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and the Beneficial Ownership Regulation, no later than two Business Days prior to the date of such effectiveness (or such later date as may be agreed by the Administrative Agent), (3) if such subsidiary is a Foreign Subsidiary, the jurisdiction of incorporation of such Foreign Subsidiary shall be reasonably satisfactory to the Administrative Agent in light of legal permissibility and the policies and procedures of the Administrative Agent and the Lenders for similarly situated companies (for the avoidance of doubt, as reasonably determined by the Administrative Agent) and the Administrative Agent shall have received customary evidence of authority and good standing (to the extent applicable in the relevant jurisdiction) and a customary opinion of counsel for such subsidiary, in each case consistent with that provided by the Loan Parties on the Closing Date pursuant to Section 4.02(b) and (c); provided that, for the avoidance of doubt, the Borrower shall be permitted to cause any U.S. subsidiary that constitutes a non-Wholly-Owned Subsidiary or otherwise constitutes an Excluded Subsidiary (other than a non-U.S. subsidiary) to be a guarantor under the Facilities Documentation without satisfying the requirements of clause (3) of this sentence; and provided, further that, the Borrower may subsequently elect to release any such Electing Subsidiary (a “Released Subsidiary”) as a Guarantor in its sole discretion by giving the Administrative Agent notice of such election, so long as at the time of the release such Released Subsidiary constitutes an Excluded Subsidiary; provided that such release shall only be permitted if, as of the date of such release, (A) the Borrower and its Restricted Subsidiaries have the capacity to make an Investment in such Released Subsidiary (in an amount equal to the portion of the fair market value of the net assets of such Released Subsidiary attributable to the Borrower’s (or its applicable Restricted Subsidiary’s) equity interest therein, as reasonably estimated by the Borrower) under Section 6.05 once it is no longer a Loan Guarantor, (B) such Released Subsidiary has the capacity to incur all of its existing Indebtedness or Liens under Section 6.01 or Section 6.02 once it is no longer a Loan Guarantor and (C) in the case of any such release of a Released Subsidiary due to such Released Subsidiary becoming an Excluded Subsidiary of the kind described in clause (a) of the definition thereof, such release shall only be permitted if such Released Subsidiary becomes an Excluded Subsidiary or such kind pursuant to an arm’s length sale of Capital Stock in such Released Subsidiary to a bona fide third party purchaser.

(b) (i) Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that Administrative Agent may grant extensions of time for the provision of any Loan Guaranty by any Restricted Subsidiary (including in connection with Restricted Subsidiaries formed or acquired after the Closing Date), and each Lender hereby consents to any such extensions of time;

(ii) any joinder or supplement to the Guarantee Agreement and/or any other Loan Document (including any Joinder Agreement) executed by any Restricted Subsidiary that is required to become a Loan Party pursuant to Section 5.12(a) may, with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other Loan Document.

SECTION 5.13 Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to obtain and maintain public corporate ratings and public corporate family ratings of the Borrower from each of S&P and Moody’s; provided, that in no event shall the Borrower be required to maintain any specific rating with any such agency.

SECTION 5.14 [Reserved].

SECTION 5.15 [Reserved].

SECTION 5.16 [Reserved].

SECTION 5.17 Healthcare Compliance. Each Loan Party shall (i) comply in all material respects with applicable Healthcare Laws, the terms of any Healthcare Permits and any order or directive of any Governmental Authority with jurisdiction pursuant to Healthcare Laws; (ii) obtain and maintain in full force and effect all Healthcare Permits, except to the extent that failure to so comply would not have a Material Adverse Effect; and (iii) remain qualified for participation in and maintain provider numbers for the Medicare, Medicare and other federal or state healthcare programs, in each case under this Section 5.17 except to the extent that failure to so comply could not reasonably be expected to have a Material Adverse Effect.

ARTICLE 6

NEGATIVE COVENANTS

From the Closing Date and until the Termination Date, Holdings (solely with respect to Section 6.13) and the Borrower covenant and agree with the Lenders that:

SECTION 6.01 Indebtedness. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness of the Borrower to Holdings and/or any Restricted Subsidiary and/or of any Restricted Subsidiary to Holdings, the Borrower and/or any other Restricted Subsidiary; provided that (i) in the case of any Indebtedness of any Restricted Subsidiary that is not a Loan Party owing to the Borrower or any Restricted Subsidiary that is a Loan Party, such Indebtedness shall be permitted as an Investment under Section 6.05 and (ii) any Indebtedness of the Borrower or any Restricted Subsidiary that is a Loan Party to any Restricted Subsidiary that is not a Loan Party must be expressly subordinated to the Obligations of such Loan Party on terms that are reasonably acceptable to the Administrative Agent;

(c) Indebtedness under the 2020 Senior Secured Credit Facilities in an aggregate principal amount not to exceed the sum of (i) $577,428,000 plus (ii) the amount of any Incremental Facilities that would, at the time of incurrence, be permitted to be incurred under the 2020 Senior Secured Credit Agreement (as in effect of the date hereof) (or any similar or corresponding provisions in any Refinancing Indebtedness in respect of the foregoing to the extent, in each case, such similar or corresponding provisions do not permit an aggregate principal amount of Indebtedness in excess of the amount permitted under such provisions in the 2020 Senior Secured Credit Agreement (as in effect on the date hereof)), plus (iii) amounts in respect of interest, fees, costs and premium (if any), in each case above accruing in respect of or attributable to, but only accruing in respect of or attributable to, the aggregate principal amount of such Indebtedness (including the undrawn amount of all Revolving Credit Commitments and Letters of Credit (as each term is defined in the 2020 Senior Secured Credit Agreement) and the aggregate original principal amount of any Loan (as defined in the 2020 Senior Secured Credit Agreement)) at any one time not to exceed the amount referred to in clauses (i) and (ii) above, in each case that have been paid in-kind or capitalized;

(d) Indebtedness of the Borrower and/or any Restricted Subsidiary (i) arising from any indemnification, adjustment of purchase price or similar obligations (including earn-out, holdback and similar deferred purchase price obligations) incurred in connection with any Disposition permitted hereunder or consummated prior to the Closing Date, any acquisition or similar Investment permitted hereunder or consummated prior to the Closing Date or any other purchase of assets or Capital Stock and (ii) in respect of guaranties, letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds or similar instruments to support any of the foregoing obligations;

(e) Indebtedness of the Borrower and/or any Restricted Subsidiary (i) pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal, performance and/or return of money bonds or other similar obligations incurred in the ordinary course of business and (ii) in respect of guaranties, letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds or similar instruments to support any of the foregoing obligations;

(f) Indebtedness of the Borrower and/or any Restricted Subsidiary (i) in respect of any Banking Services and/or otherwise in connection with Cash management and deposit accounts and (ii) in respect of incentive, supplier finance or similar programs;

(g) (i) Guarantees by the Borrower and/or any Restricted Subsidiary of the obligations of suppliers, customers, licensees or sublicensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower and/or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of guaranties, letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(h) Guarantees by the Borrower and/or any Restricted Subsidiary of Indebtedness or other obligations of the Borrower, any Restricted Subsidiary and/or any joint venture with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or other obligations not prohibited by this Agreement; provided, that in the case of any Guarantee by the Borrower or any Restricted Subsidiary that is a Loan Party of the obligations of any non-Loan Party the related Investment is permitted under Section 6.05;

(i) Indebtedness of the Borrower and/or any Restricted Subsidiary existing, or pursuant to commitments existing, on the Closing Date, except in the case of Indebtedness having an aggregate principal amount not in excess of $2,500,000 and described on Schedule 6.01;

(j) Indebtedness of Restricted Subsidiaries that are not Loan Parties; provided, that the aggregate outstanding principal amount of such Indebtedness shall not exceed the greater of $10,000,000 and 10.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(k) Indebtedness of the Borrower and/or any Restricted Subsidiary consisting of obligations owing under incentive, supply, license, sublicense or similar agreements entered into in the ordinary course of business;

(l) Indebtedness of the Borrower and/or any Restricted Subsidiary consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(m) Indebtedness of the Borrower and/or any Restricted Subsidiary (i) with respect to Capital Leases in an aggregate outstanding principal amount not to exceed, together with the aggregate outstanding principal amount of Indebtedness incurred pursuant to clause (ii) below, the greater of $20,000,000 and 20.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period and (ii) incurred to finance the acquisition, construction, improvement, repair or replacement of any assets in an aggregate outstanding principal amount not to exceed, together with the aggregate outstanding principal amount of Indebtedness incurred pursuant to clause (i) above, the greater of $20,000,000 and 20.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period, in each case, incurred within 270 days after the applicable acquisition, completion of construction, improvement, repair or replacement of the relevant assets;

(n) Indebtedness of any Person that becomes a Restricted Subsidiary (or is merged, consolidated or amalgamated with or into the Borrower or any Restricted Subsidiary) or Indebtedness assumed by the Borrower and/or any Restricted Subsidiary in connection with an acquisition or similar Investment permitted hereunder, in each case, after the Closing Date; provided that (i) such Indebtedness (A) existed at the time such Person became a Restricted Subsidiary (or is so merged, consolidated or amalgamated) or the assets subject to such Indebtedness were acquired and (B) was not created or incurred in anticipation thereof, and (ii) after giving effect thereto on a Pro Forma Basis (including any such merger, consolidation, amalgamation, acquisition or Investment), the Borrower is in compliance with a First Lien Net Leverage Ratio level not to exceed the greater of (x) 4.00:1.00 and (y) First Lien Net Leverage Ratio level in the Financial Covenant (as defined in the 2020 Senior Secured Credit Agreement, as in effect on the date hereof and regardless of whether then in effect);

(o) Indebtedness of the Borrower and/or any Restricted Subsidiary to any equityholder of any Parent Company or any Employee Related Person of any Parent Company, the Borrower or any subsidiary to finance the purchase or redemption of Capital Stock of any Parent Company permitted by Section 6.03(a);

(p) any Refinancing Indebtedness in respect of any Indebtedness permitted under clauses (a), (c), (i), (j), (m), (n), (q), (r), (u), (w), (x), (y), (ff), (gg) and (hh) of this Section 6.01 and any subsequent Refinancing Indebtedness in respect thereof; provided, that:

(i) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded or replaced, except by (A) an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, refunding or replacement, (B) an amount equal to any existing commitments unutilized thereunder and (C) additional amounts permitted to be incurred pursuant to this Section 6.01 (provided, that (1) any additional Indebtedness referenced in this clause (C) satisfies the other applicable requirements of this definition (with additional amounts incurred in reliance on this clause (C) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (2) if such additional Indebtedness is secured, the Lien securing such Indebtedness satisfies the applicable requirements of Section 6.02),

(ii) in the case of Refinancing Indebtedness with respect to clauses (a), (c), (w) and/or (y), such Indebtedness (other than customary bridge loans, so long as any Indebtedness for which such loans are exchanged for or that otherwise replaces such loans satisfies the requirements of this clause (ii)) has (A) a final maturity no earlier than (and, in the case of revolving Indebtedness, does not require mandatory commitment reductions, if any, prior to) the final maturity of the Indebtedness being refinanced, refunded or replaced and (B) other than with respect to revolving Indebtedness, a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, refunded or replaced,

(iii) in the case of Refinancing Indebtedness with respect to clause (a), (c) and/or (y), the terms of such Refinancing Indebtedness (excluding pricing, fees, premiums, rate floors, final maturity or commitment termination, amortization, prepayments and redemptions (including restrictions on prepayment and redemptions)) either (A) are not (when taken as a whole and as reasonably determined by the Borrower) more favorable to the creditors providing such Refinancing Indebtedness than those applicable to the Indebtedness being refinanced, refunded or replaced (other than any terms that are applicable only after the Final Maturity Date as of the date of such refinancing, refunding or replacement) or (B) reflect market terms and conditions (when taken as a whole and as reasonably determined by the Borrower in good faith) for the applicable type of Indebtedness,

(iv) in the case of Refinancing Indebtedness with respect to Indebtedness permitted under clauses (j), (m), (r), (u), (w) (except to the extent incurred under the Incurrence-Based Amount), (y) (except to the extent incurred under the Incurrence-Based Amount) (ff), (gg) and (hh), the outstanding principal amount of such Refinancing Indebtedness incurrence under this clause (p) shall be deemed an amount outstanding in reliance on the relevant clause,

(v) except in the case of Refinancing Indebtedness with respect to Indebtedness permitted under clause (a) or (c), (A) such Refinancing Indebtedness, if secured, is secured only by Permitted Liens at the time of such refinancing, refunding or replacement (it being understood that secured Indebtedness may be refinanced with unsecured Indebtedness), (B) such Refinancing Indebtedness is incurred by the obligor or obligors in respect of the Indebtedness being refinanced, refunded or replaced, except to the extent otherwise permitted pursuant to this Section 6.01 (it being understood that any Person that was a guarantor in respect of the Indebtedness being refinanced, refunded or replaced may be the primary obligor in respect of such Refinancing Indebtedness, and any Person that was the primary obligor in respect of the Indebtedness being refinanced, refunded or replaced may be a guarantor in respect of such Refinancing Indebtedness) and (C) if the Indebtedness being refinanced, refunded or replaced was contractually subordinated in right of payment to the Obligations, such Refinancing Indebtedness is contractually subordinated in right of payment to the Obligations on terms not materially less favorable (as reasonably determined by the Borrower), taken as a whole, to the Lenders than those applicable to the Indebtedness being refinanced, refunded or replaced, and

(vi) in the case of Refinancing Indebtedness with respect to Indebtedness permitted under clause (a), (A) such Refinancing Indebtedness is unsecured, (B) if such Refinancing Indebtedness is Guaranteed, it shall not be Guaranteed by any Person other than the Loan Parties (other than a person that becomes a Loan Party substantially concurrently with the incurrence of such Indebtedness) and (C) such Refinancing Indebtedness is incurred under (and pursuant to) documentation other than this Agreement;

(q) Indebtedness of the Borrower and/or any Restricted Subsidiary incurred to finance any acquisition or similar Investment permitted hereunder in an aggregate outstanding principal amount not to exceed an unlimited amount so long as after giving effect thereto on a Pro Forma Basis (including any acquisition consummated concurrently therewith and any other application of the proceeds thereof (without “netting” the cash proceeds thereof), in each case as of the last day of or for the most recently ended Test Period, (A) if such Indebtedness is secured by Liens on the Collateral on a pari passu basis with the Liens securing the 2020 Senior Secured Credit Facilities, the First Lien Net Leverage Ratio would not exceed 4.00:1.00, (B) if such Indebtedness is secured by Liens on the Collateral junior to the Liens securing the 2020 Senior Secured Credit Facilities, the Secured Net Leverage Ratio would not exceed 4.50:1.00 and (C) if such Indebtedness is unsecured, at the election of the Borrower, either (I) the Total Net Leverage Ratio would not exceed 4.50:1.00 or (II) the Interest Coverage Ratio would not be less than 2.00:1.00; provided that, in the case of any such Indebtedness of the Loan Parties, (I) such Indebtedness shall not be guaranteed by any Person that is not a Loan Party (other than a person that becomes a Loan Party substantially concurrently with the effectiveness of such Indebtedness) and shall not be secured by any assets other than the Collateral (or by assets that become Collateral substantially concurrently with the effectiveness of such Indebtedness), (II) the final maturity date of such Indebtedness shall be no earlier than the Latest Term Loan Maturity Date (as defined in the 2020 Senior

Secured Credit Agreement) as of the date of the incurrence thereof (and, in the case of any such Indebtedness incurred pursuant to clause (B) or (C) above, the final maturity date thereof shall be no earlier than the date that is 91 days after the Latest Term Loan Maturity Date (as defined in the 2020 Senior Secured Credit Agreement) and the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the then remaining Weighted Average Life to Maturity of any then-existing Class of Term Loans (under, and as defined in, the 2020 Senior Credit Agreement) (without giving effect to the reduction of any required amortization payments from any prepayments of the Term Loans (as defined in, the 2020 Senior Credit Agreement)), provided that, in each case, such Indebtedness may be in the form of customary bridge loans so long as any Indebtedness for which such loans are exchanged for or that otherwise replaces such loans satisfies the requirements of this clause (II), (III) in the case of any such Indebtedness incurred pursuant to clause (A) above, such Indebtedness shall rank pari passu in right of payment and with respect to security with the 2020 Senior Secured Credit Facilities, and (IV) no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) shall exist immediately after giving effect to the incurrence of such Indebtedness;

(r) from and after the Bridge Loan Conversion Date, unsecured Indebtedness of the Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed the portion, if any, of the Available Amount (solely to the extent attributable to the Available Equity Contribution Amount and to the extent such amounts were not applied to prepay Bridge Loans pursuant to Section 2.10(b)(iv)) at such time that the Borrower elects to apply to this clause (r);

(s) Indebtedness of the Borrower and/or any Restricted Subsidiary under any Derivative Transaction not entered into for speculative purposes;

(t) Indebtedness of the Borrower and/or any Restricted Subsidiary representing deferred compensation to any Employee Related Person of any Parent Company, the Borrower and/or any Restricted Subsidiary in the ordinary course of business;

(u) Indebtedness of the Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed the greater of $20,000,000 and 20.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(v) [reserved];

(w) Indebtedness of the Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed (i) the Shared Fixed Incremental Amount plus (ii) an unlimited amount so long as, in the case of this clause (ii), after giving effect thereto on a Pro Forma Basis (including any acquisition consummated concurrently therewith and any other application of the proceeds thereof (without “netting” the cash proceeds thereof), in each case as of the last day of or for the most recently ended Test Period, (A) if such Indebtedness is secured by Liens on the Collateral on a pari passu basis with the Liens securing the 2020 Senior Secured Credit Facilities, the First Lien Net Leverage Ratio would not exceed 4.00:1.00, (B) if such Indebtedness is secured by Liens on the Collateral junior to the Liens securing the 2020 Senior Secured Credit Facilities, the Secured Net Leverage Ratio would not exceed 4.50:1.00 and (C) if such Indebtedness is unsecured, at the election of the Borrower, either (1) the Total Net Leverage Ratio would not exceed 4.50:1.00 or (2) the Interest Coverage Ratio would not be less than 2.00:1.00; provided that, in the case of any such Indebtedness of the Loan Parties, (I) such Indebtedness shall not be guaranteed by any Person that is not a Loan Party (other than a Person that becomes a Loan Party substantially concurrently with the effectiveness of such Indebtedness) and shall not be secured by any assets other than the Collateral (or by assets that become Collateral substantially concurrently with the effectiveness of such Indebtedness), (II) the final maturity date of such Indebtedness shall be no earlier than the Latest Term Loan Maturity Date (as defined in the 2020 Senior Secured Credit Agreement) as of the date of the incurrence thereof (and, in the case of any such

Indebtedness incurred pursuant to clause (B) or (C) above, the final maturity date thereof shall be no earlier than the date that is 91 days after the Latest Term Loan Maturity Date (as defined in the 2020 Senior Secured Credit Agreement) and the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the then remaining Weighted Average Life to Maturity of any then-existing Class of Term Loans (under, and as defined in, the 2020 Senior Secured Credit Agreement) (without giving effect to the reduction of any required amortization payments from any prepayments of the Term Loans (as defined in, the 2020 Senior Credit Agreement)), provided that, in each case, such Indebtedness may be in the form of customary bridge loans so long as any Indebtedness for which such loans are exchanged for or that otherwise replaces such loans satisfies the requirements of this clause (II), (III) in the case of any such Indebtedness incurred pursuant to clause (A) above, such Indebtedness shall rank pari passu in right of payment and with respect to security with the 2020 Senior Secured Credit Facilities and (IV) subject to Section 1.10(a), no Event of Default shall exist immediately prior to or immediately after giving effect to the incurrence of such Indebtedness; provided that if the proceeds of such Indebtedness are to be applied to finance any acquisition (including any Limited Condition Acquisition), other investment or repayment of Indebtedness requiring irrevocable notice in advance of such prepayment, and the providers of such Indebtedness so agree, this clause (IV) shall instead require (x) no Event of Default at the time of, or immediately after giving effect to, execution of definitive documentation for such acquisition, investment or notice of repayment and (y) no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) at the time of, or immediately after giving effect to, the funding of such Indebtedness;

(x) Indebtedness of the Borrower and/or any Restricted Subsidiary incurred in connection with Sale and Lease-Back Transactions permitted pursuant to Section 6.07;

(y) Incremental Equivalent Debt;

(z) Indebtedness of the Borrower and/or any Restricted Subsidiary (i) in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits or (ii) in respect of guaranties, letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds or similar instruments to support any of the foregoing obligations;

(aa) Indebtedness of the Borrower and/or any Restricted Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any Issuing Bank (as defined in the 2020 Senior Secured Credit Agreement) to support any Defaulting Lender’s participation in Letters of Credit (as defined in the 2020 Senior Secured Credit Agreement);

(bb) Indebtedness (other than Indebtedness for borrowed money) of the Borrower and/or any Restricted Subsidiary supported by any Letter of Credit (as defined in the 2020 Senior Secured Credit Agreement);

(cc) employee benefit plan obligations and liabilities incurred by the Borrower and/or any Restricted Subsidiary in the ordinary course of business;

(dd) customer deposits and advance payments received in the ordinary course of business from customers for goods and services in the ordinary course of business;

(ee) without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to any Indebtedness of the Borrower and/or any Restricted Subsidiary;

(ff) Indebtedness of Restricted Subsidiaries that are joint ventures or other non-Wholly Owned Subsidiaries; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed the greater of $5,000,000 and 5.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(gg) Indebtedness of any Receivables Subsidiary arising under any Receivables Facility; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed the greater of $5,000,000 and 5.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period; and

(hh) unsecured Indebtedness (x) consisting of obligations under deferred compensation (including indemnification obligations, obligations in respect of purchase price adjustments, earn-outs, incentive non-competes and other contingent obligations) or other similar arrangements incurred or assumed in connection with any Permitted Acquisition or other permitted investment or any disposition (whether consummated prior to, on or after the Closing Date), in each case, not prohibited hereunder or (y) in an aggregate principal amount not to exceed the greater of $15,000,000 and 15.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period outstanding at any time to the seller of any business or assets permitted to be acquired by Holdings or any Restricted Subsidiary hereunder.

SECTION 6.02 Liens. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, except:

(a) Liens on the Collateral securing Indebtedness incurred in accordance with Section 6.01(c);

(b) Liens for Taxes which are (i) for amounts not due or (ii) being contested in accordance with Section 5.03;

(c) statutory Liens (and rights of set-off) of landlords, banks, carriers, warehousemen, mechanics, repairmen, construction contractors, workmen and materialmen, and other Liens imposed by applicable law, in each case, incurred in the ordinary course of business (i) for amounts not yet overdue by more than 30 days, (ii) for amounts that are overdue by more than 30 days and that are being contested in good faith by appropriate proceedings, so long as adequate reserves or other appropriate provisions, to the extent required under GAAP, have been made for such contested amounts or (iii) with respect to which the failure to make payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(d) Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of- money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement, premium or indemnification obligations of insurance brokers or carriers providing property, casualty, liability or other insurance to Holdings, the Borrower and its subsidiaries, (y) leases or licenses of property otherwise permitted by this Agreement, or (z) commercial credit cards, debit cards, stored value cards, purchasing cards, employee credit card programs and any arrangements or services similar to any of the foregoing and (iv) to secure obligations in respect of letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e) Liens consisting of easements, rights-of-way, covenants, licenses, agreements, declarations, restrictions, defects, encroachments, and other similar minor defects or irregularities in title, and leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, access agreements and any other similar agreements, whether or not of record and whether now in existence or hereafter entered into, affecting any of the Real Estate Assets, which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Borrower and/or its Restricted Subsidiaries, taken as a whole, or the use of the affected Real Estate Asset for its intended purpose;

(f) Liens consisting of (i) any interest or title of a lessor, sub-lessor, licensor or sub licensor under any lease, license or similar arrangement permitted hereunder, (ii) any landlord lien permitted by the terms of any lease, (iii) any restriction or encumbrance to which the interest or title of such lessor, sub-lessor, licensor or sub-licensor may be subject, (iv) any subordination of the interest of the lessee, sub-lessee, licensee or sub-licensee under such lease, license or similar arrangement to any restriction or encumbrance referred to in the preceding clause (iii) or (v) ground leases or subleases in respect of real property on which facilities owned or leased by the Borrower and/or any of its Restricted Subsidiaries are located;

(g) Liens (i) solely on any Cash earnest money deposits (including as part of any escrow arrangement) made by the Borrower and/or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any acquisition or other Investment permitted hereunder and (ii) consisting of (A) in connection with any Disposition permitted under Section 6.07, customary rights and restrictions contained in agreements relating to such Disposition pending the completion thereof and/or (B) the pledge of Cash as part of an escrow arrangement required in any Disposition permitted under Section 6.07;

(h) precautionary or purported Liens evidenced by the filing of UCC (or similar) financing statements relating solely to (i) operating leases or consignment or bailee arrangements entered into in the ordinary course of business or (ii) any sale of accounts receivable for which a UCC financing statement or similar financing statement under applicable law is required;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens in connection with any zoning, building or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon, including Liens in connection with any condemnation, taking or similar event proceedings;

(k) Liens securing Refinancing Indebtedness permitted pursuant to Section 6.01(p) (other than Refinancing Indebtedness in respect of Indebtedness permitted under Section 6.01(r)); provided that (i) to the extent Indebtedness being refinanced, refunded or replaced was secured in reliance on Section 6.02(u), the outstanding principal amount of Refinancing Indebtedness in respect thereof secured in reliance on this clause (k) shall constitute a utilization for purposes of determining availability under Section 6.02(u) and (ii) no such Lien extends to any asset not covered by the Lien securing the Indebtedness that is being refinanced, refunded or replaced, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon;

(l) Liens existing on the Closing Date and, except in the case of Liens securing Indebtedness having an aggregate principal amount not in excess of $2,500,000 described on Schedule 6.02 and any modification, replacement, refinancing, renewal or extension thereof; provided, that (i) no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01 and (B) proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates) and (ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is permitted by Section 6.01;

(m) Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.07;

(n) Liens securing Capital Leases and other Indebtedness permitted pursuant to Section 6.01(m); provided, that any such Lien shall encumber only the asset subject to such Capital Leases or acquired, constructed, improved, repaired or replaced with the proceeds of such Indebtedness and proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross collateralized to other financings of such type provided by such lender or its Affiliates);

(o) Liens securing Indebtedness permitted pursuant to Section 6.01(n) on the relevant acquired assets or on the Capital Stock and assets of Person that became a Restricted Subsidiary (or was merged, consolidated or amalgamated with or into the Borrower or a Restricted Subsidiary); provided, that no such Lien (x) extends to any other assets (other than the proceeds or products thereof, accessions or additions thereto and improvements thereon) (it being understood that individual financings of the type permitted under Section 6.01(n) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates) or (y) was created in contemplation of the applicable acquisition of assets or such Person becoming a Restricted Subsidiary (or such merger, consolidation or amalgamation);

(p) (i) Liens that are contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary, (C) purchase orders and other agreements entered into in the ordinary course of business, (D) commodity trading or other brokerage accounts incurred in the ordinary course of business and (E) commercial credit cards, debit cards, stored value cards, purchasing cards, employee credit card programs and any arrangements or services similar to any of the foregoing, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to deposit accounts, (iv) Liens of a collection bank arising under Section 4-208 or Section 4-210 of the UCC on items in the ordinary course of business, (v) Liens (including rights of set off) in favor of banking or other financial institutions arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions and (vi) Liens on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction, and on Cash or Cash Equivalents set aside at the time of the incurrence of such Indebtedness to the extent such Cash or Cash Equivalents prefund the payment of interest or fees on such Indebtedness and are held in escrow pending application for such purpose;

(q) Liens on assets of Restricted Subsidiaries that are not Loan Parties (including Capital Stock owned by such Persons) securing Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted pursuant to Section 6.01;

(r) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and/or its Restricted Subsidiaries;

(s) Liens securing Indebtedness permitted pursuant to Section 6.01(q) or 6.01(w); provided, that any Lien that is granted in reliance on this clause (s) shall be limited to the Collateral (or assets that become Collateral substantially concurrently with the incurrence of such Indebtedness) and shall be pari passu or junior to the Lien securing the 2020 Senior Secured Credit Facilities;

(t) Liens securing Indebtedness permitted pursuant to Section 6.01(y); provided that any Lien that is granted in reliance on this clause (t) shall be limited to the Collateral (or assets that become Collateral substantially concurrently with the incurrence of such Indebtedness);

(u) Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of $20,000,000 and 20.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(v) (i) Liens securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(h) and (ii) any pledge and/or deposit securing any settlement of litigation;

(w) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(x) Liens on Securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.05 arising out of such repurchase transaction; provided, that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(y) Liens securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 6.01(d), (e), (g), (z) and (aa);

(z) Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any asset in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (or similar law under any jurisdiction);

(aa) Liens (i) in favor of any Loan Party and/or (ii) granted by any non-Loan Party in favor of any Restricted Subsidiary that is not a Loan Party, in the case of clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 6.01;

(bb) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc) Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(dd) Liens securing obligations of the type described in Sections 6.01(f) and/or 6.01(s);

(ee) (i) Liens on Capital Stock of Persons that are not Restricted Subsidiaries that are Wholly-Owned Subsidiaries securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture or similar agreements and agreements with respect to Persons that are not Restricted Subsidiaries that are Wholly-Owned Subsidiaries;

(ff) Liens on Cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness; provided, that such defeasance, discharge or redemption is permitted hereunder;

(gg) Liens consisting of the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(hh) Liens disclosed in any mortgage policy with respect to any Material Real Estate Asset and any replacement, extension or renewal thereof; provided, that no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and proceeds and products thereof, additions thereto and improvements thereon);

(ii) Liens arising out of receipt of customer deposits or advance payments from customers, or deposits required by suppliers, in each case in the ordinary course of business;

(jj) maritime liens on inventory or proceeds of inventory in transit;

(kk) Liens on Receivables Assets incurred in connection with a Receivables Facility;

(ll) Liens arising out of distribution, vendor or similar arrangements with respect to pharmaceutical products entered into by the Borrower or its Restricted Subsidiaries in the ordinary course of business; and

(mm) with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any requirement of applicable law.

SECTION 6.03 Restricted Payments; Restricted Debt Payments.

(a) The Borrower shall not pay or make, directly or indirectly, any Restricted Payment, except that:

(i) the Borrower may make Restricted Payments to the extent necessary to enable any Parent Company:

(A) to pay general administrative costs and expenses (including corporate overhead, legal or similar costs and expenses and franchise Taxes, and similar fees, Taxes and expenses, required to maintain the organizational existence of such Parent Company, in each case, which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by any Employee Related Person of any Parent Company, in each case, to the extent attributable to the ownership or operations of any Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its Restricted Subsidiaries), the Borrower and/or its Restricted Subsidiaries;

(B) [reserved];

(C) to pay audit and other accounting and reporting expenses of such Parent Company to the extent attributable to any Parent Company (but excluding, for the avoidance of doubt, the portion of any such expenses, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its Restricted Subsidiaries), the Borrower and/or its Restricted Subsidiaries;

(D) to pay insurance premiums to the extent attributable to any Parent Company (but excluding, for the avoidance of doubt, the portion of any such premiums, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its Restricted Subsidiaries), the Borrower and/or its Restricted Subsidiaries;

(E) to pay (x) fees and expenses related to debt or equity offerings, Investments or acquisitions (whether or not consummated) and expenses and indemnities of any trustee, agent, arranger, underwriter or similar Person and (y) Public Company Costs;

(F) to finance any Investment permitted under Section 6.05 (provided, that (x) any Restricted Payment under this clause (a)(i)(F) shall be made substantially concurrently with the closing of such Investment and (y) the relevant Parent Company shall, promptly following the closing thereof, cause (I) all property acquired to be contributed to the Borrower or one or more of its Restricted Subsidiaries or (II) the merger, consolidation or amalgamation of the Person formed or acquired with or into the Borrower or one or more of its Restricted Subsidiaries, in order to consummate such Investment in compliance with the applicable requirements of Section 6.05 as if undertaken as a direct Investment by the Borrower or the relevant Restricted Subsidiary); and

(G) to pay customary salary, bonus, incentive, severance and other benefits (including payments pursuant to any profits, interest or equity plan) payable to any Employee Related Person of any Parent Company to the extent such salary, bonuses, incentive and other benefits are attributable and reasonably allocated to the operations of the Borrower and/or its Restricted Subsidiaries, in each case, so long as such Parent Company applies the amount of any such Restricted Payment for such purpose;

(ii) the Borrower may (or make Restricted Payments to enable any Parent Company to) repurchase, redeem, retire or otherwise acquire or retire for value the Capital Stock of any Parent Company held by any Employee Related Person of any Parent Company, the Borrower or any of its subsidiaries:

(A) in an amount not to exceed the greater of (i) of $10,000,000 and (ii) 10.0% of Consolidated Adjusted EBITDA in any Fiscal Year, which, if not used in such Fiscal Year, shall be carried forward to the next two succeeding Fiscal Years, it being understood that any such amount carried over to any Fiscal Year shall be deemed to be used (in such order as shall be determined by the Borrower) in such Fiscal Year prior to the usage of the amount set forth above otherwise available for such Fiscal Year; or

(B) with the net proceeds of any key-man life insurance policies received by the Borrower and its Subsidiaries during such Fiscal Year;

(iii) from and after the Bridge Loan Conversion Date, the Borrower may make Restricted Payments in an amount not to exceed the portion, if any, of the Available Amount at such time that the Borrower elects to apply to this clause (iii) (excluding any such amounts that were applied to prepay Bridge Loans pursuant to Section 2.10(b)(iv)), provided that, other than in the case of any such portion that is attributable to the Available Equity Contribution Amount, no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists or would result therefrom;

(iv) the Borrower may make Restricted Payments (i) to any Parent Company to enable such Parent Company to make Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of such Parent Company and (ii) consisting of, or to any Parent Company to enable such Parent Company to make, (A) payments made or expected to be made in respect of required withholding or similar Taxes with respect to any Employee Related Person of any Parent Company, the Borrower and/or its Restricted Subsidiaries and/or (B) repurchases of Capital Stock in consideration of the payments described in subclause (A) above, including demand repurchases in connection with the exercise of stock options;

(v) the Borrower may repurchase (or make Restricted Payments to any Parent Company to enable it to repurchase) Capital Stock upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;

(vi) [reserved]

(vii) from and after the Bridge Loan Conversion Date, the Borrower or any Restricted Subsidiary may make additional Restricted Payments to the extent that such Restricted Payments are made with net proceeds received by the Borrower after the Closing Date from the issuance or sale of Qualified Capital Stock of the Borrower, Holdings or any other Parent Company or proceeds of an equity contribution that are not otherwise applied (in each case, other than a Cure Amount, the PIPE Equity Contribution or the SPAC Equity Contribution or any such amounts that were applied to prepay Bridge Loans pursuant to Section 2.10(b)(iv)), initially made to the Borrower and have been contributed to the common equity of the Borrower (which such equity proceeds so utilized shall not also increase the Available Amount)

(viii) the Borrower may make Restricted Payments (A) in an aggregate amount not to exceed the Tax Distribution Amount and (B) without duplication of preceding clause (A), distributions to finance any payments (other than any accelerated payments or payments calculated based on valuation assumptions without regard to actual tax savings, including any such payments arising from a change of control transaction, a contractual breach, or by election of a party to the agreement) required to be made pursuant to the Tax Receivable Agreement;

(ix) to the extent constituting a Restricted Payment, the Borrower may consummate the Transactions and any other transaction permitted by Section 6.05 (other than Sections 6.05(j) and 6.05(t)), Section 6.06 (other than Section 6.06(g)) and Section 6.08 (other than Section 6.08(d));

(x) from and after the Bridge Loan Conversion Date, so long as no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists or would result therefrom, the Borrower may make additional Restricted Payments in an aggregate amount not to exceed, taken together with any Restricted Debt Payments made in reliance on Section 6.03(b)(iv)(B), the greater of (i) of $15,000,000 and (ii) 15.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(xi) [reserved];

(xii) from and after the Bridge Loan Conversion Date, the Borrower may make additional Restricted Payments so long as (A) no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists or would result therefrom and (B) the Total Net Leverage Ratio, calculated on a Pro Forma Basis, would not exceed 1.75:1.00;

(xiii) Restricted Payments constituting any part of a Permitted Reorganization; provided that, (i) no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) has occurred and is continuing and (ii) the Loan Guaranties, taken as a whole, are not materially impaired;

(xiv) Restricted Payments at such times and in such amounts as are necessary to make Permitted Sponsor Payments; and

(xv) to the extent constituting a Restricted Payment, distributions or payments of Receivables Fees in connection with a Receivables Facility.

(b) The Borrower shall not, nor shall it permit any Restricted Subsidiary to, make any payment on or in respect of principal of or interest on any Restricted Debt, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt (collectively, “Restricted Debt Payments”), except:

(i) any Restricted Debt Payment made by exchange for, or out of the proceeds of, Refinancing Indebtedness permitted by Section 6.01;

(ii) as part of an “applicable high yield discount obligation” catch-up payment;

(iii) payments of regularly scheduled principal and interest (including any penalty interest, if applicable) and payments of fees, expenses and indemnification obligations as and when due (other than payments with respect to Junior Indebtedness that are prohibited by the subordination provisions thereof);

(iv) so long as no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists or would result therefrom, Restricted Debt Payments in an aggregate amount not to exceed, taken together with any Restricted Payments made in reliance on Section 6.03(a)(x), the greater of $15,000,000 and 15.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(v) payments with respect to contingent acquisition consideration, including earn-outs, seller notes, holdbacks, purchase price adjustments and other deferred acquisition consideration in connection with any acquisition consummated on or prior to the Closing Date, any Investment permitted under Section 6.05 or Disposition permitted by Section 6.06;

(vi) Restricted Debt Payments in an aggregate amount not to exceed the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (vi), provided that, other than (from and after the Bridge Loan Conversion Date) in the case of any such portion that is attributable to the Available Equity Contribution Amount, no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists or would result therefrom; and

(vii) additional Restricted Debt Payments, so long as (x) no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists or would result therefrom and (y) the Total Net Leverage Ratio, calculated on a Pro Forma Basis, would not exceed 1.75:1.00.

SECTION 6.04 Burdensome Agreements. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into or cause to exist any agreement restricting the ability of (x) any Restricted Subsidiary of the Borrower that is not a Loan Party to pay dividends or other distributions to the Borrower or any Restricted Subsidiary that is a Loan Party or (y) any Restricted Subsidiary that is not a Loan Party to make cash loans or advances to, or transfer any assets to, the Borrower or any Restricted Subsidiary that is a Loan Party except restrictions:

(a) set forth in (i) this Agreement or any other Loan Document or the DMG Acquisition Agreement, (ii) any agreement evidencing or governing (A) any Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien if the relevant restriction applies only to the Persons obligated in respect of such Indebtedness and their Restricted Subsidiaries or the assets intended to secure such Indebtedness and (B) Indebtedness permitted pursuant to clauses (c), (i), (m), (n), (q), (u), (w), (x) and/or (y) of Section 6.01 or pursuant to clause (p) of Section 6.01 to the extent the applicable Refinancing Indebtedness is in respect of Indebtedness otherwise referred to in this clause (a);

(b) arising under customary provisions restricting assignments, licensing, sublicensing, subletting or other transfers of rights arising thereunder (including the granting of any Lien on such rights) contained in leases, subleases, licenses, sublicenses and other agreements;

(c) that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, or any option or right with respect to any assets not otherwise prohibited under this Agreement;

(d) that are assumed in connection with any acquisition of property or the Capital Stock of any Person, so long as the relevant restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;

(e) set forth in any agreement entered into in connection with any Disposition permitted by Section 6.06, provided that such restrictions apply only to the assets or the subsidiaries that are the subject of such Disposition pending the completion of such Disposition;

(f) that prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(g) in the case of any Person that is not a Wholly-Owned Subsidiary, set forth in the Organizational Documents thereof or in any joint venture, shareholders’ or similar agreements;

(h) arising in respect of Cash and other deposits with any Person or under net worth or similar provisions set forth in any agreement;

(i) set forth in documents which exist on the Closing Date (including, for the avoidance of doubt, the 2020 Senior Secured Credit Facilities) and were not created in contemplation thereof;

(j) set forth in any agreement evidencing or governing any Indebtedness permitted under Section 6.01 if (i) the relevant restrictions, when taken as a whole, are not materially less favorable to the Lenders than the restrictions contained in this Agreement, when taken as a whole (as reasonably determined by the Borrower) or (ii) the relevant restrictions reflect market terms and conditions (when taken as a whole and as reasonably determined by the Borrower) and the Borrower shall have determined in good faith that such restrictions would not reasonably be expected to impair in any material respect the ability of the Borrower and the other Loan Parties to meet their obligations under this Agreement;

(k) arising under applicable law or under any license, sublicense, authorization, concession or permit, including restrictions in respect of IP Rights contained in licenses or sublicenses of, or other grants of rights to use or exploit, such IP Rights;

(l) arising in any Hedge Agreement and/or any agreement relating to any Banking Services;

(m) relating to any asset (or all of the assets) of and/or the Capital Stock of the Borrower and/or any Restricted Subsidiary which is imposed pursuant to an agreement entered into in connection with any Disposition of such asset (or assets) and/or all or a portion of the Capital Stock of the relevant Person that is permitted or not restricted by this Agreement;

(n) set forth in any agreement relating to any Permitted Lien that limits the right of the Borrower or any Restricted Subsidiary to Dispose or subject to Liens the assets subject to such Permitted Lien; and/or

(o) imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any agreement, instrument or obligation referred to in clauses (a) through (n) above; provided, that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 6.05 Investments. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, make or own any Investment in any other Person except:

(a) Cash Equivalents or Investments that were Cash Equivalents at the time made;

(b) (i) Investments existing on the Closing Date in the Borrower or any subsidiary, (ii) Investments made after the Closing Date in the Borrower and/or any Restricted Subsidiaries that are Loan Parties, (iii) Investments made after the Closing Date by any Loan Party in any Restricted Subsidiary that is not a Loan Party in an aggregate outstanding amount not to exceed the greater of (x) $10,000,000 and (y) 10.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period and (iv) Investments made by any Restricted Subsidiary that is not a Loan Party in the Borrower and/or any other Restricted Subsidiary;

(c) Investments (i) constituting deposits, prepayments and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Borrower or any Restricted Subsidiary;

(d) (i) Investments in Unrestricted Subsidiaries in an aggregate outstanding amount not to exceed the greater of $10,000,000 and 10.0% of Consolidated Adjusted EBITDA, (ii) Investments made in connection with the creation, formation and/or acquisition of any joint venture or non-controlling interest and/or minority interest of any third party, or in any Restricted Subsidiary to enable such Restricted Subsidiary to create, form and/or acquire any joint venture or non-controlling interest and/or minority interest of any third party and (iii) Investments made in joint ventures or non-controlling interest and/or minority interest of any third party as required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties or non-controlling interest and/or minority interest of any third party set forth in joint venture agreements, non-controlling interest and/or minority interest of any third party and similar binding arrangements entered into in the ordinary course of business; provided, that the aggregate outstanding amount of Investments made pursuant to clause (ii) above shall not exceed the greater of $10,000,000 and 10.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(e) (i) Permitted Acquisitions and (ii) Investments in Restricted Subsidiaries that are not Loan Parties in amounts required to permit such Restricted Subsidiaries to consummate Permitted Acquisitions substantially concurrently therewith (so long as such Permitted Acquisition would have been permitted if conducted directly by the applicable Loan Party);

(f) Investments (i) existing on, or contractually committed to or contemplated as of, the Closing Date and described on Schedule 6.05 and (ii) consisting of any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.05;

(g) Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.06;

(h) loans or advances to Employee Related Persons of any Parent Company, the Borrower, its subsidiaries, any Affiliated Practice Group and/or any joint venture in connection with such Person’s purchase of Capital Stock of any Parent Company or any Affiliated Practice Group or to permit the payment of taxes due and owing with respect thereto either (i) in an aggregate outstanding principal amount not to exceed the greater of $5,000,000 and 5.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period or (ii) so long as the proceeds of such loan or advance are substantially contemporaneously with the purchase of such Capital Stock contributed to the Borrower;

(i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j) Investments consisting of (or resulting from) Indebtedness permitted under Section 6.01 (other than Indebtedness permitted under Sections 6.01(b) and (h)), Permitted Liens, Restricted Payments permitted under Section 6.03 (other than Section 6.03(a)(ix)), Restricted Debt Payments permitted by Section 6.03 and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.06 (other than Section 6.06(a) (if made in reliance on subclause (ii)(y) of the proviso thereto), Section 6.06(b) (if made in reliance on clause (ii) therein), Section 6.06(c)(ii) (if made in reliance on clause (B) therein) and Section 6.06(g));

(k) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers, suppliers, licensors, sublicensors, licensees or sublicensees;

(l) Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(m) loans and advances for moving, entertainment and travel expenses, drawing accounts and similar expenditures or of payroll payments or other compensation, in each case, to any Employee Related Person of any Parent Company (to the extent such amounts relate to services provided to such Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its Restricted Subsidiaries)), the Borrower, any Affiliated Practice Group and/or any Restricted Subsidiary in the ordinary course of business;

(n) Investments to the extent that payment therefor is made solely with Capital Stock of any Parent Company or Qualified Capital Stock of the Borrower or any Restricted Subsidiary, in each case, to the extent not resulting in a Change of Control;

(o) (i) Investments held by any Person that becomes a Restricted Subsidiary (or that is merged, consolidated or amalgamated with or into the Borrower or any Restricted Subsidiary) after the Closing Date, in each case, to the extent that such Investments were not made in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger, consolidation or amalgamation); provided, that this clause (i) shall not operate as an override to clause (c) of the definition of “Permitted Acquisition”) and were in existence on the date such Person became a Restricted Subsidiary (the date of such merger, consolidation or amalgamation) and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) above so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.05;

(p) Investments made in connection with the Transactions;

(q) Investments by the Borrower and/or any of its Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed the greater of $25,000,000 and 25.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(r) Investments by the Borrower and/or any of its Restricted Subsidiaries in an aggregate outstanding amount not to exceed the portion, if any, of the Available Amount at such time that the Borrower elects to apply to this clause (r) (excluding any such amounts that were applied to prepay Bridge Loans pursuant to Section 2.10(b)(iv)), provided that, other than (from and after the Bridge Loan Conversion Date) in the case of any such portion that is attributable to the Available Equity Contribution Amount, no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists or would result therefrom;

(s) (i) Guarantees of leases or subleases (other than Capital Leases) or of other obligations not constituting Indebtedness and (ii) Guarantees of the lease obligations of suppliers, customers, distributors and licensees of the Borrower and/or its Restricted Subsidiaries, in each case, in the ordinary course of business;

(t) Investments in any Parent Company in amounts and for purposes for which Restricted Payments to such Parent Company are permitted under Section 6.03(a); provided, that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 6.03(a);

(u) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Borrower are necessary or advisable to effect any Receivables Facility, distributions or payments of Receivables Fees or any repurchase obligation in connection therewith including, without limitation, Investments of funds held in accounts required by the arrangements governing such Receivables Facility;

(v) Investments as part of a Permitted Reorganization; provided that (i) no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) has occurred and is continuing and (ii) the Loan Guaranties, taken as a whole, are not materially impaired;

(w) Investments under any Derivative Transaction of the type permitted under Section 6.01(s);

(x) Investments by the Borrower and/or any Restricted Subsidiary that result solely from the receipt by the Borrower or such Restricted Subsidiary of a dividend or other Restricted Payment in the form of Capital Stock, evidences of Indebtedness or other Securities (but not any additions thereto made after the date of the receipt thereof), in each case without any consideration therefor being paid by the Borrower or any Restricted Subsidiary;

(y) prior to the date Subsidiaries organized under the laws of Puerto Rico (each, a “Puerto Rico Subsidiary” and collectively, the “Puerto Rico Subsidiaries”) become Guarantors (if ever), Investments by the Loan Parties (other than Holdings) in (x) any such Puerto Rico Subsidiary, individually, in an amount not to exceed $1,000,000 at any time outstanding and (y) all such Puerto Rico Subsidiaries, collectively, in an amount not to exceed $5,000,000 in the aggregate at any time outstanding;

(z) Investments to the extent that payment for such Investments is made solely with Qualified Capital Stock of the Borrower or any Parent Company or, from and after the Bridge Loan Conversion Date, proceeds of an equity contribution (other than the PIPE Equity Contribution, the SPAC Equity Contribution or any Cure Amount or any amounts that were applied to prepay Bridge Loans purusant to Section 2.10(b)(iv)) that are not otherwise applied, initially made to the Borrower and have been contributed to the common equity capital of the Borrower (which such equity proceeds so utilized shall not also increase the Available Amount);

(aa) Investments in Holdings, the Borrower, any Restricted Subsidiary in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(bb) additional Investments so long as, after giving effect thereto on a Pro Forma Basis, the Total Net Leverage Ratio would not exceed 2.00:1.00;

(cc) any Investment made by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Restricted Subsidiary so long as the relevant Investment was not made in contemplation of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary;

(dd) Investments consisting of the licensing, sublicensing or contribution of any IP Rights pursuant to joint marketing or joint development arrangements with other Persons in the ordinary course of business; and

(ee) Investments by a Loan Party (other than Holdings) that is a party to an Management Services Agreement consisting of (i) Cash loans and advances to the applicable Affiliated Practice Group receiving services under such Management Services Agreement to cover fees and expenses payable by such Affiliated Practice Group to third-party vendors, expense reimbursement to the applicable Loan Party, for working capital purposes and to pay costs and expenses incurred by such Affiliated Practice Group in the expansion of its operations, including without limitation, for the payment of hiring bonuses and other employee compensation, in each case if the actual expenses of such Affiliated Practice Group exceed actual revenues and consistent with the terms contemplated by the applicable Management Services Agreement; provided that the aggregate amount of all such loans and advances made on account of this clause (ee)(i) at any time outstanding shall not exceed the greater of $5,000,000 and (B) 5.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period, (ii) Cash loans pursuant to such Management Services Agreement or pursuant to a loan agreement to an Affiliated Practice Group for the purposes of making a Permitted Acquisition and (iii) acquisitions, pursuant to any Stock Option Arrangement or other stock restriction agreement of Capital Stock of the applicable Affiliated Practice Group to the extent the same does not violate any applicable law.

SECTION 6.06 Fundamental Changes; Disposition of Assets. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve (or suffer any liquidation or dissolution), or make any Disposition of any assets having a fair market value (as reasonably determined by the Borrower) in excess of $3,000,000 in a single transaction or in a series of related transactions or in excess of $5,000,000 in the aggregate for all such transactions, except:

(a) any Restricted Subsidiary may be merged, consolidated or amalgamated with or into the Borrower or any other Restricted Subsidiary; provided, that (i) in the case of any such merger, consolidation or amalgamation with or into the Borrower, (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, consolidation or amalgamation is not the Borrower (any such Person, the “Successor Borrower”), (v) written notice of such merger, consolidation or amalgamation must be provided to the Administrative Agent at least ten (10) Business Days prior to the effectiveness thereof, (w) the Borrower shall have delivered to the Administrative Agent all documentation and other information requested by the Administrative Agent with respect to such Successor Borrower (including any Beneficial Ownership Certification) required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and the Beneficial Ownership Regulation, no later than two Business Days prior to the date of such effectiveness (or such later date as may be agreed by the Administrative Agent), (x) the Successor Borrower shall be an entity organized or existing under the law of the U.S., any state thereof or the District of Columbia, (y) the Successor Borrower shall expressly assume all obligations of the Borrower under this Agreement and the other Loan Documents to which it is a party pursuant to an agreement reasonably satisfactory to the Administrative Agent and (z) except as the Administrative Agent may otherwise agree, each Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Guarantee Agreement and the other Loan Documents; it being understood and agreed that if the foregoing conditions under clauses (v) through (z) are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents, and (ii) in the case of any such merger, consolidation or amalgamation by, or with or into, any Subsidiary Guarantor, either (x) the continuing or surviving Person shall be a Subsidiary Guarantor or the continuing or surviving Person shall expressly assume the obligations of such Subsidiary Guarantor in a manner reasonably satisfactory to the Administrative Agent or (y) the relevant transaction shall be treated as an Investment and shall comply with Section 6.05 (other than in reliance on clause (j) thereof);

(b) Dispositions (including of Capital Stock) among the Borrower and/or any Restricted Subsidiary (upon voluntary liquidation or otherwise); provided, that any such Disposition made by any Loan Party to any Person that is not a Loan Party shall be (i) for fair market value (as reasonably determined by the Borrower) with at least 75.0% of the consideration for such Disposition consisting of Cash or Cash Equivalents at the time of such Disposition or (ii) treated as an Investment and otherwise made in compliance with Section 6.05 (other than in reliance on clause (j) thereof);

(c) (i) the liquidation or dissolution of any Restricted Subsidiary if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, that in the case of any liquidation or dissolution of any Loan Party that results in a distribution of assets to any Restricted Subsidiary that is not a Loan Party, such distribution shall be treated as an Investment and shall comply with Section 6.05 (other than in reliance on clause (j) thereof); (ii) any merger, consolidation, amalgamation, dissolution or liquidation the purpose of which is to effect (A) any Disposition otherwise permitted under this Section 6.06 (other than clause (a), clause (b) or this clause (c)) or (B) any Investment permitted under Section 6.05(j); and (iii) the conversion of the Borrower or any Restricted Subsidiary into another form of entity so long as, in the case of any Loan Party, such conversion does not materially impair the Loan Guaranties taken as a whole;

(d) (i) Dispositions of inventory or equipment in the ordinary course of business (including on an intercompany basis) and (ii) the leasing or subleasing of real property in the ordinary course of business;

(e) Dispositions of surplus, obsolete, used or worn out property or other property that, in the reasonable judgment of the Borrower, is (i) no longer useful in its business (or in the business of any Restricted Subsidiary of the Borrower) or (ii) otherwise economically impracticable to maintain;

(f) Dispositions of Cash and/or Cash Equivalents and/or assets that were Cash Equivalents when the relevant original Investment was made;

(g) Dispositions, mergers, amalgamations, consolidations or conveyances that constitute or effect (i) Investments permitted pursuant to Section 6.05 (other than Section 6.05(j)), (ii) Permitted Liens, (iii) Restricted Payments permitted by Section 6.03(a) (other than Section 6.03(a)(ix)) and (iv) Sale-Lease-Back Transactions permitted by Section 6.07;

(h) Dispositions for fair market value (as reasonably determined by the Borrower); provided, that if the assets Disposed of have a fair market value in excess of the greater of $10,000,000 and 10.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period, at least 75.0% of the consideration for such Disposition shall consist of Cash or Cash Equivalents (provided, that for purposes of the foregoing consideration requirement, (i) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated in right of payment to the Obligations or that are owed to the Borrower or any Restricted Subsidiary) of the Borrower or any Restricted Subsidiary that are assumed by the transferee of any such assets and for which the Borrower and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing, (ii) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated in right of payment to the Obligations or that are owed to the Borrower or any Restricted Subsidiary) of any Restricted Subsidiary that, as a result of such Disposition or any related Disposition, is no longer a Restricted Subsidiary, to the extent that the Borrower and the other Restricted Subsidiaries have been validly released by all relevant creditors in writing from any Guarantee in respect of such Indebtedness or other liability, (iii) the amount of any trade-in value (as reasonably determined by the Borrower) applied to the purchase price of any replacement assets acquired in connection with such Disposition, (iv) any Securities received by the Borrower or any Restricted Subsidiary from the applicable transferee that are converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (v) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value (as reasonably determined by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (v) and clause (IV) of Section 6.07 that is at that time outstanding, not in excess of the greater of $10,000,000 and 10.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period, in each case, shall be deemed to be Cash); provided, further, that (A) immediately prior to and after giving effect to such Disposition, no Event of Default under Section 7.1(a), 7.1(f) or 7.1(g) exists and (B) the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.10(b)(ii);

(i) Dispositions of property to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j) Dispositions of Investments in any joint venture or any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, in each case, to the extent required by, or made pursuant to, buy/sell arrangements between parties to such joint venture or equityholders in such Restricted Subsidiary set forth in the joint venture agreement, operating agreement, shareholders agreement or similar agreement governing such joint venture or such Restricted Subsidiary;

(k) Dispositions of (i) notes receivable or accounts receivable in the ordinary course of business (including any discount, netting and/or forgiveness thereof) or in connection with the collection or compromise thereof and (ii) Receivables Assets, in connection with any Receivables Facility;

(l) Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license), (i) the Disposition or termination of which will not materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) which relate to closed facilities or the discontinuation of any product line;

(m) (i) any termination of any lease, sublease, license or sublicense in the ordinary course of business (and any related Disposition of improvements made to leased or sub-leased real property resulting therefrom), (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(n) Dispositions of property subject to foreclosure, casualty, condemnation, taking or similar event proceedings;

(o) Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(p) to the extent constituting a Disposition, the consummation of the Transactions;

(q) Dispositions of non-core assets acquired in connection with any acquisition or similar Investment permitted hereunder and sales of Real Estate Assets acquired in any acquisition or similar Investment permitted hereunder which, within 180 days of the date of such acquisition or Investment, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Borrower or any of its Restricted Subsidiaries or any of their respective businesses; provided, that (i) immediately prior to and after giving effect to such Disposition, no Event of Default exists and (ii) the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.10(b)(ii);

(r) exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of assets so long as any such exchange or swap is made for fair market value (as reasonably determined by the Borrower) for like assets;

(s) [reserved];

(t) (i) licensing, sublicensing or cross-licensing arrangements involving any technology, software or IP Rights of the Borrower or any Restricted Subsidiary in the ordinary course of business and (ii) Dispositions, abandonments, cancellations or lapses of any technology, software or IP Rights, or any issuances or registrations, or any applications for issuances or registrations, of any IP Rights, which, in the good faith determination of the Borrower, are not material to the conduct of the business of the Borrower or its Restricted Subsidiaries or are no longer economical to maintain in light of their use;

(u) terminations or unwinds of Derivative Transactions;

(v) [reserved];

(w) Dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities of any Employee Related Person of any Parent Company, the Borrower and/or any Restricted Subsidiary;

(x) Dispositions made to comply with any order of any Governmental Authority or any applicable law;

(y) any merger, consolidation, amalgamation or Disposition the sole purpose of which is to reincorporate or reorganize (i) any Domestic Subsidiary (other than the Borrower) in another jurisdiction in the U.S. and/or (ii) any Foreign Subsidiary in the U.S. or any other jurisdiction;

(z) any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(aa) any Disposition of Capital Stock of any of the Borrower’s subsidiaries to members of the board of directors (or equivalent body otherwise named) of such subsidiary in order to qualify members of the board of directors of such subsidiary, if required by applicable law, so long as the Borrower will continue to own, directly or indirectly, not less than 80.0% of the issued and outstanding Capital Stock of such subsidiary; and

(bb) other Dispositions in an aggregate amount not to exceed the greater of (i) $15,000,000 and (ii) 15.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period.

SECTION 6.07 Sale and Lease-Back Transactions. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, become or remain liable as lessee with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, that the Borrower or the relevant Restricted Subsidiary (a) has sold or transferred to any other Person (other than the Borrower or any of its Restricted Subsidiaries) and (b) intends to use for substantially the same purpose as the property so sold or transferred in connection with such lease (such a transaction, a “Sale and Lease-Back Transaction”); provided, that any Sale and Lease-Back Transaction shall be permitted so long as the Net Proceeds of such Disposition are applied and/or reinvested as (and to the extent) required by Section 2.10(b)(ii) and either (i) the resulting Indebtedness is permitted by Section 6.01 (other than clause (x) thereof) or (ii)(A) at least 75% of the consideration for such sale or transfer shall consist of Cash and Cash Equivalents (provided, that for purposes of the foregoing consideration requirement, (I) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated in right of payment to the Obligations or that are owed to the Borrower or any Restricted Subsidiary) of the Borrower or any Restricted Subsidiary that are assumed by the transferee of any such assets and for which the Borrower and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing, (II) the amount of any trade-in value (as reasonably determined by the Borrower) applied to the purchase price of any replacement assets acquired in connection with the applicable sale or transfer, (III) any Securities received by the Borrower or any Restricted Subsidiary from such transferee that are converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable sale or transfer and (IV) any Designated Non-Cash Consideration received in respect of the relevant Sale and Lease-Back Transaction having an aggregate fair market value (as reasonably determined by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (IV) and clause (v) under Section 6.06(h) that is at that time outstanding, not in excess of the greater of $10,000,000 and 10.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period, in each case, shall be deemed to be Cash), (B) the Borrower or its applicable Restricted Subsidiary would otherwise be permitted to enter into, and remain liable under, the applicable underlying lease and (C) the aggregate fair market value (as reasonably determined by the Borrower) of the assets sold subject to all Sale and Lease-Back Transactions under this clause (ii) shall not exceed the greater of $10,000,000 and 10.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period.

SECTION 6.08 Transactions with Affiliates. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payment in excess of $2,500,000 with any of their respective Affiliates on terms that are less favorable to the Borrower or such Restricted Subsidiary (which shall be deemed to include an Affiliated Practice Group for purposes of this restriction), as the case may be, than those that might be obtained at the time in a comparable arm’s-length transaction from a Person that is not an Affiliate (as reasonably determined by the Borrower); provided, that the foregoing restriction shall not apply to:

(a) any transaction between or among Holdings, the Borrower and/or one or more Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction) to the extent permitted or not restricted by this Agreement;

(b) any issuance, sale or grant of Securities, or any payments, awards or grants, whether in cash, Securities or otherwise, pursuant to employment arrangements and stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Company, the Borrower or any Restricted Subsidiary;

(c) (i) any collective bargaining, employment or severance agreement or any other compensatory (including profit sharing) arrangement entered into by the Borrower or any of its Restricted Subsidiaries with any Employee Related Persons of any Parent Company, the Borrower or any of its Restricted Subsidiaries, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with any Employee Related Persons of any Parent Company, the Borrower or any of its subsidiaries and (iii) any transaction pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers any Employee Related Persons of any Parent Company, the Borrower or any of its subsidiaries or any employment contract or arrangement;

(d) (i) transactions permitted by Sections 6.01(b), 6.01(h), 6.01(o), 6.01(t), 6.01(cc), 6.03, 6.05(d), 6.05(e), 6.05(h), 6.05(m), 6.05(o), 6.05(t), 6.05(v), 6.05(x), 6.05(aa), 6.05(cc), 6.06(j) and 6.06(w) and (ii) issuances of Capital Stock and incurrences of Indebtedness not restricted by this Agreement;

(e) (1) transactions pursuant to agreements in existence on the Closing Date, and (2) any amendment, modification, replacement, renewal or extension thereof, in the case of this clause (2), to the extent the resulting agreement, taken as a whole, (i) is not materially adverse to the Lenders or (ii) is not materially more disadvantageous to the Lenders than the relevant agreement in existence on the Closing Date, in each case, as reasonably determined by the Borrower;

(f) the payment of all indemnification obligations and expenses owed to any Investors and any of their respective Employee Related Persons, whether currently due or paid in respect of accruals from prior periods;

(g) the Transactions, including the payment of the Transaction Costs;

(h) customary compensation to Affiliates in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which payments are approved by the majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of the Borrower in good faith;

(i) Guarantees permitted by Section 6.01 or 6.05;

(j) the payment or reimbursement of all indemnification obligations and expenses owed in connection with pursuant to any management agreement entered into by the Borrower (and/or its applicable Parent Company) before the Closing Date, whether currently due or paid in respect of accruals from prior periods (all such amounts under this clause (j), “Permitted Sponsor Payments”);

(k) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, Employee Related Persons of any Parent Company, the Borrower and/or any of its Restricted Subsidiaries in the ordinary course of business and, in the case of payments to such Person in such capacity on behalf of any Parent Company, to the extent attributable to the operations of the Borrower or its Restricted Subsidiaries;

(l) transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are fair to the Borrower and/or its applicable Restricted Subsidiary in the good faith determination of the board of directors (or similar governing body) of the Borrower or the senior management thereof;

(m) the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to holders of Capital Stock pursuant to any joint venture, agreement, operating agreement, shareholders agreement or similar agreement;

(n) transactions between the Borrower and/or any Restricted Subsidiary and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of any Parent Company, the Borrower or any subsidiary, provided that such director abstains from voting as a director of the Parent Company, the Borrower or such subsidiary, as the case may be, on any matter involving such other Person;

(o) (i) transactions with joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business and (ii) other transactions with joint ventures in the ordinary course of business consistent with past practices;

(p) transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the designation of any such Unrestricted Subsidiary as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”, provided that such transactions were not entered into in contemplation of or in connection with such designation;

(q) any other transaction with an Affiliate that is approved by a majority of disinterested members of the board of directors (or equivalent governing body) of the Borrower in good faith;

(r) any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Borrower from an accounting, appraisal, consulting or investment banking firm of nationally recognized standing stating that such transaction is on terms that are no less favorable to the Borrower or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person that is not an Affiliate; and

(s) payments of salary, bonus and other reasonable compensation in the ordinary course of business to officers, employees and consultants of (x) Holdings (or any other Parent Company), the Borrower and any of its Restricted Subsidiaries in the ordinary course of business to the extent directly attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries) or that may, in the future, be deemed Affiliates by virtue of their ownership of Capital Stock in Holdings (or any other Parent Company) and (y) any Affiliated Practice Group.

SECTION 6.09 Conduct of Business. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, engage in any material line of business other than the businesses engaged in by the Borrower or any Restricted Subsidiary on the Closing Date and similar, incidental, complementary, ancillary or related businesses (as reasonably determined by the Borrower).

SECTION 6.10 Amendments or Waivers of Organizational Documents. The Borrower shall not, nor shall it permit any Subsidiary Guarantor to, amend or modify their respective Organizational Documents, in each case, in a manner that is materially adverse to the Lenders (in their capacities as such) without obtaining the prior written consent of the Administrative Agent; provided, that, for purposes of clarity, it is understood and agreed that the Borrower and/or any Subsidiary Guarantor may effect a change to its organizational form and/or consummate any other transaction that is permitted under Section 6.06.

SECTION 6.11 Amendments of or Waivers with Respect to Restricted Debt. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, amend or otherwise modify the terms of any Restricted Debt (or the documentation governing such Restricted Debt) if the effect of such amendment or modification, together with all other amendments or modifications made, is materially adverse to the Lenders (in their capacities as such); provided, that, for purposes of clarity, it is understood and agreed that the foregoing shall not prohibit any replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt, in each case, that is permitted under this Agreement in respect thereof or if such Restricted Debt, as replaced, refinanced, amended, supplemented, modified, extended, renewed, or replaced, would have been permitted to be incurrred hereunder.

SECTION 6.12 Fiscal Year. The Borrower shall not change its Fiscal Year to end on a date other than December 31, provided that, subject to providing prior written notice thereof to the Administrative Agent, the Borrower may change its Fiscal Year to end on any other date (and, in the event of any such change, the Lenders hereby authorize the Administrative Agent to make such amendments to this Agreement as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to such change in Fiscal Year and any corresponding changes in the Fiscal Quarters).

SECTION 6.13 Permitted Activities of Holdings. Holdings shall not:

(a) incur any Indebtedness for borrowed money, other than (i) the Indebtedness permitted to be incurred by Holdings under the Loan Documents or otherwise in connection with the Transactions, (ii) the Indebtedness permitted to be incurred under Section 6.01(c), (iii) Guarantees of Indebtedness or other obligations of the Borrower and/or any Restricted Subsidiary, which Indebtedness or other obligations are permitted hereunder, (iv) Indebtedness owed to the Borrower or any Restricted Subsidiary and (v) Qualified Holdings Indebtedness;

(b) create or suffer to exist any Lien on any asset now owned or hereafter acquired by it, other than (i) Liens on the Collateral that are created under the 2020 Senior Secured Credit Facilities, (ii) Liens on the Collateral that are secured on a pari passu or junior basis with the 2020 Senior Secured Credit Facilities, so long as such Liens secure Guarantees permitted under clause (a)(iii) above and the underlying Indebtedness subject to such Guarantee is permitted to be secured on the same basis pursuant to Section 6.02 and (iii) Liens of the type permitted to be incurred by Holdings under Section 6.02 (other than in respect of debt for borrowed money);

(c) engage in any business activity, other than (i) holding the Capital Stock of the Borrower and, indirectly, any subsidiary of the Borrower (it being agreed that Holdings will not own Capital Stock (except on an interim basis in connection with any transaction otherwise permitted under this Section 6.13) of any Person other than the Borrower), (ii) the entry into, and the performance of its obligations under, the Loan Documents, the Senior Secured Loan Documents and the agreements or instruments evidencing or governing other Indebtedness and Guarantees permitted hereunder (including, subject to clause (b) above, the granting of Liens with respect thereto), (iii) the consummation of the Transactions, (iv) filing Tax reports and paying Taxes and other customary obligations in the ordinary course (and contesting any Taxes), (v) preparing reports to Governmental Authorities and to its shareholders, (vi) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its legal existence or to comply with applicable law, (vii) (A) issuing and selling its Capital Stock and making any dividend or other distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any of its Capital Stock and (B) performing activities in preparation for and consummating the DMG Acquisition or any public offering of, or any other issuance or sale of, its or any other Parent Company’s Capital Stock, including paying fees and expenses related thereto, (viii) holding Cash and Cash Equivalents, maintaining deposit accounts and holding other assets received from any Person holding any Capital Stock of Holdings (including as a result of issuance and sale of, or a capital contribution in respect of, any Capital Stock of Holdings) or, subject to clause (a) above, as proceeds of incurrence of any Indebtedness, or, in each case, the proceeds and products of any of the foregoing, (ix) (A) any transaction (including any Restricted Payment and Investment) between Holdings, on the one hand, and the Borrower or any of its Restricted Subsidiaries, on the other hand, in each case, expressly permitted under this Article 6 or between Holdings, on the one hand, and any Unrestricted Subsidiary, on the other hand, in each case, not expressly prohibited under this Article 6, (B) any other transaction or activity expressly contemplated under this Article 6 to be undertaken by Holdings or any other Parent Company and (C) any purchase of any Indebtedness of the Borrower or any of its subsidiaries, and, in each case under this clause (ix), holding any assets received as a result of such transaction, (x) the entry into, and performance of its obligations under, contracts and other arrangements with Employee Related Persons of Holdings, any other Parent Company, the Borrower or any of its subsidiaries, including the providing of indemnification to such Persons and the making of Investments of the type permitted under Section 6.05(h), (xi) participating in tax, accounting and other administrative matters, (xii) the obtainment of, and the payment of any fees, expenses and indemnities for, management, consulting, monitoring, investment banking, advisory and other services to the extent otherwise permitted by this Agreement, including any services or payments of the type permitted under Sections 6.08(f), 6.08(h) and 6.08(j), (xiii) the entry into, and performance of its obligations under, any document or agreement not prohibited under this Section 6.13(c) to be entered into or undertaken by Holdings, (xiv) complying with applicable law and (xv) activities incidental to any of the foregoing; or

(d) consolidate or amalgamate with, or merge with or into, or convey, sell or otherwise transfer all or substantially all of its assets to, any Person; provided, that (i) Holdings may consolidate or amalgamate with, or merge with or into, any other Person (other than the Borrower and any of its subsidiaries), or (ii) convey, sell or otherwise transfer all or substantially all of its assets to any other Person (other than the Borrower and any of its subsidiaries), in each case, so long as (A) either (1) in the case of any transaction referred to in clause (i) above, Holdings is the continuing or surviving Person or (2) if the continuing or surviving Person (if not Holdings) or the transferee Person (any such Person, “Successor Holdings”) (v) written notice of such merger, consolidation or amalgamation must be provided to the Administrative Agent at least ten (10) Business Days prior to the effectiveness thereof, (w) the Borrower shall have delivered to the Administrative Agent all documentation and other information requested by the Administrative Agent with respect to such Successor Holdings (including any Beneficial Ownership Certification) required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA

PATRIOT Act and the Beneficial Ownership Regulation, no later than two Business Days prior to the date of such effectiveness (or such later date as may be agreed by the Administrative Agent), (x) such Successor Holdings is an entity organized or existing under the law of the U.S., any state thereof or the District of Columbia and (y) such Successor Holdings expressly assumes all obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to an agreement reasonably satisfactory to the Administrative Agent and (B) no Change of Control results therefrom; it being understood and agreed that (I) if the foregoing conditions under clauses (A) and (B) are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement and the other Loan Documents and (II) Holdings may convert into another form of entity so long as (v) written notice of such conversion must be provided to the Administrative Agent at least ten (10) Business Days prior to the effectiveness thereof, (w) the Borrower shall have delivered to the Administrative Agent all documentation and other information requested by the Administrative Agent with respect to such conversion (including any Beneficial Ownership Certification) required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and the Beneficial Ownership Regulation, no later than two Business Days prior to the date of such effectiveness (or such later date as may be agreed by the Administrative Agent) and (x) such conversion does not materially impair the Loan Guaranty provided by Holdings.

ARTICLE 7

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) Failure to Make Payments When Due. Failure by the Borrower to pay (i) any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within five Business Days after the date due;

(b) Default in Other Agreements. (i) Failure by the Borrower or any of its Restricted Subsidiaries to pay when due any principal of or interest on, or any other amount payable in respect of, any Indebtedness (other than Indebtedness under the Loan Documents) with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case, beyond the grace period, if any, provided therefor and subject to any required notice of such failure having been given; or (ii) breach or default by the Borrower or any of its Restricted Subsidiaries with respect to any Indebtedness (other than Indebtedness under the Loan Documents) with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case, beyond the grace period, if any, provided therefor and subject to any required notice of such failure having been given, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (with any required notice of such failure having been given), such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided, that this clauses (ii) shall not apply to (A) secured Indebtedness that becomes due and payable (or redeemable) as a result of the voluntary Disposition of, or a casualty, condemnation, taking or similar event with respect to, the property securing such Indebtedness, (B) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01 and (C) for the avoidance of doubt, any termination events or equivalent events pursuant to the terms of any Hedge Agreement that are not the result of any default thereunder by the Borrower or any Restricted Subsidiary; provided, further, that any failure described under clause (i) or (ii) above is unremedied and is not waived by the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) prior to any termination of the Commitments or acceleration of the Loans pursuant to this Article 7;

(c) Breach of Certain Covenants. Failure of any Loan Party to perform or comply with any of its covenants or agreements contained in Section 5.01(e)(i), Section 5.02 (as it applies to the preservation of the existence of the Borrower) or Article 6;

(d) Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection therewith shall be untrue in any material respect as of the date made or deemed made and such incorrect representation, warranty or certification (if curable) shall remain untrue in any material respect for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower;

(e) Other Defaults Under Loan Documents. Default by any Loan Party in the performance of or compliance with any term contained (i) herein or any of the other Loan Documents (other than the Fee Letter), other than any such term referred to in any other clause of this Section 7.01, which default has not been remedied or waived within 30 days after receipt by the Borrower of written notice thereof from the Administrative Agent or (ii) the Fee Letter (other than with respect to a Demand Failure Event), which default has not been remedied or waived within three (3) Business Days after receipt by the Borrower of written notice thereof from the Administrative Agent and/or the Arranger;

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) in an involuntary case under any Debtor Relief Law; or (ii) the commencement of an involuntary case against Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) under any Debtor Relief Law; the entry by a court having jurisdiction in the premises of a decree or order for the appointment of a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary), or over all or a substantial part of its property; or the involuntary appointment of an interim receiver, trustee or other custodian of Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) for all or a substantial part of its property, in each case under this clause (ii), which remains undismissed, unvacated, unbounded or unstayed pending appeal for 60 consecutive days;

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The commencement by Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of a voluntary case under any Debtor Relief Law, or the consent by Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or the consent by Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) to the appointment of a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary), or over all or a substantial part of its property, or to any such Person taking possession of all or a substantial part of its property; (ii) the making by Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of a general assignment for the benefit of creditors; or (iii) the admission by Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) in writing of its inability to pay its debts as such debts become due, provided that any liquidation or dissolution permitted by Section 6.06(c) shall not constitute a Default or Event of Default under this clause (g);

(h) Judgments and Attachments. The entry or filing of one or more final money judgments, writs or warrants of attachment or similar process against Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in each case, to the extent not adequately covered by self-insurance (if applicable) or by indemnity from a third party or insurance from a third party where the relevant third party has been notified thereof and has not denied coverage), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 consecutive days;

(i) Employee Benefit Plans. The occurrence of one or more ERISA Events which, individually or in the aggregate, result in liability of Holdings, the Borrower or any of its Restricted Subsidiaries in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect;

(j) Change of Control. The occurrence of a Change of Control;

(k) Guaranties. At any time after the execution and delivery thereof and prior to the Termination Date, this Agreement or the Guarantee Agreement for any reason shall cease to be in full force and effect or shall be declared by a court of competent jurisdiction to be null and void or any Loan Party shall contest in writing the validity or enforceability of any material provision thereof or, if a party thereto, deny in writing that it has any further liability thereunder (other than in accordance with the terms thereof or as a result of the discharge of the applicable Loan Party in accordance with the terms thereof);

(l) Subordination. The Obligations ceasing, or the assertion in writing by any Loan Party that the Obligations have ceased, to constitute senior unsecured indebtedness under the subordination provisions of any document or instrument evidencing any Junior Indebtedness with an aggregate outstanding principal amount in excess of the Threshold Amount (in each case, to the extent required by such subordination provisions) or any such subordination provision being invalidated by a court of competent jurisdiction or otherwise ceasing, for any reason, to be valid, binding and enforceable obligations of the parties thereto (other than, in each case under this clause (l), in accordance with the terms thereof);

then, and in every such event (other than an event with respect to the Borrower described in clause (f) or (g) of this Article 7), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and, upon the occurrence of an event with respect to the Borrower described in clauses (f) or (g) of this Article 7, all Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by such Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity.

Any Event of Default under this Agreement or the other Loan Documents (and any Event of Default resulting from failure to provide notice thereof) shall be deemed not to be “continuing” or “existing” if the events, acts or conditions that gave rise to such Event of Default have been remedied or cured or have ceased to exist. Notwithstanding anything to the contrary, an Event of Default may not be cured pursuant to this paragraph: (i) in the case of an Event of Default under Section 7.01(f) or (g) and that is incapable of being cured, (ii) in the case of an Event of Default under Section 7.01(e) that directly results in a material adverse effect on the ability of the Loan Parties, taken as a whole, to perform their payment obligations under any Loan Document to which the Borrower or any of the other Loan Parties is a party, or (iii) in the case of an Event of Default for which (x) the Borrower knowingly and intentionally failed to give notice to the Administrative Agent and the Lenders of such Event of Default in accordance with Section 5.01(e) of this Agreement and (y) the Borrower had actual knowledge of such failure to give such notice.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints Credit Suisse (or any successor appointed pursuant hereto) as Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender”, “Lenders” shall, unless otherwise expressly indicated or unless such Person is in fact not a Lender, include each Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any subsidiary of any Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers that are expressly contemplated by the Loan Documents (including in connection with any incurrence of any Indebtedness permitted under Section 6.01(q), 6.01(w) or 6.01(y), including as to the determination of the terms and conditions of, and the execution and delivery of, any Intercreditor Agreement) and which the Administrative Agent is required to exercise in writing as directed by the Required Lenders or Required DDTL Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent believes in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02); provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the

Administrative Agent to liability or that is contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its subsidiaries or other Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable to the Lenders for any action taken or not taken by it with the consent or at the request of the Required Lenders or Required DDTL Lenders (or such other number or percentage of the Lenders as is necessary, or as the Administrative Agent believes in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be liable to the Lenders, or be responsible for any loss, cost or expense suffered by any Lender as a result of the terms and conditions of any Intercreditor Agreement. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any covenant, agreement or other term or condition set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) [reserved], (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or to be satisfactory to the Administrative Agent, or (vii) any property, book or record of any Loan Party or any Affiliate thereof.

Each Lender agrees that, except with the written consent of the Administrative Agent, it will not take any enforcement action hereunder or under any other Loan Document, accelerate the Obligations under any Loan Document, or exercise any right that it might otherwise have under applicable law or otherwise to credit bid at any foreclosure sale, UCC sale, any sale under Section 363 of the Bankruptcy Code. Notwithstanding the foregoing, a Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such Lender, including the filing of a proof of claim in a case under the Bankruptcy Code.

In addition, in case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding with respect to any Loan Party, each Lender agrees that the Administrative Agent (irrespective of whether the principal of any Loan is then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent has made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts to the extent due to the Lenders and the Administrative Agent under Sections 2.11 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent consents to the making of such payments directly to any Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amount due to the Administrative Agent under Sections 2.11 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) that it believes to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent has received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article 8 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

The Administrative Agent may resign at any time by giving 30 days’ prior written notice to the Lenders and the Borrower. If the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Borrower may, upon 10 days’ prior written notice, remove the Administrative Agent. Upon receipt of any such notice of resignation or delivery of any such notice of removal, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent, which shall be a commercial bank or trust company with offices in the U.S. having combined capital and surplus in excess of $1,000,000,000; provided, that during the existence and continuation of an Event of Default under Section 7.01(a) or, with respect to the Borrower, Section 7.01(f) or 7.01(g), no consent of the Borrower shall be required. If no successor has been appointed as provided above and accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or the Administrative Agent receives notice of removal, then (a) in the case of a retirement, the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above (including, for the avoidance of doubt, the consent of the Borrower) or (b) in the case of a removal, the Borrower may, after consultation with the Required Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that (x) in the case of a retirement, if the Administrative Agent notifies the Borrower and the Lenders that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Borrower notifies the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with such notice and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations required to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly (and each Lender will cooperate with the Borrower to enable the Borrower to take such actions), until such time as the Required Lenders or the Borrower, as applicable, appoint a successor Administrative Agent, as provided above in this Article 8. Upon the acceptance of its appointment as Administrative Agent hereunder as a successor Administrative Agent, the successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 9.13). The fees payable by the Borrower to any successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor Administrative Agent. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article 8 and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the relevant Person was acting as Administrative Agent. Notwithstanding anything to the contrary herein, no Disqualified Institution (nor any Affiliate thereof) may be appointed as a successor Administrative Agent.

Each Lender acknowledges that none of the Administrative Agent or any of its Related Parties has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any of its Related Parties as to any matter, including whether the Administrative Agent or any of its Related Parties have disclosed material information in their possession. Each Lender and each acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appriasal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of the Administrative Agent or any of its Related Parties.

Notwithstanding anything to the contrary herein, the Arranger shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, except in its capacities as the Administrative Agent or a Lender hereunder, as applicable.

Each Lender irrevocably authorizes and instructs the Administrative Agent to, and the Administrative Agent shall:

(a) [reserved];

(b) release any Subsidiary Guarantor from its obligations under the Guarantee Agreement and the other Loan Documents as provided in Section 9.21;

(c) [reserved]; and

(d) enter into any Intercreditor Agreement (or any amendment, restatement, supplement or other modification thereto permitted by Section 9.22) in respect of any Indebtedness, that, pursuant to the terms hereof, is required or permitted to be subordinated in right of payment, and with respect to which, this Agreement contemplates an intercreditor, subordination or similar agreement or arrangement.

Upon the request of the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Guarantee Agreement pursuant to this Article 8. In each case as specified in this Article 8, the Administrative Agent will (and each Lender hereby authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Loan Party from its obligations under the Guarantee Agreement, without recourse, representation or warranty and in accordance with the terms of the Loan Documents and this Article 8; provided, that upon the request of the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement.

To the extent that the Administrative Agent (or any Affiliate thereof) is not reimbursed and indemnified by the Borrower in accordance with and to the extent required by Section 9.03(b), the Lenders will reimburse and indemnify the Administrative Agent (and any Affiliate thereof) in proportion to their respective Applicable Percentages (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any Affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such Affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). In the case of any investigation, litigation or proceeding giving rise to any indemnified liabilities, this Article 8 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including legal costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided, that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, provided, further, that the failure of any Lender to indemnify or reimburse the Administrative Agent shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Article 8 shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(e) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans or the Commitments,

(f) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(g) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(h) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (a) above is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (d) above, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or the Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(A) If the Administrative Agent notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (A) shall be conclusive, absent manifest error. If a Payment Recipient receives any payment, prepayment or repayment of principal, interest, fees, distribution or otherwise and does not receive a corresponding payment notice or payment advice, such payment, prepayment or repayment shall be presumed to be in error absent written confirmation from the Administrative Agent to the contrary.

(B) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender from any source, against any amount due to the Administrative Agent under immediately preceding clause (A) or under the indemnification provisions of this Agreement.

(C) For so long as an Erroneous Payment (or portion thereof) has not been returned by any Payment Recipient who received such Erroneous Payment (or portion thereof) (such unrecovered amount, an “Erroneous Payment Return Deficiency”) to the Administrative Agent after demand therefor in accordance with immediately preceding clause (A), (i) the Administrative Agent may elect, in its sole discretion on written notice to such Lender, that all rights and claims of such Lender with respect to the Loans or other Obligations owed to such Person up to the amount of the corresponding Erroneous Payment Return Deficiency in respect of such Erroneous Payment (the “Corresponding Loan Amount”) shall immediately vest in the Administrative Agent upon such election; after such election, the Administrative Agent (x) may reflect its ownership interest in Loans in a principal amount equal to the Corresponding Loan Amount in the Register, and (y) upon five Business Days’ written notice to such Lender, may sell such Loan (or portion thereof) in respect of the Corresponding Loan Amount, and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by such Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any Payment Recipient that receives funds on its behalf), and (ii) each party hereto agrees that, except to the extent that the Administrative Agent has sold such Loan, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of such Lender with respect to the Erroneous Payment Return Deficiency. For the avoidance of doubt, no vesting or sale pursuant to the foregoing clause (i) will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(D) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making a payment or prepayment of the Obligations.

(E) No Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(F) Each party’s obligations, agreements and waivers under this Article 8(A) through (F) shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE 9

MISCELLANEOUS

SECTION 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i) if to any Loan Party, to such Loan Party in the care of the Borrower at:

Cano Health, LLC

Address: 9725 NW 117th Avenue, Suite 200

Miami, FL 33178

Attention: Brian Koppy; Mark Novell

Email: Brian.Koppy@canohealth.com; Mark.Novell@canohealth.com with a copy to (which shall not constitute notice to any Loan Party):

InTandem Capital Partners, LLC

Address: P.O. Box 1329

New York, NY 10150

Attention: Elliot Cooperstone and Steven Cohen

Email: ecooperstone@intandemcapital.com; scohen@intandemcapital.com with a copy to (which shall not constitute notice to any Loan Party):

Goodwin Procter LLP

Address: 3 Embarcadero Center, 28th Floor

San Francisco, CA 94111

Attention: Dylan Brown

Telephone: (415) 733-6055

Facsimile: (415) 634-1992

Email: DylanBrown@goodwinlaw.com

if to Credit Suisse, as Administrative Agent, at:

Credit Suisse AG, Cayman Islands Branch

Attn: Agency Manager

Eleven Madison Avenue, 9th Floor

New York, NY 10010

Telephone: (919) 994-6369

Facsimile: (212) 322-2291

Email: agency.loanops@credit-suisse.com

(ii) [reserved]

(iii) if to any Lender, to it at its address, facsimile number or email set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01, (B) sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or (C) given by email or delivered through Electronic Systems shall be effective as provided in clause (b) of this Section.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished through any Electronic System (including email and Internet or Intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent. Notices and other communications to the Administrative Agent, Holdings or the Borrower hereunder may be delivered or furnished through email or, in the case of the Administrative Agent, other electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications. All notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that any such notice or communication not given during the normal business hours of the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address, facsimile number, email or other notice information hereunder by notice to the other parties hereto; it being understood and agreed that the Borrower may provide any such notice to the Administrative Agent as recipient on behalf of itself, and each Lender.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof except as expressly provided herein or in any other Loan Document, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any party hereto therefrom shall in any event be effective unless the same is permitted by clause (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by applicable law, the making of any Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) Subject to Sections 9.02(c) and 9.02(d), none of this Agreement, any other Loan Document, any Intercreditor Agreement or any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document or any Intercreditor Agreement (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Document or such Intercreditor Agreement, as applicable), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is party thereto, with the consent of the Required Lenders; provided that, notwithstanding the foregoing:

(A) the prior written consent of each Lender directly and adversely affected thereby shall be required for any waiver, amendment or modification that:

(1) increases the amount of, or extends the scheduled expiration date of, any Commitment of such Lender, it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase or an extension of any Commitment of such Lender;

(2) reduces the principal amount of any Loan owed to such Lender or any scheduled amortization payment of any Loan due to such Lender, it being understood that no amendment, modification or waiver of any Default, Event of Default, change to a financial ratio or change to any “most favored nation” provisions shall constitute such a reduction;

(3) (x) extends the scheduled final maturity of any Loan held by such Lender or (y) postpones any scheduled amortization payment of any Loan held by such Lender, or the date of any scheduled payment of any interest on any Loan held by such Lender or of any scheduled payment of any fee due to such Lender hereunder, it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute any such extension or postponement, it being it being understood that any extension of any Loan pursuant to Section 2.21(a) shall not be deemed to be an extension of the scheduled final maturity or postponement of any scheduled amortization payment, interest payment or fee payment, in each case of any Loan held by such Lender;

(4) reduces the rate of interest on any Loan held by such Lender (other than to waive any Default or Event of Default or any obligation of the Borrower to pay interest to such Lender at the default rate of interest under Section 2.12(c), which shall only require the consent of the Required Lenders) or the amount of any fee owed to such Lender, it being understood that no change in the definition of “First Lien Net Leverage Ratio” or any other ratio (or, in each case, in any component definition thereof) used in the calculation of any interest or fee due under any Loan Document or any change to any “most favored nation” provisions, shall constitute a reduction in any rate of interest or any fee hereunder;

(5) waives, amends or modifies the provisions of Section 2.17(b) or 2.17(c) of this Agreement in a manner that would by its terms alter the pro rata sharing of payments or the payment waterfall required thereby (except in connection with any transaction permitted under Section 9.05(g) or as otherwise provided in this Section 9.02); or

(6) subordinates the Obligations (or any portion thereof) to any other Indebtedness;

provided that, notwithstanding the foregoing provisions of this clause (A), it is understood that any waiver, amendment or modification of any “most favored nation” provisions set forth in any Loan Document (and the defined terms relating thereto) may be effected pursuant to any agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders);

(B) no such agreement shall:

(1) change (x) any of the provisions of this Section 9.02(b) or the definition of “Required Lenders”, in each case, to reduce any voting percentage required to waive, amend or modify any Loan Document without the prior written consent of each Lender or (y) the definition of “Required DDTL Lenders” without the prior written consent of each Delayed Draw Bridge Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any change to the definition of “Required DDTL Lenders”);

(2) [reserved]; or

(3) release all or substantially all of the value of the Loan Guarantees under the Guarantee Agreement (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Section 9.21), without the prior written consent of each Lender, it being understood that an amendment or other modification of Section 6.06 or the addition of obligations Guaranteed under the Guarantee Agreement shall not be deemed to be a release of any Loan Guarantees under the Guarantee Agreement;

(C) [reserved];

(D) solely with the consent of the Required DDTL Lenders (and not without such consent), any such agreement may waive, amend or modify any condition precedent set forth in Section 4.03 hereof as it pertains to any Delayed Draw Bridge Loan (and if the approval set forth in this clause (D) is obtained, the consent of any other Lender (including, for the avoidance of doubt, the Required Lenders), shall not be required); and

(E) no agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

(c) [Reserved]

(d) Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document:

(i) the Borrower and the Administrative Agent may, without the input or consent of any Lender, amend, supplement and/or waive the Guarantee Agreement (A) to comply with any law or the advice of counsel and/or (B) to cause the Guarantee Agreement to be consistent with this Agreement and/or the relevant other Loan Documents;

(ii) the Borrower and the Administrative Agent may, without the input or consent of any Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Borrower and the Administrative Agent to give effect to the provisions of Sections 1.08(b), 5.12 and/or 6.12 or any other provision of this Agreement or any other Loan Document (or any Exhibit hereto or thereto) specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent;

(iii) this Agreement may be amended in the manner provided in Section 2.13(b);

(iv) [reserved];

(v) if the Administrative Agent and the Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent shall notify the Lenders and, if no objection is received by the Required Lenders within 5 Business Days of such notice (or if each Lender so notified confirms it does not object prior to such 5 Business Day period elapsing), the Administrative Agent and the Borrower shall be permitted to amend such provision solely to address such matter in a manner reasonably determined by them acting jointly;

(vi) the Administrative Agent may amend Schedule 2.01 to reflect assignments entered into pursuant to Section 9.05 and/or reductions or terminations of Commitment pursuant to Sections 2.08;

(vii) no consent with respect to any waiver, amendment or modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any waiver, amendment or modification referred to in clause (A)(1), (A)(2), (A)(3) or (A)(4) (or clause (A)(5) if such waiver, amendment or modification by its terms affects such Defaulting Lender more adversely than the other directly and adversely affected Lenders of the same Class) of Section 9.02(b) and then only in the event such Defaulting Lender shall be directly and adversely affected by such waiver, amendment or modification;

(viii) any Intercreditor Agreement may be amended as provided in Section 9.22;

(ix) any waiver, amendment or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties thereunder of the Lenders of one or more Classes (but not the Lenders of any other Class), including any waiver of any condition precedent set forth in Section 4.03, may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under Section 9.02(b) if such Class of Lenders were the only Class of Lenders hereunder at the time;

(x) this Agreement may be amended (or amended and restated) pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders), and any other Loan Document may be amended pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is a party thereto, with the consent of the Required Lenders, in each case, (A) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest, fees and other amounts in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (B) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders or the Required DDTL Lenders on substantially the same basis as the Lenders prior to such inclusion; and

(xi) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower, the Administrative Agent and the Lenders that will remain parties hereto after giving effect to such amendment if (A) by the terms of such agreement the Commitments of each Lender not consenting to the amendment provided for therein shall be reduced to zero upon the effectiveness of such amendment and (B) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(e) The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute waivers, amendments or modifications of this Agreement or any other Loan Document on behalf of such Lender. Any waiver, amendment or modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03 Expenses; Indemnity.

(a) The Borrower shall pay (i) all reasonable and documented and out-of-pocket expenses incurred by the Arranger, the Administrative Agent and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented and invoiced out- of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons, taken as a whole, and, if necessary, of one local counsel in any relevant material jurisdiction to all such Persons, taken as a whole (it being understood and agreed that any jurisdiction of organization of a Loan Party that is organized outside of the United States (which, for the purpose hereof, shall not include any territory or protectorate thereof) or the District of Columbia shall be deemed to be material), which may include a single local counsel acting in multiple jurisdictions) in connection with the arrangment of the Bridge Facility and the preparation, execution, delivery and administration of the Loan Documents (including in connection with any visit or inspection permitted by Section 5.06) and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document, and (ii) all reasonable and documented and invoiced out-of-pocket expenses incurred by the Administrative Agent, the Arranger or the Lenders (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out- of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons, taken as a whole, and, if necessary, of one local counsel in any relevant material jurisdiction to all such Persons, taken as a whole (it being understood and agreed that any jurisdiction of organization of a Loan Party that is organized outside of the United States (which, for the purpose hereof, shall not include any territory or protectorate thereof) or the District of Columbia shall be deemed to be material), which may include a single local counsel acting in multiple jurisdictions and solely in the case of an actual or perceived conflict of interest where any affected Lender informs the Borrower of such conflict and retains its own counsel, (x) one additional counsel to all affected Lenders, taken as a whole, and (y) one additional local counsel to all affected Lenders, taken as a whole (it being understood and agreed that any jurisdiction of organization of a Loan Party that is organized outside of the United States (which, for the purpose hereof, shall not include any territory or protectorate thereof) or the District of Columbia shall be deemed to be material)) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, or in connection with the Loans made (in each case of clauses (i) and (ii) above, excluding allocated costs of in-house counsel and, in the case of any expenses incurred in connection with the matters described in clause (b) of this Section, subject to the limitations set forth in such clause on the Borrower’s obligation to pay such expenses).

(b) The Borrower shall indemnify the Arranger, the Administrative Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (but limited, in the case of legal fees and expenses, to the actual reasonable and documented and invoiced out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees, taken as a whole, and, if reasonably necessary, one local counsel in any relevant jurisdiction to all Indemnitees, taken as a whole, which may include a single special counsel acting in multiple jurisdictions, and solely in the case of an actual or perceived conflict of interest where any affected Indemnitee notifies the Borrower of such conflict and thereafter retains its own counsel, (x) one additional counsel to all affected Indemnitees, taken as a whole, and (y) one additional local counsel in each relevant jurisdiction to all affected Indemnitees, taken as a whole, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby and/or the enforcement of the Loan Documents, (ii) the use of the proceeds of the Loans, (iii) any actual or alleged Release or presence of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by Holdings, the Borrower, any of its subsidiaries or any other Environmental Liability related to Holdings, the Borrower, any of its subsidiaries and/or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates); provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that any such loss, claim, damage or liability (A) is determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties or, to the extent such judgment finds that any such loss, claim, damage, or liability has resulted from any such Person’s material breach of the Loan Documents or (B) arises out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against the Administrative Agent or the Arranger, acting in its capacity as the Administrative Agent or as the Arranger) that does not involve any act or omission of Holdings, the Borrower or any of its subsidiaries. Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrower pursuant to this Section 9.03(b) to such Indemnitee to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Indemnitee is not entitled to payment thereof in accordance with the terms hereof. All amounts due under this clause (b) shall be payable by the Borrower within 30 days (x) after receipt by the Borrower of a written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Borrower of an invoice setting forth such costs and expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request. This Section 9.03(b) shall not apply to Taxes other than any Taxes that represent losses, claims, damages or liabilities in respect of a non-Tax claim.

(c) The Borrower shall not be liable for any settlement of any claim, litigation, investigation or proceeding effected without the written consent of the Borrower (which consent shall not be unreasonably withheld or delayed), but if any claim, litigation, investigation or proceeding is settled with the written consent of the Borrower, or if there is a judgment by a court of competent jurisdiction against any Indemnitee in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened claim, litigation, investigation or proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such claim, litigation, investigation or proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability.

SECTION 9.04 Waiver of Claim. To the extent permitted by applicable law, (a) no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto, any Loan Party and/or any Related Party of any of the foregoing, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against any Loan Party, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 9.03 or any similar indemnification provision of any other Loan Document and (b) no Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through an Electronic System or other information transmission systems (including electronic telecommunications) in connection with this Agreement unless determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of or breach of the Loan Documents by, such Indemnitee or its Related Parties.

SECTION 9.05 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that (i) except as provided under Section 6.06, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section (any attempted assignment or transfer not complying with the terms of this Section shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, to the extent provided in clause (e) of this Section, Participants and, to the extent expressly contemplated hereby, the Related Parties of each of the Arranger, the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Loan or Commitment at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed); provided, that the Borrower shall be deemed to have consented to any such assignment (other than any such assignment to a Disqualified Institution) unless it has objected thereto by written notice to the Administrative Agent within 10 Business Days after receiving written notice thereof; provided, further, that no consent of the Borrower shall be required (x) for any assignment of Loans or Commitments to another Lender, an Affiliate of any Lender or an Approved Fund, (y) if an Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) (solely with respect to the Borrower) exists or (z) if a Demand Failure Event exists;

(B) the Administrative Agent (not to be unreasonably withheld or delayed); provided, that no consent of the Administrative Agent shall be required (x) for any assignment of Loans or Commitments to another Lender, an Affiliate of any Lender or an Approved Fund or (y) for any assignment to any Affiliated Lender or any Debt Fund Affiliate to the extent such assignment is made in compliance with Section 9.05(g); and

(C) [reserved].

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of any assignment to another Lender, any Affiliate of any Lender or any Approved Fund or any assignment of the entire remaining amount of the relevant assigning Lender’s Loans or Commitments of any Class, the principal amount of Loans or Commitments of the assigning Lender subject to the relevant assignment (determined as of the date on which the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds) shall not be less than $1,000,000, in the case of Loans and Commitments, unless the Borrower and the Administrative Agent otherwise consent; provided that no consent of the Administrative Agent shall be required in the case of any assignment to any Affiliated Lender or any Debt Fund Affiliate to the extent such assignment is made in compliance with Section 9.05(g);

(B) any partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments; provided, further, that prior to the Delayed Draw Termination Date, any assignment of respect of the Bridge Loans, the Delayed Draw Bridge Loans and Delayed Draw Bridge Commitment shall be on a pro rata basis;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee (x) may be waived or reduced in the sole discretion of the Administrative Agent and (y) shall not be payable in the case of any assignment to any Affiliated Lender or any Debt Fund Affiliate to the extent such assignment is made in compliance with Section 9.05(g)); and

(D) the relevant Eligible Assignee (if it is not a Lender and if other than Holdings, the Borrower or any of its Restricted Subsidiaries) shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire and (2) any Internal Revenue Service form required under Section 2.16.

(iii) Subject to the acceptance and recording thereof pursuant to clause (b)(iv) of this Section and except as otherwise provided in Section 9.05(g), from and after the effective date specified in any Assignment and Assumption, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13). If any assignment by any Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and, following such cancellation, if requested by either the assignee or the assigning Lender, the Borrower shall issue and deliver a new Promissory Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the Commitment of, and principal amount of and interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation, shall not affect the amount of the Borrower’s obligations in respect of such Loans. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and each Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax forms required by Section 9.05(b)(ii)(D)(2) (unless the assignee is already a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section, if applicable, and any written consent to the relevant assignment required by clause (b) of this Section, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any other Lender, sell participations to any bank or other entity (other than to any Disqualified Institution, any natural person or, other than with respect to any participation to any Debt Fund Affiliate (any such participations to a Debt Fund Affiliate being subject to the limitation set forth in the first proviso of the penultimate paragraph set forth in Section 9.05(g), as if the limitation applied to such participations), the Borrower or any of its Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the other Loan Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 9.02(b) that directly and adversely affects the Loans or commitments in which such Participant has an interest and (y) clause (B) of the first proviso to Section 9.02(b). The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the limitations and requirements of such Sections and Section 2.18) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender, and if additional amounts are required to be paid pursuant to Section 2.16(a) or 2.16(c), to the Borrower and the Administrative Agent), provided that no Participant shall be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. To the extent permitted by applicable law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided, that such Participant shall be subject to Section 2.17(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and their respective successors and registered assigns, and the principal and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (a “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of any Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any Commitment, Loan or any other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations and Section 1.163-5(b) of the United States Proposed Treasury Regulations (or any amended or successor version). The entries in the Participant Register shall be conclusive, absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution or any natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that the Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of any Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.14, 2.15 or 2.16) and no SPC shall be entitled to any greater amount under Section 2.12, 2.13 or 2.14 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, unless the grant to such SPC is made with the prior written consent of the Borrower expressly acknowledging that such SPC’s entitlement to benefits under Sections 2.14, 2.15 and 2.16 is not limited to what the Granting Lender would have been entitled to receive absent the grant to the SPC, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes, including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the U.S. or any State thereof; provided, that (i) such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrower hereunder and (ii) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (A) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Lender and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC.

(f) (i) Upon the request of any Lender, the Borrower shall make available to such Lender the list of Disqualified Institutions at the relevant time and such Lender may provide the list to any potential assignee or participant on a confidential basis in accordance with Section 9.13 for the purpose of verifying whether such Person is a Disqualified Institution.

(ii) If any assignment or participation under this Section 9.05 is made by any Lender to any Affiliate of any Disqualified Institution without the Borrower’s prior written consent (any such Person, a “Disqualified Person”), then the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) exercise its rights under Section 2.18(b), provided that, notwithstanding anything to the contrary in Section 2.18(b), with respect the outstanding principal amount of any Loans of any Class held by such Disqualified Person, such Disqualified Person shall only be entitled to receive the lesser of (x) par and (y) the amount that such Disqualified Person paid to acquire such Loans, plus accrued and unpaid interest thereon, and (B) with respect to any Loans of any Class held by such Disqualified Person, purchase such Loans from such Disqualified Person (and such Disqualified Person shall be obligated to assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement in respect of such Loans) by paying the lesser of (x) par and (y) the amount that such Disqualified Person paid to acquire such Loans, plus accrued and unpaid interest thereon. Notwithstanding anything to the contrary set forth herein, (I) no processing and recordation fee required under clause (b)(ii)(C) of this Section 9.05 shall be required in connection with any assignment pursuant to this paragraph and (II) any Loan acquired by any Affiliated Lender pursuant to this paragraph will not be included in calculating compliance with the Affiliated Lender Cap for a period of 90 days following the effectiveness of such assignment; provided, that to the extent the aggregate principal amount of Loans held by Affiliated Lenders exceeds the Affiliated Lender Cap on the 91st day following the effectiveness of such assignment, then such excess amount shall either be (x) contributed to Holdings, the Borrower or any of its subsidiaries and retired and cancelled immediately upon such contribution or (y) automatically cancelled. Each Lender acknowledges its agreements and appointments set forth in Section 2.18(b) with respect to this Section 9.05(f)(ii).

(iii) If any Disqualified Person shall have been identified by the Borrower to the Administrative Agent, then, notwithstanding anything to the contrary set forth herein, such Disqualified Person (A) shall not be permitted to, and shall not, (x) attend (including by telephone) or participate in any meeting or discussion (or portion thereof by or among any Loan Party, the Administrative Agent or any Lender or (y) receive any information or materials prepared by any Loan Party, the Administrative Agent or any Lender, or any communication by or among any Loan Party, the Administrative Agent or any Lender (in each case, other than the right to receive notices of borrowings, prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article 2), (B) (x) shall not for purposes of determining whether the Required Lenders or the majority in interest of any Class of Lenders have (i) consented (or not consented) to any waiver, amendment, modification or other action with respect to any of the terms of any Loan Document, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document have a right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action; it being understood that all Loans and unused Commitments held by any Disqualified Person shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders or a majority in interest of any Class of Lenders has provided or undertook any such consent, action, direction or requirement and (y) shall be deemed to vote in the same proportion as Lenders that are not Disqualified Persons in any proceeding under any Debtor Relief Law commenced by or against any Borrower or any other Loan Party and (C) shall not be entitled to receive the benefits of Section 2.12(c), 2.15 or 9.03.

(iv) Nothing in this Section 9.05(f) shall be deemed to prejudice any right or remedy that Holdings or the Borrower may otherwise have at law or equity. It is understood that the provisions of clauses (ii) and (iii) of this Section 9.05(f) shall not apply to any Person that is an assignee of any Disqualified Person, if such assignee is not a Disqualified Person.

(v) Notwithstanding anything to the contrary herein, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions and Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or a Disqualified Person or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution or a Disqualified Person.

(g) Notwithstanding anything to the contrary contained herein, any Lender may, at any time, sell for cash and assign all or a portion of its rights and obligations under this Agreement (i) in respect of its Loans of any Class, to any Affiliated Lender or (ii) in respect of its Loans or Commitments of any Class, to any Debt Fund Affiliate, in each case, on a non-pro rata basis (A) through Dutch Auctions open to all Lenders holding the Loans or Commitments of the applicable Class on a pro rata basis or (B) through open market purchases, in each case with respect to clauses (A) and (B), without the consent of the Administrative Agent; provided, that:

(i) in the case of any such assignment to Holdings, the Borrower or any of its Restricted Subsidiaries, any Loans acquired by it shall be retired and cancelled immediately upon the acquisition thereof; it being agreed that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Loans so retired and cancelled, and each scheduled principal repayment installment with respect to the Loans of the applicable Class pursuant to Section 2.09(a) shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of the Loans so retired and cancelled;

(ii) the relevant Affiliated Lender or Debt Fund Affiliate and assigning Lender shall have executed and delivered to the Administrative Agent an Assignment and Assumption;

(iii) in the case of any such assignment to a Non-Debt Fund Affiliate, immediately after giving effect to the relevant assignment the aggregate principal amount of all Loans then held by all Non-Debt Fund Affiliates shall not exceed 25.0% of the aggregate principal amount of the Loans then outstanding (after giving effect to any substantially simultaneous retirements and cancellations thereof) (the “Affiliated Lender Cap”); provided, that each party hereto acknowledges and agrees that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (g)(iii) or any purported assignment exceeding the Affiliated Lender Cap (it being understood and agreed that the Affiliated Lender Cap is intended to apply to any Loans held by Non-Debt Fund Affiliates by means other than formal assignment (e.g., as a result of an acquisition of another Lender (other than any Debt Fund Affiliate) by any Non-Debt Fund Affiliate)); provided, further, that to the extent that any assignment to any Non-Debt Fund Affiliate would result in the aggregate principal amount of Loans then held by all Non-Debt Fund Affiliates exceeding the Affiliated Lender Cap (after giving effect to any substantially simultaneous retirements and cancellations thereof), the assignment of the relevant excess amount shall be null and void;

(iv) in the case of any assignment effected pursuant to a Dutch Auction and/or open market purchase conducted by Holdings, the Borrower or any of its Restricted Subsidiaries, no Event of Default exists at the time of acceptance of bids for the Dutch Auction or the confirmation of such open market purchase, as applicable; and

(v) in the case of any assignment to a Non-Debt Fund Affiliate, by its acquisition of Loans, such Non-Debt Fund Affiliate shall be deemed to have acknowledged and agreed that:

(A) the Loans held by such Non-Debt Fund Affiliate shall be disregarded in both the numerator and denominator in the calculation of any Required Lender or other Lender vote; provided, that (x) such Affiliated Lender shall have the right to vote (and the Loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders (or all Lenders of the applicable Class) or all Lenders (or all Lenders of the applicable Class) directly and adversely affected thereby, as the case may be, and (y) no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Non-Debt Fund Affiliate in its capacity as a Lender as compared to other Lenders of the same Class that are not Non-Debt Fund Affiliates or (2) deprive any Non-Debt Fund Affiliate of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case, without the consent of such Non-Debt Fund Affiliate; and

(B) such Non-Debt Fund Affiliate, solely in its capacity as a Lender, will not be entitled to (i) attend (including by telephone) or participate in any meeting or discussion (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Loan Parties or their representatives are not invited, (ii) receive any information or materials prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders, except to the extent such information, materials or communication have been made available by the Administrative Agent or any Lender to any Loan Party or its representatives (and in any case, other than the right to receive notices of borrowings, prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Article 2), (iii) make or bring any claim (other than a passive participant in or recipient of its pro rata benefits of any such claim), in its capacity as a Lender, against the Arranger, the Administrative Agent or any other Lender with respect to the duties and obligations of such Persons under the Loan Documents, except with respect to rights expressly retained by any such Affiliated Lender under the Loan Documents, including Section 9.05(g)(v)(A) and (iv) receive advice of counsel to the Administrative Agent or other Lenders and shall not challenge any assertion of attorney-client privilege by the Administrative Agent or any other Lender;

(vi) in the case of any assignment to a Debt Fund Affiliate, the Loans and Commitments held by all Debt Fund Affiliates shall not account for more than 49.9% of the amounts included in determining whether the Required Lenders or the Required DDTL Lenders have (A) consented to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document; it being understood and agreed that the portion of the Loans and/or Commitments held by Debt Fund Affiliates that represents the excess over 49.9% of such amounts shall be deemed to be voted pro rata along with the other Lenders that are not Debt Fund Affiliates; and

(vii) no Affiliated Lender or Non-Debt Fund Affiliate shall be required to represent or warrant that it is not in possession of Private Side Information with respect to Holdings, the Borrower and/or any subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 9.05(g).

The Administrative Agent is authorized to make appropriate entries in the Register to reflect any retirement and cancelation of the Loans retired and cancelled pursuant to this Section 9.05(g). Any payment made by Holdings, the Borrower or any Restricted Subsidiary in connection with an acquisition of Loans permitted by this Section 9.05(g) shall not be subject to the provisions of Sections 2.15, 2.16 and 2.17. Failure by Holdings, the Borrower or any Restricted Subsidiary to make any payment to a Lender required to be made in consideration of an acquisition of Loans permitted by this Section 9.05(g) shall not constitute a Default under Section 7.01.

Notwithstanding anything to the contrary contained herein, any Loans acquired by any Non-Debt Fund Affiliate or any Debt Fund Affiliate may (but shall not be required to) be contributed to Holdings, the Borrower or any of its subsidiaries, provided that, in the case of any such contribution to Holdings, the Borrower or any of its Restricted Subsidiaries, such Loans shall be retired and cancelled immediately upon the contribution thereof, it being agreed that (i) upon any such retirement and cancellation, (A) the aggregate outstanding principal amount of the Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Loans so retired and cancelled, and each scheduled principal repayment installment with respect to the Loans of the applicable Class pursuant to Section 2.09(a) shall be reduced pro rata by the full par value of the aggregate principal amount of the Loans so retired and canceled and (B) from and after the Bridge Loan Conversion Date, such contribution shall be treated as a capital contribution in respect of Qualified Capital Stock of the Borrower for purposes of clause (a)(iii) of the definition of “Available Amount” (it being understood that the fair market value of the Term Loans so contributed shall be as reasonably determined by the Borrower at the time of such contribution (and, in the Borrower’s discretion, may be based on the purchase price for such Term Loans paid by such Non-Debt Fund Affiliate or such Debt Fund Affiliate), but net of the fair market value of any Indebtedness of the Borrower or any Restricted Subsidiary received by it in exchange therefor as contemplated by clause (ii) below), and (ii) in exchange for such contribution, such Non-Debt Fund Affiliate or Debt Fund Affiliate may receive Indebtedness (or, in the case of any Parent Company, Capital Stock) of any Parent Company, the Borrower or any of its subsidiaries that is otherwise permitted (or not prohibited) under this Agreement to be incurred or issued by such Person at such time.

SECTION 9.06 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loan regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.14, 2.15, 2.16, 9.03 and 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitment, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but, in each case, subject to the limitations set forth in this Agreement.

SECTION 9.07 Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, each Intercreditor Agreement (if any) and the Fee Letter, and any separate letter agreements with respect to fees payable to the Administrative Agent and/or the Arranger constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it has been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this agreement. Each of the parties represents and warrants to the other parties that it has the corporate capacity and authority to execute this Agreement through electronic means and there are no restrictions for doing so in that Party’s constitutive documents.

SECTION 9.08 Severability. To the extent permitted by applicable law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.

SECTION 9.09 Right of Setoff. At any time when an Event of Default exists, the Administrative Agent and, subject to the prior written consent of the Administrative Agent, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by the Administrative Agent or such Lender to or for the credit or the account of any Loan Party against any of and all the Obligations held by the Administrative Agent or such Lender, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender different than the branch or office holding such deposit or obligation on such Indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Any applicable Lender shall promptly notify the Borrower and the Administrative Agent of such set-off or application; provided, that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section 9.09. The rights of each Lender and the Administrative Agent under this Section 9.09 are in addition to other rights and remedies (including other rights of setoff) which such Lender or the Administrative Agent may have.

SECTION 9.10 Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENTS, AND ANY CLAIM, CONTROVERSY OR DISPUTE (WHETHER IN TORT, IN CONTRACT, AT LAW OR IN EQUITY OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT), SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any U.S. Federal or New York State court sitting in the Borough of Manhattan, in the City of New York (or any appellate court therefrom) over any suit, action or proceeding arising out of or relating to any Loan Document and agrees that all claims in respect of any such suit, action or proceeding shall (except as permitted below) be heard and determined exclusively in such U.S. Federal court or, if such court shall not have subject matter jurisdiction, such New York State court. Each party hereto agrees that service of any process, summons, notice or document by registered mail addressed to such Person shall be effective service of process against such Person for any suit, action or proceeding brought in any such court. Each party hereto agrees that a final judgment in any such suit, action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any claim or defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such court.

(d) To the extent permitted by applicable law, each party hereto hereby irrevocably waives personal service of any and all process upon it and agrees that all such service of process may be made by registered mail (or any substantially similar form of mail) directed to it at its address for notices as provided for in Section 9.01. Each party hereto hereby waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Loan Document that service of process was invalid and ineffective. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

SECTION 9.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13 Confidentiality. Each of the Administrative Agent, each Lender, each and the Arranger agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed

(a) to its and its Affiliates’ directors, officers, agents, controlling persons, managers, employees, representatives, independent auditors or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”), on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided, that such Person shall be responsible for its Affiliates’ and its and their Representatives’ compliance with this paragraph; provided, further, that unless the Borrower otherwise consents, no such disclosure shall be made by the Administrative Agent, the Arranger, any Lender or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent, the Arranger, or any Lender that is a Disqualified Institution, (b) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable law (in which case such Person shall (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority over such Person or its Affiliates to the extent practicable and permitted by applicable law, inform the Borrower promptly in advance thereof, (c) upon the demand or request of any regulatory or governmental authority (including any self-regulatory body) purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any regulatory or governmental authority (including any self-regulatory body) exercising examination or regulatory authority over such Person or its Affiliates, to the extent permitted by applicable law, (i) inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment), (d) to any other party to this Agreement, (e) subject to an acknowledgment and agreement by the relevant recipient that any Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Borrower and the Administrative Agent, including as set forth in any confidential information memorandum prepared in connection with the arrangement of the Bridge Facility) in accordance with the standard syndication process of the Arranger or market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case, other than a Disqualified Institution), (ii) any pledgee referred to in Section 9.05, (iii) any actual or prospective, direct or indirect contractual counterparty (or its advisors) to any Derivative Transaction (including any credit default swap) or similar derivative product to which any Loan Party is a party (other than any Disqualified Institution) and (iv) subject to the Borrower’s prior approval of the information to be disclosed, to Moody’s or S&P on a confidential basis in connection with obtaining or maintaining ratings as required under Section 5.13, (f) with the prior written consent of the Borrower, (g) to the extent the Confidential Information becomes publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Representatives and (h) to the extent that such Confidential Information is received by such Person, its Affiliates or their respective Representatives, as applicable, from a third party that is not, to such Person’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to the Sponsor, Holdings, the Borrower or any of their respective Affiliates. In addition, the Administrative Agent, the Arranger and the Lenders may disclose in consultation and coordination with the Borrower the existence of this Agreement and information about this Agreement to market data collectors, including league table providers, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the syndication or administration of this Agreement, the other Loan Documents, the Commitments, and the Loans. For purposes of this Section, “Confidential Information” means all information relating to Holdings, the Borrower and/or any of its subsidiaries and their respective businesses or the Transactions (including any information obtained by the Administrative Agent, any Lender or the Arranger, or any of their respective Affiliates or

Representatives, based on a review of any books and records relating to Holdings, the Borrower and/or any of its subsidiaries and their respective Affiliates from time to time, including prior to the date hereof), other than any such information that is available to the Administrative Agent or the Arranger or Lender on a non-confidential basis prior to disclosure by or on behalf of Holdings, the Borrower or any of its subsidiaries. For the avoidance of doubt, in no event shall any disclosure of any Confidential Information be made to Person that is a Disqualified Institution at the time of disclosure.

SECTION 9.14 No Fiduciary Duty. Each of the Administrative Agent, the Arranger, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective Affiliates. Holdings and the Borrower agree, on behalf of themselves and the other Loan Parties, that nothing in the Loan Documents (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), all aspects of each transaction contemplated hereby or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any Loan Party, its equity holders or their respective Affiliates, on the other. Holdings and the Borrower acknowledge and agree, on behalf of themselves and the other Loan Parties, that: (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) and the arranging and other services regarding this Agreement provided by any Lender are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender, in its capacity as such, has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or their respective Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or their respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents, (ii) each Lender, in its capacity as such, is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person and (iii) the Administrative Agent, each Lender and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Holdings, the Borrower and their respective Affiliates, and no Agent, Lender or the Arranger has any obligation to disclose any of such interests Holdings, the Borrower or their respective Affiliates. Holdings and the Borrower acknowledge and agree, on behalf of themselves and the other Loan Parties, that each Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for and capable of making its own independent judgment with respect to such transactions and the process leading thereto and accepts the terms, risks and conditions of such transactions and the Loan Documents. To the fullest extent permitted by law, each of Holdings and the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, each Lender and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.15 Several Obligations. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

SECTION 9.16 USA PATRIOT Act and Beneficial Ownership Regulation. Each Lender that is subject to the requirements of the USA PATRIOT Act and/or the Beneficial Ownership Regulation hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.

SECTION 9.17 Disclosure of Agent Conflicts. Each party hereto hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.18 [Reserved].

SECTION 9.19 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charged Amounts”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charged Amounts payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charged Amounts that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charged Amounts payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, have been received by such Lender.

SECTION 9.20 Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control.

SECTION 9.21 Release of Loan Parties. Notwithstanding anything in Section 9.02(b) to the contrary, (a) each Loan Party shall automatically be released from its obligations under the Loan Documents (and its Loan Guaranty granted by it under the Loan Documents shall automatically be released) upon the occurrence of the Termination Date, (b) any Subsidiary Guarantor shall automatically be released from its obligations under the Loan Documents (and its Loan Guaranty granted by it under the Loan Documents shall automatically be released) upon the consummation of any transaction permitted hereunder if as a result thereof such Subsidiary Guarantor ceases to be a Restricted Subsidiary and (c) without limiting clause (b) above, any Subsidiary Guarantor that qualifies as an Excluded Subsidiary (other than as a result of any transaction that is not permitted hereunder) shall be released from its obligations under the Loan Documents (and its Loan Guaranty granted by it under the Loan Documents shall be released) upon written notice thereof by the Borrower to the Administrative Agent; provided that a Subsidiary Guarantor shall only be released under this clause (c) as a result of having become an Excluded Subsidiary of the kind described in clause (a) of the definition thereof if, as of the date of such release, (A) the Borrower and its Restricted Subsidiaries have the capacity to make an Investment in such Subsidiary Guarantor (in an amount equal to the portion of the fair market value of the net assets of such Subsidiary Guarantor attributable to the Borrower’s (or its applicable Restricted Subsidiary’s) equity interest therein, as reasonably estimated by the Borrower) under Section 6.05 once it is no longer a Loan Guarantor, (B) such Subsidiary Guarantor has the capacity to incur all of its existing Indebtedness or Liens under Section 6.01 or Section 6.02 once it is no longer a Loan Guarantor and (C) such Subsidiary Guarantor becomes an Excluded Subsidiary of the kind described in clause (a) of the definition thereof pursuant to an arm’s length sale of Capital Stock in such Released Subsidiary to a bona fide third party purchaser. In connection with any such release, the Administrative Agent shall promptly execute and deliver to the relevant Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence termination or release; provided, that upon the request of the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement. Any execution and delivery of any document pursuant to the preceding sentence of this Section 9.21 shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).

SECTION 9.22 Intercreditor Agreements. (a) Each of the Lenders acknowledges that obligations of the Borrower and the Guarantors under certain Indebtedness are required or permitted, under the terms hereof, to be subject to an Intercreditor Agreement. Each of the Lenders hereby irrevocably authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Lender and without any further consent, authorization or other action by such Lender, (i) from time to time upon the request of the Borrower, in connection with the establishment, incurrence, amendment, refinancing or replacement of any such Indebtedness, an Intercreditor Agreement (it being understood that the Administrative Agent is hereby authorized and directed to determine the terms and conditions of any such Intercreditor Agreement as contemplated by the definition of such term), including any amendment, supplement or other modification to any Loan Document to implement the terms of any such Intercreditor Agreement, and (ii) any documents relating thereto.

(b) Each of the Lenders hereby irrevocably (i) consents to the treatment of the Obligations to be provided for under any Intercreditor Agreement, (ii) agrees that, upon the execution and delivery thereof, such Lender will be bound by the provisions of any Intercreditor Agreement (including any purchase option(s) contained therein) as if it were a signatory thereto and will take no actions contrary to the provisions of any Intercreditor Agreement, (iii) agrees that no Lender shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this Section or in accordance with the terms of any Intercreditor Agreement and (iv) authorizes and directs the Administrative Agent to carry out the provisions and intent of each such document.

(c) Each of the Lenders hereby irrevocably further authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Lenders and without any further consent, authorization or other action by such Lender, any amendments, supplements or other modifications of any Intercreditor Agreement that the Borrower may from time to time request (i) to give effect to any establishment, incurrence, amendment, extension, renewal, refinancing or replacement of any Indebtedness contemplated hereby to be subject thereto or (ii) to confirm for any party that such Intercreditor Agreement is effective and binding upon the Administrative Agent on behalf of the Lenders.

SECTION 9.23 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CANO HEALTH, LLC, as Borrower

By:	/s/ Brian Koppy
Name: Brian Koppy
Title: Chief Financial Officer

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC, as Holdings

By:	/s/ Brian Koppy
Name: Brian Koppy
Title: Chief Financial Officer

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, individually, as Administrative Agent and a Lender,

By:	/s/ Judith Smith
Name: Judith Smith
Title: Authorized Signatory

By:	/s/ Jessica Gavarhovs
Name: Jessica Gavarhovs
Title: Authorized Signatory

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